Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

SORRENTO THERAPEUTICS, INC.,

as Parent

VH MERGER SUB I, INC.,

as Merger Sub

VH MERGER SUB II, LLC,

as Merger LLC

Virex Health Inc.

as the Company

and

FORTIS ADVISORS LLC

as the Stockholders’ Representative

Dated as of January 14, 2022

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i

ii

Article IX INDEMNIFICATION	82
Section 9.1 Survival	82
Section 9.2 Indemnification by the Indemnifying Securityholders	82
Section 9.3 Indemnification Procedure	83
Section 9.4 Certain Limitations	85
Section 9.5 Materiality Qualifiers	86
Section 9.6 Indemnification as Sole Remedy	87
Section 9.7 Investigation	87
Section 9.8 Satisfaction of Indemnification Claims	87
Section 9.9 Waiver of Contribution	87
Section 9.10 Tax Treatment of Payments	88
Section 9.11 Damage to Parent	88
Article X MISCELLANEOUS	88
Section 10.1 Notices	88
Section 10.2 Expenses	89
Section 10.3 Entire Agreement	89
Section 10.4 No Third-Party Beneficiaries	89
Section 10.5 Assignments	90
Section 10.6 Amendment; Waiver	90
Section 10.7 Agreement Controls	90
Section 10.8 Severability	90
Section 10.9 Governing Law	90
Section 10.10 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial	91
Section 10.11 Admissibility into Evidence	91
Section 10.12 Specific Performance	91
Section 10.13 Other Remedies	92
Section 10.14 Stockholders’ Representative	92
Section 10.15 Disclosure Schedules	94
Section 10.16 Legal Representation; Attorney-Client Privilege	95
Section 10.17 Rules of Construction	95
Section 10.18 Counterparts; Deliveries	97
Exhibit A Written Consent	A-1
Exhibit B Joinder Agreements	B-1
Exhibit C Restrictive Covenant Agreement	C-1
Exhibit D Letter of Transmittal	D-1
Exhibit E-1 Certificate of Merger	E-1
Exhibit E-2 Subsequent Merger Certificate of Merger	E-2
Exhibit F Escrow Agreement	F-1
Exhibit G Option Termination Agreement	G-1
Exhibit H Selling Stockholder Questionnaire	H-1
Exhibit I Accredited Investor Questionnaire	I-1
Schedule 1.1-CACL Current Assets and Current Liabilities	1
Schedule 1.1-RC Required Consents	1

iii

Schedule 2 Specified Consultant	1
Schedule 2.2(a)(viii) Resignations	1
Schedule 2.2(a)(xii) Specified Contracts	1
Schedule 2.2(a)(xiii) Employee Benefit Plans	1
Schedule 2.4(a)(i) Partially Accelerated Company Options	1
Schedule 2.4(b)-1 Company SAFEs	2
Schedule 2.4(b)-2 Acknowledgement	1
Schedule 2.10(a)(iii) Certified Closing Report Information	1
Schedule 2.17 Milestones	1
Schedule 3.4(c) Specified Shares	1

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 14, 2022, is among Sorrento Therapeutics, Inc., a Delaware corporation (the “Parent”), VH Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), VH Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger LLC”), Virex Health, Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company, as the Stockholders’ Representative (as defined in Section 10.14(a); and collectively with Parent, Merger Sub, Merger LLC and Company, the “Parties”).

RECITALS

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, at the Closing, Merger Sub shall merge with and into the Company (the “Initial Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Parties intend that the Initial Merger shall be immediately followed by a merger of the Surviving Corporation with and into Merger LLC (the “Subsequent Merger”; and together with the Initial Merger, the “Merger”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”);

WHEREAS, the board of directors of Merger Sub and the strategic transactions committee of the board of directors of Parent have unanimously approved and declared advisable the Initial Merger, upon the terms and subject to the conditions set forth or referred to herein, and have determined that the Initial Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, Parent and Merger Sub and their respective stockholders;

WHEREAS, the sole member of Merger LLC has approved and declared advisable the Subsequent Merger, upon the terms and subject to the conditions set forth or referred to herein, and has determined that the Subsequent Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of Merger LLC;

WHEREAS, the board of directors of the Company has unanimously approved and declared advisable the Merger, upon the terms and subject to the conditions set forth or referred to herein, and has determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its stockholders;

WHEREAS, simultaneously with the execution of this Agreement and as a material inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain Stockholders have executed and delivered a joinder agreement in substantially the form attached hereto as Exhibit B (the “Joinder Agreement”) inter alia appointing the Stockholders’ Representative;

WHEREAS, it is intended by the Parties that, for United States federal income tax purposes (i) the Initial Merger and the Subsequent Merger, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) the Initial Merger and the Subsequent Merger, taken together, constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321, and (iii) this Agreement be a “plan of reorganization” within the meaning of Section 368 of the Code and within the meaning of Treasury Regulation 1.368-2(g);

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WHEREAS, prior to the execution of this Agreement and as a material inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the Company will deliver the written consent in substantially the form attached hereto as Exhibit A (collectively, the “Written Consent”) executed by holders of a number of issued and outstanding Shares sufficient to approve the Merger; and

WHEREAS, simultaneously with the execution of this Agreement, the Person named on Schedule 2 (the “Specified Consultant”) have executed and delivered to the Company an agreement substantially in the form of Exhibit C, pursuant to which the Specified Consultant has agreed to certain non-solicitation, non-competition and related restrictive covenants (the “Restrictive Covenant Agreement”), such Restrictive Covenant Agreement being expressed to be conditional on and effective from, the Closing.

AGREEMENT

In consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

Article I
DEFINITIONS

Section 1.1              Certain Defined Terms. For purposes of this Agreement:

“Accredited Cash Ratio” means the percentage set forth opposite such term in the Certified Closing Report.

“Accredited Investor” means an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

“Accredited Stock Ratio” means the percentage set forth opposite such term in the Certified Closing Report.

“Acquisition Proposal” means any offer, proposal or indication of interest (other than an offer, proposal or indication of interest by Parent or any of its Affiliates) contemplating or otherwise relating to any transaction or series of related transactions involving any:

(a)                merger, division, conversion, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which: (i) a Person or “group” (as defined in the Securities Exchange Act of 1934, as amended and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding shares of any class of voting securities of the Company; or (ii) the Company issues securities representing more than 15% of the outstanding shares of any class of voting securities of the Company;

(b)                sale, lease, license, exchange, transfer, acquisition or disposition of any assets that constitute or account for: (i) 15% or more of the consolidated net revenues of the Company, consolidated net income of the Company or consolidated book value of the Company; or (ii) 15% or more of the fair market value of the assets of the Company; or

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(c)                liquidation, dissolution or winding up of the Company.

“Actual Fraud” means common law fraud (as determined under Delaware law), excluding constructive fraud.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. As used herein, the term “control” means: (a) the power to vote at least 10% of the voting power of a Person, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of such a Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign Income Tax Law).

“Affordable Care Act” means the Patient Protection & Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, as amended and as interpreted in applicable administrative guidance and the rules and regulations issued thereunder.

“Aggregate Exercise Price” means an amount equal to the product of (A) the Option Exercise Price multiplied by (B) the total aggregate Shares underlying all Company Options.

“Applicable Tax Rate” means the maximum combined Income Tax rate applicable to the Company.

“Ancillary Agreements” means the Escrow Agreement, the Joinder Agreements, the Restrictive Covenant Agreement and the Paying Agent Agreement.

“Anti-Money Laundering Laws” means any applicable Laws pertaining to anti-money laundering, including the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, and Title 3 of the USA PATRIOT Act, and any regulations promulgated under any of them, each as may be amended from time to time.

“Business Day” means a day other than Saturday, Sunday or any other day on which banks in San Diego, California are required or authorized to be closed.

“Calculation Time” means 11:59 p.m., Pacific Time, on the day immediately prior to the Closing Date.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act and any guidance published with respect thereto by any Governmental Authority or any other Law or executive order or memorandum (including the Payroll Tax Executive Order) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law or related orders or declarations from any Governmental Authority), and any extension of, amendment, supplement, correction, revision or similar treatment of any such legislation or guidance.

“Cash” means the aggregate amount of all cash and cash equivalents of the Company (including marketable securities, short term investments, liquid instruments, petty cash, deposits in transit to the extent there has been a reduction of receivables on account therefor, the amount of any received and uncleared checks, wires or drafts, and reduced by the amount of any issued but uncleared checks, wires or drafts).

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“Closing Date Cash” means the Cash other than (a) Cash held outside the U.S. that would be subject to taxation or limitation in the event such Cash is transferred into the U.S. and (b) Cash restricted from use except for a contractually specified purpose or used as collateral for, or otherwise to provide credit support for, any liabilities of any Person under any letter of credit or other Contract, in each case of the Company as of immediately prior to the Closing and determined in accordance with GAAP using, to the extent in accordance with GAAP, the same accounting methods, principles, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the determination of the current assets or current liabilities, as applicable, in the preparation of the Certified Closing Report, and in accordance with the methodology set forth on Schedule 2.11(a).

“Closing Date Indebtedness” means the Indebtedness of the Company immediately prior to the Closing. Notwithstanding the foregoing definition or anything to the contrary in this Agreement, if the amount of Indebtedness of the Company is reduced at any time after the Calculation Time but prior to as of immediately prior to the Closing, the amount of such reduction to the Indebtedness of the Company shall be deemed to still be outstanding as of immediately prior to the Closing for purposes of calculating the amount of Closing Date Indebtedness and determining the Closing Merger Consideration under this Agreement and any adjustments thereto.

“Closing Date Transaction Expenses” means the Transaction Expenses as of immediately prior to the Closing (but calculated assuming that the Closing has occurred such that any Transaction Expenses triggered by the Closing are included in the Closing Date Transaction Expenses). Notwithstanding the foregoing definition or anything to the contrary in this Agreement, if the amount of Transaction Expenses is reduced at any time after the Calculation Time but prior to as of immediately prior to the Closing, the amount of such reduction to the Transaction Expenses shall be deemed to still be outstanding as of immediately prior to the Closing for purposes of calculating the amount of Closing Date Transaction Expenses and determining the Closing Merger Consideration under this Agreement and any adjustments thereto.

“COBRA” means Section 4980B of the Code and Part 6 of Title I of ERISA (or any successor provisions thereto) and the rules and regulations promulgated thereunder.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any Contract or other agreement or understanding with a labor union or labor organization.

“Common Equivalent Unit” means, as applicable, a Company Option, Share or SAFE Interest on, as applicable, a stock certificate-by-stock certificate and option grant-by-option grant basis.

“Company Certificate” means a certificate in form and substance reasonably satisfactory to Parent, dated as of the Closing Date and duly executed and delivered by the Company, certifying that attached thereto are (i) true, complete and accurate copies of the certificate of incorporation, which shall be certified as of a recent date by the Secretary of State of the State of Delaware, and the Bylaws of the Company (collectively, the “Company Organizational Documents”), and (ii) a true, complete and accurate copy of resolutions duly adopted by the board of directors of the Company adopting and approving this Agreement and each Ancillary Agreement to which the Company is a party.

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“Company Charter” means the Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on October 8, 2020, as amended by that certain Certificate of Amendment, filed with the Secretary of State of the State of Delaware on April 23, 2021.

“Company Common Shares” means the common shares of the Company of a par value $0.0001 per share.

“Company Equityholders” means any Stockholder, SAFE Holder or Optionholder to whom Parent issues Registrable Securities pursuant to Article II of this Agreement.

“Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.

“Company Option” means all vested options to purchase shares of Company Common Shares granted under the Option Plan and still outstanding as of immediately prior to the Effective Time.

“Company Required Consents” means, collectively, all consents of any Persons listed on Schedule 1.1-RC.

“Company SAFEs” shall collectively mean those two simple agreement for future equity to which the Company is a party specified in Schedule 2.4(b)-1.

“Company Securities” shall mean the Company Common Shares, Company SAFEs and the Company Options.

“Company Taxes” means any Taxes (a) imposed on or with respect to the Company or its assets or operations for any Pre-Closing Tax Period, (b) which are the portion of the Transfer Taxes assumed by the Company Equityholders pursuant to Section 6.1(e), (c) of any Person imposed on the Company as a result of being a member of an Affiliated Group on or before the Closing Date pursuant to Treasury Regulation Section 1.1502-6 or any similar U.S. state or local, or non-U.S. Law, or (d) of any Person for which the Company is liable as a transferee or successor, by Contract (including any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person), pursuant to any law, or otherwise, to the extent such Taxes relate to an event or transaction occurring on or before the Closing Date, or (e) of or imposed on any Company Equityholder or any of its Affiliates for any taxable period; provided, that Company Taxes shall not include any Taxes (i) incurred on the Closing Date after the Closing as a result of any action taken by Parent or the Company (or any of their respective Affiliates) on the Closing Date after the Closing that is outside the ordinary course of business and not contemplated by this Agreement, or (ii) that are directly attributable to a breach of Parent’s or, following the Closing Date, the Company’s (or any of their respective Affiliates’) obligations under Article VI or (iii) to the extent taken into account in the calculation of Indebtedness, Net Working Capital, or Transaction Expenses, each as finally determined.

“Contracts” means all contracts, agreements, licenses, indentures, notes, bonds, instruments, leases, mortgages, sales orders, purchase orders, commitments, obligations, in any case whether written or oral, as well as any bids or proposals which if accepted would result in a binding contract, and all amendments, restatements, supplements or other modifications thereto or waivers thereunder.

“Data Breach” means (a) the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to, Personal Data or other data, in either case, transmitted, stored, or otherwise Processed by the Company or a Service Provider or vendor on behalf of the Company or (b) any breach of Personal Data or other data that, in either case, would otherwise give rise to any obligations on behalf of the Company under Privacy Requirements.

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“Dollars” means the currency of the U.S. dollar, and all references to monetary amounts herein shall be in Dollars unless otherwise specified herein.

“Employee Pension Benefit Plan” means an “employee pension benefit plan” (as defined in Section 3(2) of ERISA whether or not subject to ERISA).

“Employee Welfare Benefit Plan” means an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA whether or not subject to ERISA).

“Environmental and Safety Requirements” means any Law that is related to (a) pollution, contamination, cleanup, preservation, protection, reclamation or remediation of the environment, (b) health or safety (as such relate to exposure to Hazardous Materials), (c) the Release or threatened Release of any Hazardous Material, including investigation, study, assessment, testing, monitoring, containment, removal, remediation, response, cleanup, abatement, prevention, control or regulation of such Release or threatened Release or (d) the management of any Hazardous Material, including the manufacture, generation, formulation, processing, labeling, use, treatment, handling, storage, disposal, transportation, distribution, re-use, recycling or reclamation of any Hazardous Material; and includes, but is not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6091 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Clean Water Act (33 U.S.C. § 7401 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Toxic Substance Control Act (15 U.S.C. § 2601 et seq.) and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.).

“Equity Securities” means, if a Person is a corporation, shares of capital stock of such corporation and, if a Person is a form of entity other than a corporation, ownership interests in such form of entity, including membership interests or partnership interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder.

“ERISA Affiliate” means the Company and any predecessor of the Company and any other Person who constitutes or has constituted all or part of a controlled group or had been or is under common control with, or whose employees were or are treated as employed by the Company and any predecessor of the Company, under Sections 414(b), (c), (m) or (o) of the Code or Section  4001(b) of ERISA.

“Escrow Amount” means 10% of the Closing Merger Consideration.

“Estimated Net Working Capital” means the Net Working Capital as set forth in the Certified Closing Report.

“Event” means any event, change, development, effect, condition, circumstance, matter, occurrence or state of facts.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expense Fund” means an amount equal to: $150,000.00.

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“Fundamental Representations” means, collectively, the representations and warranties contained in Sections 3.1 (Organization and Qualification; Authorization), 3.2 (No Violation), 3.4 (Capitalization), 3.17 (Taxes), 3.25 (No Brokers or Finders), 4.1 (Organization; Authorization), 4.2 (No Violation) and 4.5 (No Brokers or Finders).

“GAAP” means U.S. generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession that are applicable to the circumstances from time to time, using the same principles, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used by the Company in preparing the Balance Sheet.

“Government Approval” means any (a) necessary filings, notifications, registrations, applications, declarations and submissions in connection with the transactions contemplated under this Agreement or any Ancillary Agreement, as required under any applicable Law and (b) consents, Permits or Orders from a Governmental Authority required to be obtained or made by the Company or Parent or any of their respective Affiliates to execute, deliver and perform their respective obligations under this Agreement or the Ancillary Agreements and consummate the transactions contemplated under this Agreement or the Ancillary Agreements.

“Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, between the Company, on the one hand, and (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) any subcontractor with respect to any contract of a type described in clauses (i) or (ii) above, on the other hand. A task, change, purchase or delivery order under a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Government Official” means, collectively, any officer or employee of a Governmental Authority, or any Person acting for or on behalf of any Governmental Authority, any political party or official thereof and any candidate for political office.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, bureau, board, department, official, body or other instrumentality of the United States, any foreign country, or any domestic or foreign state, province, county, city, or other political subdivision exercising governmental power or authority.

“Hazardous Material” means any and all pollutants, chemicals, by-products, contaminants or wastes, and any and all other materials or substances (a) the presence of which requires investigation, clean up, removal, abatement, remediation or other corrective or remedial action under any applicable Environmental and Safety Requirements, or (b) which are otherwise defined, listed, classified or otherwise characterized or regulated under any applicable Environmental and Safety Requirements.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1986, as amended and the rules and regulations issued thereunder.

“Improper Payment Laws” means the United States Foreign Corrupt Practices Act of 1977 or any rules or regulations thereunder, any applicable legislation implementing the Organisation for Economic Cooperation and Development Convention on Combating Bribery of Foreign Official in International Business Transactions, and any other applicable Law regarding anti-bribery or illegal payments or gratuities, including Anti-Money Laundering Laws.

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“In-the-Money-Option” means a Company Option for which the Per Option Consideration as calculated pursuant to Section 2.4(a)(i)(A) is greater than zero.

“Income Tax Liability” means, with respect to any jurisdiction, an amount equal to the liability for Income Taxes of the Company unpaid as of the Closing Date and first due after the Closing Date with respect to such jurisdiction computed for each Pre-Closing Tax Period.

“Income Tax Liability Accrual” means an amount equal to the sum of (a) an amount (which amount shall not be less than zero for any taxpayer in any jurisdiction for any taxable period or portion thereof) equal to the sum of the Income Tax Liability separately calculated for (i) each jurisdiction in which the Company filed an Income Tax Return for the last Tax year for which an Income Tax Return was due in such jurisdiction (taking into account any applicable extensions) and (ii) each jurisdiction in which the Company commenced activities after the end of such Tax year, and (b) an amount equal to the product of (i) the Applicable Tax Rate and (ii) any amounts not included in taxable income in Pre-Closing Tax Periods by the Company pursuant to Rev. Proc. 2004-34 or Section 451(c) of the Code (or any corresponding provision of applicable Law).

“Income Tax Return” means a Tax Return filed or required to be filed in connection with the determination, assessment or collection of any Income Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Income Tax.

“Income Taxes” means Taxes (a) imposed on, or with reference to, net income or gross receipts, or (b) imposed on, or with reference to, multiple bases including net income or gross receipts.

“Indebtedness” means, with respect to the Company, at any date, (a) all obligations for borrowed money or extensions of credit, (b) all obligations evidenced by bonds, debentures, notes or other similar instruments, commercial paper or debt securities, (c) all obligations under swaps, hedges, caps, collars, options, futures or similar instruments, (d) all obligations for the deferred purchase price of any property or services (other than trade accounts payable and accrued expenses incurred in the ordinary course of business and reflected as accounts payable or accrued expenses in the Net Working Capital as finally determined pursuant to Section 2.11(b)), including earnouts and payments under non-compete agreements, (e) all obligations created or arising under any conditional sale or other title retention agreement, (f) all obligations secured by a Lien, (g) all obligations in respect of bankers’ acceptances, surety bonds, performance bonds or letters of credit, (h) all obligations of any Person which are directly or indirectly guaranteed by the Company or in respect of which the Company has otherwise assured an obligee against loss, (i) all interest, principal, prepayment penalties, premiums, fees or expenses due or owing in respect of any item listed in clauses (a) through (h) above, (j) all obligations with respect to any Employee Benefit Plan that is not funded in accordance with ERISA, (k) all accrued but unpaid obligations with respect to any salary bonus, deferred compensation or other compensation of any kind earned by any current or former employee for, or any contribution obligation to any Employee Benefit Plan with respect to, any period or portion of any period ending on or prior to the Closing Date and all Taxes that are payable by the Company in connection with or as a result of the payment of such obligations, (l) the Income Tax Liability Accrual, (m) any “applicable employment taxes” (as defined in Section 2302 of the CARES Act) unpaid as of the Closing Date that would have been due on or before the Closing Date but for Section 2302(a)(1) of the CARES Act and all Taxes for the Pre-Closing Tax Period pursuant to the Payroll Tax Executive Order (or any corresponding provisions of applicable Law), and (n) an amount equal to all customer deposits and all obligations with respect to deferred revenue determined in accordance with GAAP. Notwithstanding the forgoing, Indebtedness will not include any amount taken into account in the calculation of Net Working Capital or Transaction Expenses.

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“Indemnified Parties” means, Parent, the Company and Parent’s other Affiliates and their respective equity holders and Representatives.

“Indemnifying Securityholders” means (i) each Stockholder that does not exercise such Stockholder’s appraisal rights under the DGCL and is otherwise entitled to receive consideration in respect of Shares pursuant to Section 2.3(a)(i) and each SAFE Holder that is entitled to receive consideration under Section 2.4(b) and (ii) each Optionholder that is entitled to receive consideration pursuant to Section 2.4(a); provided that only such securityholders that have actually received their portion of Merger Consideration under this Agreement shall be deemed to be Indemnifying Securityholders hereunder.

“Intellectual Property” means, collectively, in the United States and all countries or jurisdictions foreign thereto, (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Patents, (b) all Trademarks, all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all moral rights, copyrights and other rights in any work of authorship, compilation, derivative work or mask work and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including confidential ideas, research and development, know-how, methods, formulas, compositions, manufacturing and production processes and techniques, technical and other data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) Software, (f) all other proprietary and intellectual property rights, (g) the exclusive right to display, perform, reproduce, make, use, sell, distribute, import, export and create derivative works or improvements based on any of the foregoing and (h) all income, royalties, damages and payments related to any of the foregoing (including damages and payments for past, present or future infringements, misappropriations or other conflicts with any intellectual property), and the right to sue and recover for past, present or future infringements, misappropriations or other conflict with any intellectual property.

“International Trade Laws” means any applicable (a) Sanctions, (b) U.S. export control Laws (including the International Traffic in Arms Regulations (22 CFR §§ 120-130, as amended), the Export Administration Regulations (15 CFR §§ 730-774, as amended) and any regulation, order, or directive promulgated, issued or enforced pursuant to such laws), (c) laws pertaining to imports and customs, including those administered by the Bureau of Customs and Border Protection in the U.S. Department of Homeland Security (and any successor thereof) and any regulation, order, or directive promulgated, issued or enforced pursuant to such laws, (d) the anti-boycott laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and (e) export, import and customs Laws of other countries in which the Company has conducted and/or currently conducts business.

“IP Representations” means, collectively, the representations and warranties contained in Section 3.11 (Proprietary Rights), but excluding subsections (g) and (h) of Section 3.11.

“Key Stockholder” means each of Keith Hearon, Mark Grinstaff, and Kristin Brief.

“Knowledge” means, when referring to the “knowledge” of the Company, or any similar phrase or qualification based on knowledge of the Company, (a) the actual knowledge of Keith Hearon, Mark Grinstaff, and Kristin Brief and (b) the knowledge that any such person referenced in clause (a) above, as a reasonably prudent business person, would have obtained after making reasonable inquiries with respect to the particular matter in question.

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“Law” means the common law of any state or other jurisdiction, or any provision of any foreign, federal, state or local law, statute, code, rule, regulation, Order, certification standard, accreditation standard, Permit, judgment, regulatory code of practice, statutory guidance, injunction, decree or other decision of any Governmental Authority.

“Letter of Transmittal” means a letter of transmittal in substantially the form attached hereto as Exhibit D.

“Liabilities” means any Indebtedness, liabilities, demands, commitments or obligations, whether accrued or unaccrued, absolute or contingent, direct or indirect, asserted or unasserted, fixed or unfixed, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, secured or unsecured, whether due or to become due, whether arising out of any Contract or tort based on negligence or strict liability and whether or not the same would be required by GAAP to be stated in financial statements or disclosed in the notes thereto, and however arising and including all fees, costs and expenses related thereto.

“Licensed Intellectual Property” means all Intellectual Property that the Company is licensed to use or in which the Company otherwise holds any rights or interests granted by any other Persons, in each case pursuant to the Company IP Agreements.

“Liens” means all liens, security interests, claims, mortgages, deeds of trust, preemptive rights, leases, charges, options, rights of first refusal, easements, proxies, voting trusts or agreements, transfer restrictions, pledges, assessments, covenants, burdens and other encumbrances of every kind, including restrictions on voting or use.

“Liquidity Capitalization” means sum of (a) the total number of Shares and (b) the total number of Company Options.

“Losses” means any and all Liabilities, losses, damages, judgments, awards, settlements, royalties, diminution in value, interest, penalties, fines, Taxes, demands, Proceedings, claims, deficiencies, costs and expenses of any kind (including reasonable fees and expenses of attorneys, accountants and other experts paid in connection with the investigation or defense of any of the foregoing or any Proceeding relating to any of the foregoing); provided however, that such Losses shall be limited to those which are a reasonably foreseeable result of a breach of this Agreement as of the Closing Date and in no event shall Losses include any remote or speculative damages or any punitive or exemplary damages except to the extent paid or payable by an Indemnified Party to a third party in respect of a Third Party Claim.

“Material Adverse Effect” means (a) any Event that, individually or in combination with any other Events, has had or could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, or results of operation of the Company, taken as a whole, provided that any effect resulting from any of the following shall not be considered when determining whether a Material Adverse Effect shall have occurred: (i) changes in general economic conditions, (ii) acts of terrorism, armed hostilities or war, or (iii) any earthquakes, hurricanes, floods or other natural disasters, pandemics or epidemics (including COVID-19), or (iv) the announcement of this Agreement or the transactions contemplated by this Agreement, except with respect to clauses (i), (ii) and (iii), to the extent that the Company is disproportionately impacted by such Events in comparison to others in the industry in which it operates, (b) any Event that prevents or materially delays the consummation of the transactions contemplated hereby or the performance by the Company of any of its material obligations under this Agreement or any of the Ancillary Agreements or (c) any Event that materially impairs, or could reasonably be expected to impair, the ability of the Company to continue operating the business after the Closing in substantially the same manner as it was operated immediately prior to the date of this Agreement.

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“Merger Consideration” means any consideration payable to the Stockholders, SAFE Holders and Optionholders, as applicable, under Article II of this Agreement.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“Multiple Employer Plan” means a “multiple employer plan” within the meaning of Code Section 413(c).

“Multiple Employer Welfare Arrangement” means a “multiple employer welfare arrangement” within the meaning of ERISA Section 3(40).

“NASDAQ” means The Nasdaq Stock Market LLC.

“Net Working Capital” means the difference, as of the Calculation Time, between (a) those assets that should be reflected as current assets on a consolidated balance sheet of the Company and (b) those liabilities that should be reflected as current liabilities on a consolidated balance sheet of the Company, in each case, (i) determined in accordance with the categories of current assets and current liabilities set forth on Schedule 1.1-CACL, (ii) prepared in accordance with GAAP using, to the extent in accordance with GAAP, the same accounting methods, principles, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the determination of the current assets or current liabilities, as applicable, in the preparation of the Balance Sheet, and (iii) excluding any assets or liabilities with respect to Cash, Indebtedness, Income Taxes, or Transaction Expenses.

“Net Working Capital Target” means -$20,000 (negative twenty thousand dollars).

“Option Exercise Price” means $0.01.

“Option Plan” means that certain 2021 Stock Option and Grant Plan of the Company, as amended from time to time.

“Optionholder” means a holder of a Company Option outstanding immediately prior to the Effective Time.

“Order” means any order, judgment, ruling, injunction, award, stipulation, assessment, decree or writ, whether preliminary or final, of any Governmental Authority.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company.

“Parent Common Stock” shall mean the common stock, par value $0.0001 per share, of Parent.

“Party” means any party to this Agreement.

“Patents” means all letters patent and pending applications for patents of the United States and all countries and jurisdictions foreign thereto and all reissues, reexamined patents, divisions, continuations, continuations-in-part, revisions, and extensions thereof.

“Paying Agent Agreement” shall have the meaning set forth in Section 2.14(a).

“Paying Agent Fund” shall have the meaning set forth in Section 2.14(b).

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“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notice 2020-65).

“Per Option Consideration” means (X) with respect to any Company Option held by an Optionholder that is an Accredited Investor, (1) (i) the Price Per Common Equivalent Unit minus the Option Exercise Price, multiplied by (ii) the Accredited Cash Ratio, and (2) the number of shares of Parent Common Stock equal to (i) the Price Per Common Equivalent Unit minus (ii) the Option Exercise Price multiplied by (iii) the Accredited Stock Ratio divided by (iv) the Parent Stock Price and (Y) with respect to any Company Option held by an Optionholder that is an not an Accredited Investor, the Price Per Common Equivalent Unit minus the Option Exercise Price.

“Per SAFE Interest Merger Consideration” means, with respect to each any SAFE Interest held by a SAFE Holder, (1) the Price Per Common Equivalent Unit multiplied by the Accredited Cash Ratio, and (2) the number of shares of Parent Common Stock equal to (i) the Price Per Common Equivalent Unit multiplied by (ii) the Accredited Stock Ratio divided by (iii) the Parent Stock Price.

“Per Share Expense Fund” means with respect to a SAFE Holder or any Stockholder and Optionholder, an amount equal to the product of (i) the Specified Fraction multiplied by the Expense Fund.

“Per Share Escrow Fund Amount” means (X) with respect to any Common Equivalent Unit each Stockholder, SAFE Holder or Optionholder that is an Accredited Investor is entitled to, the sum of (1) the number of shares of Parent Common Stock equal to: (A) the Specified Fraction multiplied by (B) the Escrow Amount multiplied by (C) the Accredited Stock Ratio, divided by (D) the Parent Stock Price, and (2) the product of (A) the Specified Fraction multiplied by (B) the Escrow Amount multiplied by (C) the Accredited Cash Ratio, and (Y) with respect to any Common Equivalent Unit each Stockholder, SAFE Holder or Optionholder is entitled to, that is not an Accredited Investor, (A) the Specified Fraction multiplied by (B) the Escrow Amount.

“Per Share Merger Consideration” means, with respect to any Share held by a Stockholder that is an Accredited Investor, (1) the Price Per Common Equivalent Unit multiplied by the Accredited Cash Ratio, and (2) the number of Parent Common Stock equal to (i) the Price Per Common Equivalent Unit multiplied by (ii) the Accredited Stock Ratio divided by (iii) the Parent Stock Price, and (Y) with respect to any Share held by a Stockholder that is not an Accredited Investor, the Price Per Common Equivalent Unit.

“Permits” means permits, licenses, registrations, consents, certificates, grants, waivers, qualifications, approvals, variances, exceptions, clearances and all other authorizations by or of Governmental Authorities.

“Permitted Lien” means (a) Liens for Taxes not yet due and payable, or for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been accrued for in the Net Working Capital as of the Closing Date, (b) statutory Liens of landlords for amounts not yet due and payable, (c) Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for amounts not yet due and payable, (d) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, (e) in the case of the Shares, restrictions arising under applicable securities Laws, but in each such case excluding any Lien with respect to any Employee Benefit Plan; and (f) non-exclusive licenses of Intellectual Property granted in the ordinary course of business.

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“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, firm or other entity or any Governmental Authority.

“Personal Data” means (a) all data that identifies an individual or, in combination with any other information or data available to the Company, is capable of identifying or locating an individual, or (b) as the terms “personal data,” “personal information,” “personally-identifiable information,” or equivalent terms, as otherwise defined under Privacy Laws.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the end of the Closing Date.

“Price Per Common Equivalent Unit” means the quotient obtained by dividing (1) the sum of the Closing Merger Consideration and the Aggregate Exercise Price, by (2) the total Common Equivalent Units.

“Privacy Laws” means (a) all applicable Laws relating to the Processing of Personal Data, data privacy, or information security, such as the Federal Trade Commission Act, the Telephone Consumer Protection Act, HIPAA, the Health Information Technology for Economic and Clinical Health, the California Consumer Privacy Act of 2018, state privacy laws, state health laws, state data breach laws, and the General Data Protection Regulation 2016/679 and all implementation legislation relating thereto and (b) the Payment Card Information Data Security Standards and any other applicable self-regulatory frameworks, codes of conduct, or similar rules or regulations.

“Privacy Notices” means any internal and external notices, policies, disclosures, or public representations by the Company in respect of its Processing of Personal Data or privacy practices.

“Pro Rata Closing Merger Consideration” means with respect to any Indemnifying Securityholder, the portion of the Closing Merger Consideration that such Indemnifying Securityholder is entitled to receive pursuant to Section 2.3(a)(i) and Section 2.4 (prior to deduction of any amounts to be contributed to the Escrow Fund, Expense Fund or any Taxes).

“Pro Rata Indemnity Portion” means, including, for purposes of determining an Indemnifying Securityholder’s obligations with respect to (a) the Downward Adjustment Amount pursuant to Section 2.11(b), or (b) any Losses payable to the Indemnified Parties pursuant to Article IX:

(i)	with respect to any Indemnifying Securityholder who has duly executed and delivered a Letter of Transmittal (and, as applicable, an Acknowledgement), pursuant to Section 2.16(a) and/or, an Option Termination Agreement pursuant to Section 2.16(c), as applicable, the quotient determined by dividing (A) the portion of such Indemnifying Securityholders’ Pro Rata Closing Merger Consideration payable to such Indemnifying Securityholder in respect of Shares, SAFE Interests, and Company Options; by (B) the aggregate Pro Rata Closing Merger Consideration payable in respect of Shares, SAFE Interests, and Company Options of all Indemnifying Securityholders who have duly executed and submitted their Letters of Transmittal, Acknowledgements, and/or, Option Termination Agreements at the time when such Pro Rata Indemnity Portion is being determined; and

(ii)	zero, with respect to any Indemnifying Securityholder who has not duly executed and delivered a Letter of Transmittal (and, as applicable, an Acknowledgement), pursuant to Section 2.16(a) and/or Option Termination Agreement pursuant to Section 2.16(c) at the time such Pro Rata Indemnity Portion is being determined;

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provided, however, that solely for the purposes of determining the amount to be contributed by an Indemnifying Securityholder to the Escrow Fund pursuant to Section 2.12, the Pro Rata Indemnity Portion shall be calculated as if all Indemnifying Securityholders had duly executed and delivered their respective Letters of Transmittal (and, as applicable, an Acknowledgement) and Option Termination Agreement at the time such Pro Rata Indemnity Portion is being determined.

“Pro Rata Escrow Portion” means the amount of cash and Parent Common Stock an Indemnifying Stockholder contributes to the Escrow Fund, divided by the Escrow Amount.

“Proceeding” means any suit, action, litigation, hearing, inquiry, examination, demand, proceeding, controversy, appeal, summons, subpoena, arbitration, mediation, investigation or audit commenced, brought, conducted or heard by or before or otherwise involving any court of other Governmental Authority or any arbitrator or arbitration panel.

“Process,” “Processed,” or “Processing” means the collection, use, storage, processing, distribution, transfer, import, export, protection (including via security measures), disposal, disclosure, or other activity regarding data (whether electronically or in any other form or medium), including Personal Data.

“Purchase Price” means $12,000,000.00.

“Related Party” means each Key Stockholder, each officer or director of the Company or any director or officer of the Company, each trust for the benefit of any of the foregoing, and each Affiliate of any of the foregoing (other than the Company).

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping into the indoor or outdoor environment.

“Representatives” means, with respect to a particular Person, any officer, director, manager, employee, or agent, of such Person, including such Person’s legal counsel, accountants and financial advisors.

“Required Stockholder Approval” shall mean the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, by the affirmative vote (or action by written consent) of the holders of a majority of the Company Common Shares issued and outstanding.

“SAFE Holder” means a holder of a Company SAFE outstanding immediately prior to the Effective Time.

“SAFE Interest” means an amount equal to (1) the applicable SAFE Purchase Amount specified in Schedule 2.4(b)-1, divided by (2) the quotient obtained by dividing (A) the Valuation Cap, by (B) the Liquidity Capitalization.

“Sanctions” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by U.S. Governmental Authorities (including, but not limited to, the Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant Governmental Authority.

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“Sanctions Target” means any Person: (a) that is the subject or target of any Sanctions; (b) named in any Sanctions-related list maintained by the U.S. Department of State; the U.S. Department of Commerce, including the Bureau of Industry and Security’s Entity List and Denied Persons List; or the U.S. Department of the Treasury, including the OFAC Specially Designated Nationals and Blocked Persons List, the Sectoral Sanctions Identifications List, and the Foreign Sanctions Evaders List; or any similar list maintained by the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant Governmental Authority; (c) located, organized or resident in a country, territory or geographical region which is itself the subject or target of any territory-wide Sanctions (including the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria and, prior to January 17, 2017, Sudan); or (d) owned or controlled by any such Person or Persons described in the foregoing clauses (a)-(c).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Service Provider” means each director, officer, employee, independent contractor, consultant, or leased employee of the Company.

“Shares” means each of the outstanding Company Common Shares immediately prior to the Effective Time.

“Software” means all websites, computer software and firmware (including source code, executable code), data, databases, user interfaces and related documentation.

“Specified Fraction” means (X) with respect any Stockholder or SAFE Holder, the quotient obtained by dividing (A) Price Per Common Equivalent Unit by (B) the Closing Merger Consideration; and (Y) with respect to any Optionholder, the quotient obtained by dividing (A) Price Per Common Equivalent Unit, minus the Exercise Price, by (B) the Closing Merger Consideration.

“Stockholder Indemnitee” means: (a) each Stockholder and each holder of an In-the-Money-Option; (b) each such Person’s current and future Affiliates; (c) SAFE Holder; (d) the respective Representatives of the Persons referred to in clauses “(a)” and “(c)” above; and (e) the respective successors and assigns of the Persons referred to in clauses “(a),” “(b),” “(c),” and “(d)” above.

“Stockholders” means the holders of Shares immediately prior to the Effective Time.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses, or shall have the right or sufficient voting interests to designate or elect either (i) a majority of the Persons serving as managers or (ii) the sole manager, managing director or general partner of such entity.

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“Tax” means any and all multi-national, federal, state, local or foreign tax, duty, fee, charge, or similar assessment, including any income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, entertainment, amusement, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, ad valorem, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, composite, healthcare, escheat or unclaimed property (whether or not considered a tax under applicable Law), or other tax, of any kind whatsoever, including any interest, penalties or additions to Tax, any penalties resulting from any failure to timely or properly file a Tax Return, or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto).

“Tax Returns” means returns, declarations, reports, notices, forms, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, and including for the avoidance of doubt all Forms 1099, FinCEN Form 114, Form TD F 90-22.1 and any predecessor or successor forms thereto) filed or required to be filed with any Governmental Authority, or maintained by any Person, or required to be maintained by any Person, in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Then Remaining Escrow Amount” means with respect to each Indemnifying Securityholder, at any given time, (a) such Indemnifying Securityholder’s Per Share Escrow Fund Amount as set forth in the Certified Closing Report, less (b) any amount previously released from such Per Share Escrow Fund Amount pursuant to this Agreement and the Escrow Agreement to any Indemnified Party or such Indemnifying Securityholder.

“Title IV Plan” means an employee benefit plan subject to Section 302 or Title IV of ERISA or Code Section 412, 413, or 430.

“Total Escrow Cash” means the cash portion of the aggregated Per Share Escrow Fund Amount and the amount in cash added in lieu of any fractional shares (as rounded per the Certified Closing Report).

“Total Escrow Shares” means the aggregated whole share portion of the aggregated Per Share Escrow Fund Amount (as rounded per the Certified Closing Report).

“Total Expense Fund” means the aggregate sum of all Per Share Expense Funds.

“Trademarks” means, in the United States and all countries and jurisdictions foreign thereto, registered trademarks, registered service marks, trademark and service mark applications, unregistered trademarks and service marks, registered trade names and unregistered trade names, corporate names, fictitious names, registered trade dress and unregistered trade dress, logos, slogans, Internet domain names, and other indicia of source, origin, endorsement, sponsorship or certification, together with all translations, adaptations, derivations, combinations and renewals thereof.

“Trading Day” means a day on which the NASDAQ is open for trading.

“Transaction Deductions” means all Tax deductions, expenses, losses or similar items resulting from (a) payments in respect of Company Options, exercises of Company Options, “change of control,” retention, stay bonuses, retention bonuses, termination, compensation, severance or other similar arrangements, in each case, in connection with the consummation of the transactions contemplated by this Agreement (including any transaction payroll Taxes) and to the extent reflected in Transaction Expenses, (b) any and all payments of Transaction Expenses or Indebtedness, or (c) any other deductible payments attributable to the transaction contemplated by this Agreement paid or accrued prior to the Closing Date or that are economically borne by the Company Equityholders. For purposes of the foregoing, the parties agree to adopt the seventy percent (70%) safe harbor (and to include the applicable election statements with the appropriate Tax Returns) with respect to the deduction of any “success-based fees” in accordance with IRS Rev. Proc. 2011-29.

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“Transaction Expenses” means (a) all of the fees, costs and expenses incurred by the Company in connection with the transactions contemplated by this Agreement or any Ancillary Agreement, including all fees, costs and expenses payable to attorneys, financial advisors, accountants, consultants or other advisors, (b) all payments by the Company to obtain any third party consent required under any Contract in connection with the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, (c) the Company’s portion of the D&O Policy premiums and other costs as determined pursuant to Section 6.7, (d) all obligations that arise in whole or in part as a result of the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, under any Contract (but excluding the Company SAFEs) or Employee Benefit Plan in effect on or before the Closing Date, including all change of control, severance, retention, stock appreciation, phantom stock or similar obligations or any other accelerations of or increases in rights or benefits, and the Employer portion of all Taxes payable in connection with or as a result of the satisfaction of such obligations or in connection with the cash-out of any Company Options; provided, however, that Transaction Expenses shall not include any taxes payable in connection with or as a result of any Milestone Payment. Notwithstanding the forgoing, Transaction Expenses will not include any amount taken into account in the calculation of Net Working Capital or Indebtedness. For the avoidance of doubt, all of the fees, costs and expenses incurred by Mark Grinstaff in connection with that certain consulting agreement entered into with the Company, to be conditional on and effective from the Closing, shall be solely the responsibility of Mark Grinstaff.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“U.S.” or “United States” means the United States of America.

“Valuation Cap” means $8,000,000.

“VEBA” means a “voluntary employees’ beneficiary association” within the meaning of Code Section 501(c)(9).

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Section 1.2              Table of Definitions. The following terms have the meanings set forth in the locations in this Agreement referenced below:

Term	Location

Accountant	Section 2.11(b)(iii)
Adjusted Merger Consideration	Section 2.11(b)(iv)
Agreement	Preamble
Assets	Section 3.10(a)
Balance Sheet	Section 3.5(a)(i)
Balance Sheet Date	Section 3.5(a)(i)
Bankruptcy and Equity Exception	Section 3.1(b)
Basket Amount	Section 9.4(a)
Cancelled Share	Section 2.3(a)(ii)
Certificate of Merger	Section 2.1(b)(ii)
Certified Closing Report	Section 2.11(a)(iii)
CFC	Section 3.17(o)
Closing	Section 2.1(b)(i)
Closing Date	Section 2.1(b)(i)
Closing Merger Consideration	Section 2.11(a)(i)
Company	Preamble
Company Closing Deliverables	Section 2.2(a)
Company Product Candidates	Section 3.30(d)
Company Regulatory Permits	Section 3.30(d)
Company Stock Certificate	Section 2.7
Confidentiality Agreement	Section 5.2(b)
Counsel	Section 10.16
D&O Indemnified Parties	Section 6.7(a)
D&O Policy	Section 6.7(c)
Deal Communications	Section 10.16
DGCL	Recitals
Disclosure Schedules	Article III
Dissenting Shares	Section 2.6
DLLCA	Recitals
Downward Adjustment Amount	Section 2.11(b)(v)
Effective Time	Section 2.1(b)(ii)
Employee Benefit Plan	Section 3.18(a)
Employee Benefit Plans	Section 3.18(a)
Employer Affiliate Plan	Section 3.18(a)
Escrow Agent	Section 2.12
Escrow Agreement	Section 2.12
Escrow Fund	Section 2.12
Estimated Closing Date Indebtedness	Section 2.11(a)(i)C)
Estimated Closing Date Transaction Expenses	Section 2.11(a)(i)D)
Estimated Merger Consideration	Section 2.11(b)(v)
Export Approvals	Section 3.27(a)
FDA	Section 3.30(c)
Final Determination	Section 9.7
Financial Statements	Section 3.5(a)
FIRPTA Certificate	Section 2.2(a)(vii)

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Initial Merger	Recitals
Insurance Policies	Section 3.23
Investor Questionnaire	Section 2.16(a)
Invoices	Section 2.2(a)(iv)
IP Cap	Section 9.4(b)(i)
Issuance Date	Section 6.6(b)
Joinder Agreement	Recitals
Material Contract	Section 3.12
Material Contracts	Section 3.12
Merger	Recitals
Merger Sub	Preamble
Milestone Event	Section 2.17(a)
Milestone Event Notice	Section 2.17(a)
Milestone Payment	Section 2.17(a)
OFAC	Section 1.1
Option Termination Agreement	Section 2.16(c)
Outside Date	Section 8.1(a)
Parent	Preamble
Parent Closing Deliverables	Section 2.2(b)
Parent D&O Amount	Section 6.7(c)
Parent Prepared Return	Section 6.1(a)
Parent Stock Price	Section 2.8(a)
Parent Stock Price Formula	Section 2.8(a)
Paying Agent	Section 2.14(a)
Paying Agent Agreement	Section 2.14(a)
Paying Agent Fund	Section 2.14(b)
Payoff Letters	Section 2.2(a)(iii)
Platform	Section 2.17(b)
Platform Patent Applications	Section 2.17(b)
Post-Closing Statement	Section 2.11(b)(i)
Pre-Closing Period	Section 5.1
Privacy Requirements	Section 3.11(g)
Product	Section 2.17(b)
Progress Report	Section 2.17(f)
Protest Deadline	Section 2.11(b)(ii)
Protest Notice	Section 2.11(b)(ii)
Real Property	Section 3.21(b)
Real Property Leases	Section 3.12(e)
Regulatory Approval	Section 2.17(b)
Restrictive Covenant Agreements	Recitals
SEC Reports	Section 4.7
Selling Stockholder Questionnaire	Section 6.6(h)(i)
Specified Consultant	Recitals
Stockholders’ Representative	Section 10.14(a)
Subsequent Certificate of Merger	Section 2.1(b)(ii)
Subsequent Merger	Recitals
Subsequent Merger Effective Time	Section 2.1(b)(ii)
Surviving Company	Section 2.1(a)(ii)
Surviving Corporation	Section 2.1(a)(i)
Tax Attribute	Section 3.17
Tax Claim	Section 6.1(f)

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Third Party Claim	Section 9.3(a)
Top Supplier	Section 3.22(a)
Transfer Taxes	Section 6.1(e)
Upward Adjustment Amount	Section 2.11(b)(vii)
Written Consent	Recitals

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Article II
THE MERGER

Section 2.1              The Merger.

(a)                Structure.

(i)                 At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into Company, and the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the Surviving Corporation (the “Surviving Corporation”).

(ii)                  Immediately after the Effective Time, the Surviving Corporation shall merge with and into Merger LLC. From and after the effectiveness of the Subsequent Merger, the separate corporate existence of the Surviving Corporation shall cease and Merger LLC shall continue as the surviving entity of the Subsequent Merger (the “Surviving Company”).

(iii)               For the avoidance of doubt, there shall be no condition to the completion of the Subsequent Merger other than completion of the Initial Merger.

(b)                Closing; Effective Times.

(i)                 Subject to the satisfaction or, to the extent permitted hereunder, waiver of the conditions to the Closing set forth in Article VII (other than those to be satisfied at the Closing, but subject to their satisfaction or, to the extent permitted hereunder, waiver at the Closing), the closing of the Merger (the “Closing”) shall be effected (a) by physical exchange of documentation at the offices of Paul Hastings LLP, 1117 California Ave, Palo Alto, CA 94304, or (b) if acceptable to Parent, by exchanging true, complete and accurate copies of executed originals via electronic mail, in either case at 10:00 a.m. local time of such office on the third Business Day following the satisfaction, or to the extent permitted hereunder, waiver by the Party entitled to the benefit thereof of the conditions to the Closing set forth in Article VII (other than those conditions that by their nature are to be satisfied and are capable of being satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions at the Closing), in each case unless the Parties agree to effect the Closing at any other place. The date on which the Closing actually takes place is referred to herein as the “Closing Date.”

(ii)               Subject to the provisions of this Agreement, contemporaneously with or as promptly as practicable after the Closing, (A) the Company, Parent and Merger Sub will cause the Initial Merger to be consummated by causing a certificate of merger in substantially the form attached hereto as Exhibit E-1 (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and the Certificate of Merger will become effective at such time as it has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Initial Merger being hereinafter referred to as the “Effective Time”) and (B) Parent shall cause the Subsequent Merger to be consummated by causing a certificate of merger in substantially the form attached hereto as Exhibit E-2 (the “Subsequent Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and DLLCA and the Subsequent Certificate of Merger will become effective at such time as it has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (but in all cases after the Effective Time and the effective time of the Subsequent Merger being hereinafter referred to as the “Subsequent Merger Effective Time”). The Subsequent Merger Effective Time will occur promptly following the Effective Time.

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(c)                Effect of the Initial Merger and Subsequent Merger.

(i)                 The Initial Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

(ii)               The Subsequent Merger shall have the effects set forth herein and in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Subsequent Merger Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Surviving Corporation and Merger LLC shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions and duties of each of the Surviving Corporation and Merger LLC shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Company.

(d)                Certificate of Incorporation and Bylaws; Directors and Officers.

(i)                 At the Effective Time, (a) the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law; provided, however, in each case, that the name of the corporation set forth therein shall be changed to the name of the Company. At the Subsequent Merger Effective Time, (a) the certificate of formation of Merger LLC as in effect immediately prior to the Subsequent Merger Effective Time shall be the certificate of formation of the Surviving Company until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the operating agreement of Merger LLC as in effect immediately prior to the Subsequent Merger Effective Time shall be the operating agreement of the Surviving Company until thereafter amended in accordance with the terms thereof or as provided by applicable Law; provided, however, in each case, that the name of the company set forth therein shall be changed to the name of the Company.

(ii)                  The directors and officers (if any) of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the bylaws of the Surviving Corporation.

(iii)             The managers and officers (if any) of Merger LLC, in each case, immediately prior to the Subsequent Merger Effective Time shall, from and after the Subsequent Merger Effective Time, be the managers and officers, respectively, of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the operating agreement of the Surviving Company.

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Section 2.2              Closing Deliverables.

(a)                Company Closing Deliverables. In addition to the other requirements set forth in this Agreement, at or before the Closing, the Company shall deliver or cause to be delivered to Parent each of the following documents and instruments (collectively, the “Company Closing Deliverables”):

(i)            the Company Certificate, duly executed by the Company;

(ii)            a counterpart of each Ancillary Agreement to which any Stockholder, the Company or the Stockholders’ Representative is a party, duly executed by each applicable Stockholder, the Company or the Stockholders’ Representative;

(iii)         executed payoff letters for the Indebtedness of the Company listed on the Certified Closing Report in form and substance reasonably acceptable to Parent, which include a per diem interest amount and an authorization to file all UCC termination statements and releases necessary to evidence satisfaction and termination of such Indebtedness and to enable the release of any Liens relating thereto upon payment of such Indebtedness, along with wire transfer instructions for each holder of such Indebtedness (collectively, the “Payoff Letters”);

(iv)         invoices from the applicable third parties listed on the Certified Closing Report to whom Transaction Expenses are owed, confirming the amounts due (collectively, the “Invoices”);

(v)            the Certified Closing Report;

(vi)           a certificate of good standing of the Company from the Secretary of State of the State of Delaware and a certificate of good standing (or applicable equivalent) from each jurisdiction in which the Company is qualified to conduct business as a foreign corporation, in each case dated no more than two days before the Closing Date and certifying as to the good standing (or applicable equivalent) of the Company in such jurisdiction;

(vii)        a certificate, duly completed and executed by the Company’s principal executive officer pursuant to Sections 1.897-2(h) and 1.1445-2(c) of the Treasury Regulations, certifying that the Shares are not “United States real property interests” within the meaning of Section 897(c) of the Code, and the notification required under Section 1.897-2(h)(2) of the United States Treasury Regulations, in each case in form and substance reasonably satisfactory to Parent and duly executed by the Company along with written authorization for Parent to deliver such items to the IRS on behalf of the Company upon the Closing (the “FIRPTA Certificate”);

(viii)        written resignations in form and substance reasonably acceptable to Parent effective as of the Closing from the officers and directors of the Company as set forth on Schedule 2.2(a)(viii);

(ix)           a Joinder Agreement duly executed by Stockholders holding in the aggregate not less than 98% of the Shares;

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(x)               an Investor Questionnaire executed by each Stockholder who has executed a Joinder Agreement that is indicated as an Accredited Investor in the Certified Closing Report;

(xi)             evidence that the Company has obtained (A) the D&O Policy and (B) irrevocable “tail” insurance policies with respect to fiduciary and employment practices liability for a period of six years, in each case in form and substance reasonably acceptable to Parent;

(xii)         evidence of termination of the Contracts set forth on Schedule 2.2(a)(xii) (in each case in form and substance reasonably acceptable to Parent);

(xiii)            evidence reasonably satisfactory to Parent that at least one Business Day prior to the Closing Date, the Company has caused the termination of the Employee Benefit Plans set forth on Schedule 2.2(a)(xiii); and

(xiv)          all other instruments and documents reasonably requested by Parent.

(b)                Parent Closing Deliverables. In addition to the other requirements set forth in this Agreement, at or before the Closing, Parent shall deliver or cause to be delivered to the Company each of the following documents and instruments (collectively, the “Parent Closing Deliverables”):

(i)                a counterpart of (A) each Ancillary Agreement to which Parent is a party, duly executed by Parent, (B) the Escrow Agreement, duly executed by the Escrow Agent, and (C) the Paying Agent Agreement, duly executed by the Paying Agent.

Section 2.3              Effect of the Merger on Capital Stock and Equity.

(a)                Conversion of Shares in the Initial Merger. At the Effective Time, by virtue of the Initial Merger and without any further action on the part of Parent, Merger Sub, Merger LLC, the Company or any holder of any Shares or any shares of capital stock of Merger Sub:

(i)                 other than the Cancelled Shares and Dissenting Shares (which will be treated as provided in Section 2.3(a)(ii) and Section 2.6, respectively), each vested Share issued and outstanding immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive, subject to compliance with Section 2.16(a), (A) the applicable Per Share Merger Consideration for such Share, less the Per Share Escrow Fund Amount and the Per Share Expense Fund Amount in respect of such Share, in each case, as set forth in the Certified Closing Report, (B) any amount to be disbursed from the Escrow Fund with respect to such Share to the holder thereof in accordance with the terms of this Agreement and the Escrow Agreement, as and when such payment is required to be made, and (C) subject to the terms set forth in Section 2.17, the pro rata Milestone Payment for such Share, in each case, without interest thereon;

(ii)              each Share that is (a) owned by Parent, Merger Sub or the Company (as treasury or otherwise) or any of their respective Subsidiaries (if any) immediately prior to the Effective Time, or (b) unvested immediately prior to the Effective Time (after giving effect to any vesting of acceleration in connection with the Closing) (each share described in clauses (a) and (b), a “Cancelled Share”) shall be cancelled and shall cease to exist and no cash or other consideration shall be delivered or deliverable in exchange therefor; and

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(iii)             each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one fully paid share of common stock of the Surviving Company, and such common stock of the Surviving Company issued on such conversion will constitute all of the issued and outstanding shares of capital stock of the Surviving Company immediately following the Effective Time. From and after the Effective Time, all certificates representing shares of common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which the shares of common stock of Merger Sub were converted in accordance with the immediately preceding sentence.

(b)                Cancellation of Surviving Corporation Equity in Subsequent Merger. At the Subsequent Merger Effective Time, as a result of the Subsequent Merger and without any action on the part of Parent, Merger Sub, the Surviving Corporation, the Company or any Stockholder, (i) each equity interest of Merger LLC issued and outstanding immediately prior to the Subsequent Merger Effective Time shall remain outstanding as equity interests of the Surviving Company and (ii) each share of common stock, par value $0.0001 per share, of the Surviving Corporation shall be canceled and shall not be converted into equity interests of the Surviving Company.

Section 2.4              Treatment of Company Options and Company SAFEs

(a)                Company Options.

(i)             Except as set forth on Schedule 2.4(a)(i), immediately prior to the Effective Time, and conditioned upon consummation of the Initial Merger, the Company in its sole discretion has elected to cause each outstanding Company Option to be, and each outstanding Company Option shall be, deemed (effective as of immediately prior to the Effective Time) to have been fully accelerated (or in the case of Company Options set forth on Schedule 2.4(a)(i), partially accelerated) and cancelled, and each holder of a Company Option issued under the Option Plan shall be converted automatically into the right to receive, subject to compliance with Section 2.16(c), (A) the Per Option Consideration for such Company Option, less the Per Share Escrow Fund Amount and the Per Share Expense Fund Amount in respect of such Company Option and (B) any amount to be disbursed from the Escrow Fund with respect to such Company Option to the Optionholder thereof in accordance with the terms of this Agreement and the Escrow Agreement, as and when such payment is required to be made and (C) subject to the terms set forth in Section 2.17, the pro rata Milestone Payment for such Company Option, in each case, without interest thereon; provided, however, that if the Option Exercise Price of any such Company Option is equal to or greater than the Price Per Common Equivalent Unit, then such Company Option shall be cancelled without any cash or other consideration being paid or provided in respect thereof. The Company shall take all actions necessary to effect the treatment of Company Options as set forth in this Section 2.4(a), including the full or partial acceleration thereof as set forth in this Section 2.4(a)(i).

(ii)              As of the Effective Time, the Company in its sole discretion shall cause the Option Plan to, and the Option Plan shall, terminate and all rights under any provisions of any other plan, program or arrangement providing for the grant of any other interest in respect of the capital stock of the Company shall be cancelled. At and after the Effective Time, no Person shall have any right under the Company Options, the Option Plan or any other plan, program or arrangement providing for the grant of any other interest in respect of the capital stock of the Company except the right to receive the Merger Consideration payable pursuant to Section 2.4(a). No additional Company Options or other rights to acquire capital stock of the Company will be granted pursuant to the Option Plan or otherwise after the date of this Agreement.

(b)                Company SAFEs

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(i)                 Immediately prior to the Effective Time, and conditioned upon consummation of the Initial Merger and the acknowledgment provided by each holder of Company SAFEs specified in Schedule 2.4(b)-2 (“Acknowledgement”), each outstanding Company SAFE shall be deemed cancelled and in consideration of such cancellation the holder thereof shall be entitled to an amount equal to (A) the Per SAFE Interest Merger Consideration Less the Per Share Escrow Fund Amount and the Per Share Expense Fund Amount in respect of such SAFE Interest, in each case, as set forth in the Certified Closing Report, (B) any amount to be disbursed from the Escrow Fund with respect to such SAFE Interests to the holder thereof in accordance with the terms of this Agreement and the Escrow Agreement, as and when such payment is required to be made, and (C) subject to the terms set forth in Section 2.17, the pro rata Milestone Payment for such SAFE Interests, in each case, without interest thereon.

(c)                Withholding. Subject to Section 2.17 of this Agreement, the payments to Optionholders shall be reduced by the amount of any required Tax or other withholdings and, to the extent such payments are reduced or withheld, shall be treated for all purposes of this Agreement as having been paid to such Optionholders.

(d)              No Assumption. Neither Parent nor the Surviving Company shall assume the Company’s obligations under any of the Company Options or replace any of the Company Options, in each case, which remain unexercised and outstanding as of the Effective Time, and the Company shall cause all such Company Options to terminate at the Effective Time, without liability to Parent or the Surviving Company in respect of any Company Options other than those obligations set forth in this Agreement and each Option Termination Agreement. The board of directors of the Company (or, if appropriate, any committee thereof administering the plans or arrangements under which Company Options have been granted) shall adopt such resolutions or take such other actions as are required to give effect to the transactions contemplated by this Section 2.4.

Section 2.5              Effect on Other Arrangements. All rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company (including any warrants, call, right, subscription or otherwise) shall be cancelled as of the Effective Time on terms and conditions reasonably satisfactory to Parent and without payment of any money or other consideration to the holder thereof. As soon as practicable following the date of this Agreement, the board of directors of the Company will adopt resolutions or take such other actions as may be required or appropriate to effect the provisions of this Section 2.5.

Section 2.6              Dissenting Shares. Shares which are issued and outstanding immediately prior to the Effective Time and which are held by a Stockholder who has not voted such shares in favor of, or consented in writing to, the Initial Merger and who has properly demanded appraisal rights in the manner provided by Section 262 of the DGCL (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such Shares) shall not be converted into a right to receive the portion of the Merger Consideration, if any, payable with respect to such Shares pursuant to Section 2.3(a)(i), unless and until the Effective Time has occurred and the holder of such Dissenting Shares becomes ineligible for such appraisal rights. The holders of Dissenting Shares shall be entitled only to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from Parent or the Surviving Company in accordance with the DGCL; provided, however, that (a) if any such holder of Dissenting Shares shall have failed to establish entitlement to appraisal rights as provided in Section 262 of the DGCL, (b) if any such holder of Dissenting Shares shall have effectively withdrawn or failed to perfect its demand for appraisal of such shares or otherwise lost or failed to be entitled for any reason to the right to appraisal and payment for shares under Section 262 of the DGCL or (c) if neither any holder of Dissenting Shares nor the Surviving Company shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the DGCL, such holder shall forfeit the right to appraisal of such Shares and each such Share shall automatically be deemed to have converted into and represent only the right to receive the portion of the Merger Consideration, if any, otherwise payable with respect to such Shares pursuant to Section 2.3(a)(i), without interest thereon. The Company shall give Parent and Merger Sub prompt notice of any demands received by the Company or proceedings issued for appraisal of any Shares, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company, and Parent and Merger Sub shall have the right to participate in, direct and control all negotiations and proceedings with respect to demands for appraisal under the DGCL, and Company shall keep Parent apprised of any discussions or correspondence with Stockholders who have demanded appraisal under the DGCL or their representatives. The Company shall not, except with the prior written consent of Parent, settle or offer to settle, voluntarily make any payment with respect to, or waive any failure to deliver, any demands for appraisal in accordance with the DGCL, or agree to any of the foregoing.

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Section 2.7              Closing of the Company’s Transfer Books. At the Effective Time, holders of certificates representing Shares (each, a “Company Stock Certificate”) that were outstanding immediately prior to the Effective Time shall cease to have any rights as Stockholders of the Company, except the right to receive a portion of the Merger Consideration as set forth in this Agreement (or, if applicable, appraisal rights) and the stock transfer books of the Company shall be closed with respect to all Shares outstanding immediately prior to the Effective Time. All payments made upon the surrender for exchange of Shares and the cancellation of Company Options in accordance with the terms hereof will be deemed to have been issued in full satisfaction of all rights pertaining to such Shares and Company Options. No transfers of any Company Securities shall be made on such stock transfer books after the Effective Time, and no exercise of any Company Option shall be permitted, acknowledged or accepted after the Effective Time. If, after the Effective Time, a valid Company Stock Certificate is presented to the Surviving Company or Parent, such Company Stock Certificate shall be cancelled and shall be exchanged as provided in Section 2.16.

Section 2.8              Form of Consideration.

(a)                Parent shall pay the aggregate Closing Merger Consideration (as adjusted in accordance with Section 2.8(f) and 2.10(b)) in the form of cash and shares of Parent Common Stock as follows: (i) 59% in cash; and (ii) 41% in shares of Parent Common Stock (such amount, the “Closing Remaining Amount”), with the number of shares to be determined by dividing the Closing Remaining Amount by the Parent Stock Price. In furtherance of the foregoing, in the event that Parent determines (in accordance with Section 2.9) that any Stockholder, SAFE Holder or Optionholder is not an Accredited Investor, Parent shall pay such Person their portion of the Closing Merger Consideration entirely in cash, then (A) the amount of cash to be paid to Stockholders, SAFE Holders and Optionholders that are Accredited Investors pursuant to Section 2.8(a)(i) shall be proportionately decreased on a pro rata basis among all Stockholders, SAFE Holders and Optionholders that are Accredited Investors and (B) the number of shares of Parent Common Stock to be issued to Stockholders, SAFE Holders and Optionholders that are Accredited Investors pursuant to Section 2.8(a)(ii) shall be proportionately increased on a pro rata basis among all Stockholders, SAFE Holders and Optionholders that are Accredited Investors, in each case so as to ensure that the Closing Merger Consideration is, in the aggregate, payable 59% in cash and 41% in Parent Common Stock.

(b)                Parent shall pay each Milestone Payment (if otherwise payable in accordance with Section 2.17 and as adjusted in accordance with Section 2.8(f)) in the form of cash and shares of Parent Common Stock as follows: (i) 59% in cash; and (ii) 41% in shares of Parent Common Stock (any such amount, the “Milestone Remaining Amount”), with the number of shares to be determined by dividing the Milestone Remaining Amount by the applicable Parent Stock Price. In furtherance of the foregoing, in the event that Parent determines (in accordance with Section 2.9) that any Stockholder, SAFE Holder or Optionholder is not an Accredited Investor and determines to pay such Person their portion of any Milestone Payment entirely in cash, then (A) the amount of cash to be paid to Stockholders, SAFE Holders and Optionholders that are Accredited Investors pursuant to Section 2.8(b)(i) shall be proportionately decreased on a pro rata basis among all Stockholders, SAFE Holders and Optionholders that are Accredited Investors and (B) the number of shares of Parent Common Stock to be issued to Stockholders, SAFE Holders and Optionholders that are Accredited Investors pursuant to Section 2.8(b)(ii) shall be proportionately increased on a pro rata basis among all Stockholders, SAFE Holders and Optionholders that are Accredited Investors.

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(c)              As used in this Agreement, “Parent Stock Price” means the volume weighted average closing price per share of Parent Common Stock, as reported on NASDAQ, for eleven consecutive Trading Days ending on the date that is three Trading Days prior to the applicable Issuance Date (the “Parent Stock Price Formula”) as rounded down to the nearest whole cent.

(d)                Any shares of Parent Common Stock issued in satisfaction of any portion of the Merger Consideration shall be issued in book-entry format and shall bear the following or any similar legend:

(i)               “The securities represented hereby have not been registered with the Securities and Exchange Commission or the securities commission of any state in reliance upon an exemption from registration under the Securities Act of 1933, as amended, and, accordingly, may not be transferred unless (A) such securities have been registered for sale pursuant to the Securities Act of 1933, as amended, (B) such securities may be sold pursuant to Rule 144, or (C) the Company has received an opinion of counsel reasonably satisfactory to it that such transfer may lawfully be made without registration under the Securities Act of 1933, as amended.”

(ii)               If required by the authorities of any state in connection with the issuance or sale of the Shares, the legend required by such state authority.

(e)                Notwithstanding anything to the contrary in this Section 2.8, the number of shares of Parent Common Stock that Parent may issue as Merger Consideration under this Agreement shall not exceed 19.99% of the total issued and outstanding shares of Parent Common Stock at the Closing Date. Any shares of Parent Common Stock that could otherwise be issuable as Merger Consideration in excess of 19.99% of the total issued and outstanding shares of Parent Common Stock as of immediately prior to the Effective Time, shall be paid in cash and shall be valued at the Parent Stock Price with respect to shares issued as the Merger Consideration. In addition, any shares issued as Merger Consideration shall be adjusted appropriately to reflect any stock dividend, stock split, subdivision, combination, reclassification or similar transaction in respect of the Parent Common Stock.

(f)               Parent shall not be required to issue fractional shares of Parent Common Stock upon payment of any of the Merger Consideration or Milestone Payments, and no certificates or scrip for any such fractional shares shall be issued. If any fraction of a share of Parent Common Stock would be issuable on the payment of any of the Merger Consideration or Milestone Payments, Parent shall pay in cash the amount in Dollars (rounded to the nearest whole cent, with numbers ending with .5 or more being rounded up to the nearest whole cent), without interest, calculated in accordance with the Parent Stock Price Formula.

Section 2.9              Unaccredited Investors. Subject to Section 2.8(a), Section 2.8(b), and Section 6.1, in the event Parent believes in its reasonable discretion that a Stockholder or Optionholder is not an Accredited Investor, Parent shall pay the portion of the Per Share Merger Consideration (as it may be adjusted pursuant to Section 2.11) that would otherwise be due under this Agreement to such Stockholder or Optionholder (or, in the case of contributions to or distributions from the Escrow Fund, be contributed on such Stockholder’s or Optionholder’s behalf or released to such Stockholder or Optionholder) in the form of cash only, and not in the form of Parent Common Stock, with the amount of cash to be paid in lieu of any such Parent Common Stock or deposited with the Escrow Agent pursuant to Section 2.12 with respect thereto to be calculated based on the Parent Stock Price.

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Section 2.10           No Liability. Notwithstanding anything to the contrary in this Article II, none of the Stockholders’ Representative, Parent, the Surviving Company or any other party to this Agreement shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificate representing any class of capital stock of the Company that is to be converted into the right to receive Merger Consideration has not been surrendered by the date on which such property would otherwise escheat to or become the property of any Governmental Authority, the Merger Consideration otherwise payable, to the extent permitted by applicable Law, shall become the property of Parent, free and clear of all claims or interests of any Person previously entitled thereto.

Section 2.11           Adjustments to Closing Merger Consideration.

(a)                Adjustments at Closing; Closing Merger Consideration; Certified Closing Report.

(i)                 Subject to adjustment in accordance with Section 2.11(b), the aggregate consideration payable by Parent in respect of all Common Equivalent Units pursuant to this Article II shall be an amount in Dollars (the “Closing Merger Consideration”) equal to:

A.                 the Purchase Price;

B.                 minus the amount by which the Estimated Net Working Capital is less than (or more negative than) the Net Working Capital Target, if any, or plus the amount by which the Estimated Net Working Capital is more than (or less negative than) the Net Working Capital Target, if any, with the resulting amount being expressed as an absolute (and not negative) number;

C.                 minus the estimated Closing Date Indebtedness (which shall include all amounts set forth in the Payoff Letters) (the “Estimated Closing Date Indebtedness”); and

D.                minus the estimated Closing Date Transaction Expenses (which shall include all amounts set forth in the Invoices) (the “Estimated Closing Date Transaction Expenses”); and

E.                  plus the Closing Date Cash.

(ii)               For clarity, the Aggregate Exercise Price of all Company Options shall be added to the Closing Merger Consideration for purposes of calculating the Per Share Merger Consideration but solely for such purposes, and in no event shall the aggregate consideration payable pursuant to Section 2.3, Section 2.4, Section 2.11(b) and Article IX, with respect to all Shares and Company Options (in each case, prior to deduction, as applicable, of any amounts to be contributed to the Escrow Fund or any Taxes), exceed the Closing Merger Consideration as determined pursuant to Section 2.11(a)(i) (as may be adjusted pursuant to Section 2.11(b)).

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(iii)             Five Business Days prior to the Closing Date, the Company shall deliver to Parent a spreadsheet containing the information set forth on Schedule 2.11(a)(iii), together with a certificate duly executed on behalf of the Company by the chief executive officer of the Company certifying that: (A) all of the information contained therein is accurate and complete (and in the case of Dollar amounts, properly calculated in accordance with this Agreement) as of the Closing, except for estimated amounts, which estimates are made in good faith; and (B) except for the Shares and Company Options set forth in the accompanying spreadsheet, no Equity Securities of the Company are or will be authorized or outstanding as of the Closing, in form and substance satisfactory to Parent (such spreadsheet, together with the accompanying certificate, the “Certified Closing Report”). The Company shall make available such personnel as are reasonably necessary to assist Parent in its review of the Certified Closing Report.

(b)                Post-Closing Adjustment.

(i)                 Post-Closing Statement. No later than 60 days after the Closing Date, Parent or its representatives shall prepare and deliver to the Stockholders’ Representative a written statement (the “Post-Closing Statement”), setting forth (A) an unaudited balance sheet as of the Closing Date, prepared in accordance with GAAP, (B) Parent’s calculation of (1) the Net Working Capital, (2) the Closing Date Cash, (3) the Closing Date Indebtedness, and (4) the Closing Date Transaction Expenses, and (C) Parent’s calculation of any necessary adjustment to the Closing Merger Consideration in accordance with Section 2.11(b)(iv), if any. Upon receipt of the Post-Closing Statement, the Stockholders’ Representative (and to the extent reasonably requested, its accountants) will be given reasonable access upon reasonable notice to the Company’s relevant books, records, workpapers and personnel (subject to customary confidentiality, hold harmless or release agreements related to such access) during business hours for the limited purpose of verifying the Net Working Capital, the Closing Date Cash, the Closing Date Indebtedness and the Closing Date Transaction Expenses set forth in the Post-Closing Statement.

(ii)               Protest Notice. Prior to the date which is 30 days after Parent’s delivery of the Post-Closing Statement (the “Protest Deadline”), the Stockholders’ Representative may deliver written notice to Parent (the “Protest Notice”) setting forth any permitted objections which the Stockholders’ Representative may have to the Post-Closing Statement. The sole permissible grounds for objection shall be that the Net Working Capital, the Closing Date Cash, the Closing Date Indebtedness, the Closing Date Transaction Expenses and/or any necessary adjustment to the Closing Merger Consideration in accordance with Section 2.11(b)(iv) set forth on the Post-Closing Statement were not calculated in accordance with their respective definitions. The Protest Notice shall specify in reasonable detail any contested amounts and the basis therefor and shall include a schedule setting forth the Stockholders’ Representative’s determination of the Net Working Capital, the Closing Date Cash, the Closing Date Indebtedness, the Closing Date Transaction Expenses and any necessary adjustment to the Closing Merger Consideration in accordance with Section 2.11(b)(iv), if any. The Stockholders’ Representative shall supply such additional information and respond to such inquiries, in each case, as Parent may reasonably request with respect to the bases of the calculations contained in the Protest Notice. If a Protest Notice is not delivered to Parent prior to the Protest Deadline, the Net Working Capital, the Closing Date Cash, the Closing Date Indebtedness, the Closing Date Transaction Expenses and any necessary adjustment to the Closing Merger Consideration in accordance with Section 2.11(b)(iv), as set forth on the Post-Closing Statement shall be final, binding and non-appealable by the Stockholders’ Representative or the Stockholders and Optionholders. If a Protest Notice is delivered prior to the Protest Deadline, any such amounts not disputed therein shall be final, binding and non-appealable by the Stockholders’ Representative and the Stockholders and Optionholders.

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(iii)             Resolution of the Protest. Parent and the Stockholders’ Representative shall confer and attempt to resolve any properly disputed amounts contained in a timely provided Protest Notice delivered in accordance with Section 2.11(b)(ii) during the 15 day period following Parent’s receipt of the Protest Notice. Any written resolution as to any such disputed matter signed by each of Parent and the Stockholders’ Representative, shall be final, binding and non-appealable. If Parent and the Stockholders’ Representative are unable to so resolve in writing any such disagreement within such 30 day period, then any matters that remain in dispute will, at the written request of Parent or the Stockholders’ Representative, be referred to an independent accountant of nationally recognized standing mutually agreed upon by Parent and the Stockholders’ Representative, which shall be one of the
“Big Four” accounting firms (the “Accountant”), which will be instructed to determine the amounts in dispute within 30 days after such referral. The determination by the Accountant (which will be as an expert and not as an arbitrator) shall not include any legal interpretation of this Agreement, and shall be limited only to the amounts in dispute, and shall be based solely on presentations by Parent and the Stockholders’ Representative, copies of which will be provided to one another, and shall not involve the Accountant’s independent review. Any determination by the Accountant (A) shall not be outside the range defined by the respective amounts in the Post-Closing Statement proposed by Parent and the Stockholders’ Representative’s proposed adjustments thereto set forth in the Protest Notice, (B) shall include a worksheet setting forth the reason for the resolution of each disputed amount, the material calculation used in reaching that resolution, and the allocation of fees and expenses determined in accordance with the last sentence of this Section 2.11(b)(iii), and (C) absent manifest mathematical error, shall be final, binding and non-appealable. Each of Parent and the Stockholders’ Representative shall (1) execute and deliver a customary engagement letter as may be requested by the Accountant, and (2) reasonably cooperate with the Accountant during the term of such firm’s engagement; provided, that no disclosure will be made to the Accountant, and the Accountant will not consider for any purpose, any settlement discussions or offers made with respect to matters contained in the Protest Notice or otherwise, nor shall there be any ex parte communications or meetings with the Accountant, unless in each instance expressly agreed to in advance in writing by Parent and the Stockholders’ Representative. Parent, on the one hand, and the Stockholders and Optionholders (jointly and severally) on the other hand, shall bear that percentage of the fees and expenses of the Accountant equal to the proportion (expressed as a percentage and determined by the Accountant) of the dollar value of the disputed amounts determined in favor of the other party by the Accountant.

(iv)              The Closing Merger Consideration shall be adjusted:

A.                 either (x) upwards by the amount (if any) by which Net Working Capital, as finally determined pursuant to this Section 2.11(b), is greater than (or less negative than) Estimated Net Working Capital, with the resulting amount being expressed as an absolute (and not negative) number, or (y) downwards by the amount (if any) by which Net Working Capital, as finally determined pursuant to this Section 2.11(b), is less than (or more negative than) Estimated Net Working Capital, with the resulting amount being expressed as an absolute (and not negative) number;

B.                either (x) upwards by the amount (if any) by which Closing Date Indebtedness, as finally determined pursuant to this Section 2.11(b), is less than Estimated Closing Date Indebtedness, or (y) downwards by the amount (if any) by which Closing Date Indebtedness, as finally determined pursuant to this Section 2.11(b), is greater than Estimated Closing Date Indebtedness;

C.               either (x) upwards by the amount (if any) by which Closing Date Transaction Expenses, as finally determined pursuant to this Section 2.11(b), are less than Estimated Closing Date Transaction Expenses, or (y) downwards by the amount (if any) by which Closing Date Transaction Expenses, as finally determined pursuant to this Section 2.11(b), is greater than Estimated Closing Date Transaction Expenses; and

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D.                 either (x) upwards by the amount (if any) by which Closing Date Cash, as finally determined pursuant to this Section 2.11(b), is greater than the amount of Closing Date Cash set forth in the Certified Closing Report, or (y) downwards by the amount (if any) by which Closing Date Cash, as finally determined pursuant to this Section 2.11(b), is less than the amount of Closing Date Cash set forth in the Certified Closing Report.

The Closing Merger Consideration as adjusted pursuant to this Section 2.11(b)(iv) is referred to herein as the “Adjusted Closing Merger Consideration.”

(v)               If the Closing Merger Consideration calculated based on the Certified Closing Report (the “Estimated Closing Merger Consideration”) exceeds the Adjusted Closing Merger Consideration (such excess, the “Downward Adjustment Amount”), then within five Business Days following the date of the determination of the Downward Adjustment Amount, each Indemnifying Securityholder shall promptly, and in no event later than five Business Days following the date of the determination of the Downward Adjustment Amount, pay Parent such Indemnifying Securityholder’s Pro Rata Indemnity Portion (determined as of the seventh Business Day prior to the date of the determination of the Downward Adjustment Amount) of the Downward Adjustment Amount.

(vi)              Without diluting the generality or effect of Parent’s indemnification rights in Article IX, and notwithstanding anything which may be construed to the contrary therein, Parent shall be entitled, in its sole discretion, and without delivery of a claim notice or regard to any limitations or claim procedure set forth in Article IX, to be compensated for each Indemnifying Securityholder’s portion of the Downward Adjustment Amount, or any part thereof, from such Indemnifying Securityholder’s Then Remaining Escrow Amount; provided, however, that if such Indemnifying Securityholder’s Then Remaining Escrow Amount is insufficient to cover the amount payable to Parent, then, subject to the limitations contained in Section 9.4, such Indemnifying Securityholder shall pay such shortfall to Parent.

(vii)            If the Adjusted Closing Merger Consideration exceeds the Estimated Closing Merger Consideration (such excess, the “Upward Adjustment Amount”), then within five Business Days following the date of the determination of the Upward Adjustment Amount, Parent shall promptly, and in no event later than five Business Days following the date of the determination of the Upward Adjustment Amount, deliver, or cause to be delivered, to (A) the Paying Agent, an amount of cash equal to, or a number of shares of Parent Common Stock equal in value (based on the Parent Stock Price) to, or combination thereof in compliance with the terms of this Agreement, that portion of the Upward Adjustment Amount for delivery to the Indemnifying Securityholders who are Stockholders or SAFE Holders and (B) the Surviving Company, an amount of cash equal to, or a number of shares of Parent Common Stock equal in value (based on the Parent Stock Price) to, or combination thereof in compliance with the terms of this Agreement, that portion of the Upward Adjustment Amount for delivery to the Indemnifying Securityholders who are Optionholders provided that Parent shall cause the Surviving Company’s then-current payroll provider, on behalf of the Company, to deliver such Optionholder the amount such Optionholder has the right to receive as the cash portion of the Upward Adjustment Amount, in each case, with each Indemnifying Securityholder entitled to receive such Indemnifying Securityholder’s Pro Rata Indemnity Portion (determined as of the seventh Business Day prior to the date of the determination of the Upward Adjustment Amount) of the Upward Adjustment Amount.

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Section 2.12           Escrow.

(a)                Parent shall deduct the Total Escrow Cash and Total Escrow Shares from the Closing Merger Consideration otherwise payable to the Stockholders, SAFE Holders, and Optionholders pursuant to, and in the manner set forth in Section 2.3(a)(i) and Section 2.11 and as promptly as practicable following the Effective Time, deposit such Total Escrow Cash and Total Escrow Shares (such Total Escrow Cash and Total Escrow Shares, the “Escrow Fund”), into escrow with Wilmington Trust Company N.A., as escrow agent (the “Escrow Agent”). The Escrow Fund shall be maintained by the Escrow Agent to secure the obligations of the Indemnifying Securityholders under this Agreement and shall be administered and payable in accordance with this Agreement and an escrow agreement by and among the Stockholders’ Representative, Parent and the Escrow Agent, in substantially the form attached hereto as Exhibit F (the “Escrow Agreement”). The Escrow Fund shall be held and distributed in accordance with the terms of Article IX and the Escrow Agreement.

(b)                Tax Treatment of Escrow Fund. It is intended that, for U.S. federal income Tax purposes, (i) while the Total Escrow Shares are held in the Escrow Fund, the Company Equityholders will be treated as owners of the Total Escrow Shares, and all earnings, or other income (if any), earned with respect to the Total Escrow Shares will be treated as earned by the Company Equityholders and (ii) while the Total Escrow Cash is held in the Escrow Fund, the Parent will be treated as owner of the Total Escrow Cash, and all earnings, or other income (if any), earned with respect to the Total Escrow Cash will be treated as earned by Parent; provided, that any portion paid out of the Escrow Fund treated as imputed interest for income tax purposes shall be deemed paid from the cash component thereof. The parties shall prepare and file all Tax Returns consistent with the foregoing provisions of this Section 2.12(b) and shall not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

Section 2.13           Expense Fund. Parent shall deduct the Total Expense Fund from the Closing Merger Consideration and shall, as promptly as practicable after the Effective Time, deliver (or cause to be delivered) to the Stockholders’ Representative, by wire transfer of immediately available funds in accordance with wire transfer instructions designated by the Company to Parent in writing at least three (3) Business Days prior to the Closing Date, an amount in cash equal to the Total Expense Fund. The parties agree that, for all applicable Tax purposes, the Total Expense Fund will be treated as having been received and voluntarily set aside by each Company Equityholder at the time of Closing.

Section 2.14           Paying Agent; Paying Agent Fund.

(a)                Paying Agent. Prior to the Closing Date, Parent shall appoint Wilmington Trust Company N.A. to act as paying agent (the “Paying Agent”) for the payment of amounts payable in respect of the Shares, and, in connection therewith, shall enter into an exchange agent or paying agent agreement with the Paying Agent in a form reasonably acceptable to the Company and the Stockholders’ Representative (the “Paying Agent Agreement”). All fees, costs and expenses of the Paying Agent shall be borne by Parent.

(b)                Paying Agent Fund. As promptly as practicable following the Effective Time, Parent shall deliver to the Paying Agent an amount equal to the aggregate of the cash portion of the Per Share Merger Consideration to which the Stockholders and SAFE Holders shall be entitled at the Effective Time pursuant to Section 2.3, after taking into account any deductions or withholdings from such amounts for applicable Taxes or such amounts contributed to the Escrow Fund. Any cash deposited with the Paying Agent, together with any interest or other earnings thereon shall hereinafter be referred to as the “Paying Agent Fund”.

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(c)                Payment by the Paying Agent. The Paying Agent shall make payments from the Paying Agent Fund in accordance with Section 2.16.

Section 2.15           Additional Payments at the Closing. In addition to the amounts described in Section 2.14, by wire transfer of immediately available funds:

(a)                As promptly as practicable following the Effective Time, Parent shall (i)(A) pay, or cause to be paid, to the Company an amount equal to the aggregate of the cash portion of the Per Option Consideration payable pursuant to Section 2.4(a) in exchange for Company Options held by employees of the Company, and (B) cause its transfer agent to, issue to such employees, the applicable number of shares of Parent Common Stock to satisfy such payment, and (ii)(A) pay, or cause to be paid, to the Paying Agent an amount equal to the aggregate of the cash portion of the Per Option Consideration payable pursuant to Section 2.4(a) in exchange for Company Options held by non-employee Service Providers of the Company, and (ii) cause its transfer agent to, issue to such non-employee Service Providers, the applicable number of shares of Parent Common Stock to satisfy such payment.

(b)               As promptly as practicable following the Effective Time, Parent shall pay, or cause to be paid, cash, on behalf of the Company, in satisfaction of the Estimated Closing Date Indebtedness in accordance with the Payoff Letters (in each case, to the extent not paid prior to the Closing Date).

(c)                As promptly as practicable following the Effective Time, Parent shall pay, or cause to be paid, on behalf of the Company, to such account or accounts as the Company specifies to Parent in writing, the aggregate amount of the Estimated Closing Date Transaction Expenses in accordance with the Invoices (in each case, to the extent not paid prior to the Closing Date).

(d)                Prior to the Closing, the Company shall cause all Related Party receivables of the Company to be paid in full or extinguished.

(e)                In no event shall the aggregate amount of the Estimated Closing Date Indebtedness and Estimated Closing Date Transaction Expenses exceed the aggregate of the Estimated Closing Date Cash and that portion of the Closing Merger Consideration that is payable in cash pursuant to Section 2.8(a)(i).

Section 2.16           Distribution of Merger Consideration; Exchange of Certificates and Letters of Transmittal.

(a)                As promptly as practicable following the date hereof and in any event not later than three Business Days after the Closing Date, the Paying Agent shall mail to each holder of record, as set forth in the Certified Closing Report, of a Company Stock Certificate, (i) a Letter of Transmittal and instructions for use in effecting the surrender of Company Stock Certificates in exchange for the consideration to which such Stockholders shall be entitled at the Effective Time pursuant to Section 2.3(a)(i), after taking into account any deductions or withholdings from such amounts for applicable Taxes or such amounts to be contributed to the Escrow Fund, and (ii) an accredited investor questionnaire, in substantially the form of Exhibit I, certifying, among other things, as to such Person’s status as an Accredited Investor (the “Investor Questionnaire”).

(b)                The Paying Agent shall, no later than the later of (i) the Closing Date or (ii) five Business Days after receipt of a Company Stock Certificate (if issued), together with a Letter of Transmittal, and, solely with respect to the SAFE Holder, an Acknowledgement, all duly completed and validly executed in accordance with the instructions thereto and any other customary documents that the Paying Agent may reasonably require in connection therewith (including a duly completed and validly executed Investor Questionnaire), deliver confirmation of the receipt, and electronic copies, of such Company Stock Certificates, Letters of Transmittal, Acknowledgement and Investor Questionnaires to Parent.

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(i)                 If Parent determines that such holder of record is not an Accredited Investor, Parent shall instruct the Paying Agent to pay to the holder an amount in cash equal to the amount set forth in the Certified Closing Report represented by such Company Stock Certificate, without interest, and such Company Stock Certificate shall, upon such surrender, be cancelled.

(ii)               If Parent determines that such holder of record is an Accredited Investor, Parent shall instruct the Paying Agent to pay to the holder an amount in cash and shares of Parent Common Stock equal to the amount set forth in the Certified Closing Report represented by such Company Stock Certificate, without interest, and such Company Stock Certificate shall, upon such surrender, be cancelled. Until so surrendered, each outstanding Company Stock Certificate that prior to the Effective Time represented Shares (other than Cancelled Shares and Dissenting Shares) shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Merger Consideration as provided in this Article II.

(iii)             If after the Effective Time, any Company Stock Certificate is presented to the Paying Agent, it shall be cancelled and exchanged as provided in this Section 2.16(a). If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, as a condition precedent to the payment or issuance of any consideration pursuant to this Article II, require the owner of such lost, stolen or destroyed certificate to provide an appropriate affidavit, or indemnity with respect to such certificate.

(c)                As promptly as practicable following the date hereof and in any event not later than three Business Days after the Closing Date, the Company shall mail (or cause the Paying Agent to distribute) to (i) each Optionholder (A) an option termination agreement substantially in the form attached as Exhibit G (an “Option Termination Agreement”) and instructions for completing, executing and returning such Option Termination Agreement in exchange for the applicable portion of the Merger Consideration payable pursuant to Section 2.4(a), and (B) an Investor Questionnaire, and (ii) to each SAFE Holder, (A) the Investor Questionnaire and (B) instructions for completing, executing and returning the Acknowledgement.

(d)                With respect to employee Optionholders, Parent shall, no later than the later of (i) the Closing Date or (ii) five Business Days after receipt of an Option Termination Agreement and Investor Questionnaire, duly completed and validly executed in accordance with the instructions thereto and any other customary documents that Parent may reasonably require in connection therewith, cause the Surviving Company’s then-current payroll provider, on behalf of the Company, to deliver such Optionholder the amount such Optionholder has the right to receive as the cash portion of the Per Option Consideration payable pursuant to Section 2.4(a)(i). With respect to non-employee Service Provider Optionholders, Parent shall, no later than the later of (A) the Closing Date or (B) five Business Days after receipt of an Option Termination Agreement and Investor Questionnaire, duly completed and validly executed in accordance with the instructions thereto and any other customary documents that Parent may reasonably require in connection therewith, cause the Paying Agent, on behalf of the Company, to deliver to such Optionholder the cash amount and/or, the Company’s transfer agent, on behalf of the Company, to deliver to such Optionholder book-entry shares of Parent Common Stock, in each case, that such Optionholder has the right to receive pursuant to Section 2.4(a)(i).

(e)                Unless otherwise provided herein, no interest shall be paid or accrued for the benefit of the Stockholders, SAFE Holders or Optionholders on the Merger Consideration.

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(f)              Any portion of the Closing Merger Consideration that remains unclaimed by the Stockholders, SAFE Holders or Optionholders twelve months after the Effective Time shall be returned to Parent, upon demand, and any such Stockholder, SAFE Holders or Optionholder who has not exchanged Company Stock Certificates or delivered Option Termination Agreements for such Stockholder’s, SAFE Holders’ or Optionholder’s portion of the Closing Merger Consideration in accordance with this Section 2.16 prior to that time shall thereafter look only to Parent for payment of its portion of the Closing Merger Consideration. Any portion of the Escrow Fund to which the Stockholders, SAFE Holders or Optionholders may become entitled shall be held and distributed to the Stockholders, SAFE Holders and Optionholders entitled thereto in accordance with the terms of this Agreement, the Paying Agent Agreement, and the Escrow Agreement, at the respective times and subject to the conditions specified herein and therein. Any portion of the Upward Adjustment Amount, if any, to which the Stockholders, SAFE Holders or Optionholders may become entitled shall become payable at the times and subject to the conditions specified herein.

(g)                Parent, the Paying Agent and the Surviving Company may rely on the instructions of the Company, if before the Closing, and the Stockholders’ Representative, if after the Closing, for distributions and shall have no responsibility or liability with respect thereto, provided that the distribution instructions of the Company or the Stockholders’ Representative, as applicable, are followed. Upon Parent making each aggregate payment required of it under this Agreement in accordance with the terms of this Agreement, to the Paying Agent, the Escrow Agent and the Surviving Company as provided herein, in each case for distribution in accordance herewith, Parent shall have fulfilled its obligations with respect to payment of such payment. Parent (including indirectly through the Surviving Company) shall have no liability whatsoever with respect to the subsequent distribution of such payments among the Stockholders, SAFE Holders or Optionholders or for any failure by the Escrow Agent or the Paying Agent to make any payment due to any Stockholder, SAFE Holders or Optionholder hereunder.

Section 2.17           Milestone Payments.

(a)                Milestone Payments. If any of the events set forth in Schedule 2.17 under “Milestone Event” (each, a “Milestone Event”) is achieved, whether by or on behalf of Parent, the Company or any of their Affiliates, Parent shall, subject to the terms and conditions of this Agreement, within five Business Days following each such event, deliver to the Paying Agent and Stockholders’ Representative a notice (each, a “Milestone Event Notice”) indicating the achievement of such Milestone Event and that the Company Equityholders are entitled to receive the applicable Milestone Payment and shall pay or cause to be paid the amount set forth in Schedule 2.17 under “Milestone Payment” opposite such Milestone Event (each, a “Milestone Payment”) to the Company Equityholders in accordance with their Pro Rata Indemnity Portion, less (i) any amount subject to Parent’s right of set-off pursuant to Section 2.17(h), (ii) any withholding on such amount by Parent pursuant to Section 2.18 and (iii) the portion of such amount, if any, that would otherwise be paid with respect to Dissenting Shares. Each of the Milestone Payments shall be payable one (1) time only upon the initial achievement of the applicable Milestone Event. The date on which such Milestone Event is achieved shall be deemed to be the applicable Issuance Date for purposes of calculating the Parent Stock Price with respect to the applicable Milestone Event. The maximum aggregate amount of Milestone Payments that may be payable by Parent is $10,000,000. Once a Milestone Payment has been paid in accordance with the provisions and requirements set forth in this Section 2.17, Parent shall have no further obligations to any Person, including, without limitation, the Company Equityholders with respect to such Milestone Event or Milestone Payment.

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(b)                As used in this Agreement, the following capitalized terms shall have the meanings set forth below:

“Change of Control” means (i) a sale or other disposition of all or substantially all of the assets of the Company in a single transaction or series of related transactions (other than to any wholly owned Affiliate or wholly owned Subsidiary of Parent), (ii) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires shares representing more than fifty percent (50%) of the outstanding voting power of the Company or (iii) a merger or consolidation involving the Company in which the Company is not the surviving entity; provided, however, that “Change of Control” shall not include any bona fide equity financing transaction related to the continued financing of the operations of Parent or its Subsidiaries.

“Commercially Reasonable Efforts” means efforts and the deployment of a quantity and quality of resources consistent with the exercise of commercially reasonable practices and diligent efforts and reasonable and prudent scientific and business judgment of a similarly situated company in the biotechnology industry that would be applied to other products of similar potential, characteristics, stage of development and market size.

“Platform ” means the Company’s diagnostic assay platform as described in the Platform Patent Applications and internal Company know-how and trade secrets, as well as future improvements to such platform.

“Platform Patent Applications” means, collectively, […***…].

“Product” means any product that incorporates or is otherwise based upon the Platform.

“Regulatory Approval” means, in any given country, the granting by the Regulatory Authorities in that country of any authorization allowing a commercialization of a product.

“Regulatory Authority” means an agency of any government having the authority to regulate the sale, manufacture, marketing, testing, pricing or payment reimbursement of products.

(c)                Post-Closing Operation of the Company. Subject to the terms of this Agreement, subsequent to the Closing, the parties acknowledge and agree that the potential payment of any Milestone Payments described in this Section 2.17 is speculative and subject to numerous factors outside the control of Parent. Notwithstanding the foregoing, Parent shall use Commercially Reasonable Efforts to obtain Regulatory Approvals for the applicable Products. The Stockholders’ Representative and Parent agree that if Parent fails to use Commercially Reasonable Efforts to develop and commercialize the Products, the Stockholders’ Representative and Parent shall, promptly upon the Stockholders’ Representative’s request, meet and discuss in good faith and mutually agree on a remediation plan for such development; provided, however, that the previous sentence shall not modify Parent’s obligations, covenants, or agreements under this Agreement in any way, and the previous sentence supplements but in no way limits the rights of the Stockholders’ Representative and Company Equityholders under this Agreement. Notwithstanding the foregoing, the obligation of Parent to use Commercially Reasonable Efforts pursuant to this Section 2.17 shall not be deemed a guarantee of any Milestone Payment and the Stockholders’ Representative (on behalf of the Company Equityholders) acknowledges and agrees that the obligation to make a Milestone Payment may never arise.

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(d)                Change of Control of the Company. In the event of a Change of Control of the Company, Parent shall cause the covenants set forth in this Section 2.17 to be expressly assumed in their entirety by the acquirer in such transaction and to the extent the covenants set forth in this Section 2.17 are not so assumed, the maximum potential Milestone Payment which has not yet been paid at such time shall, subject to the terms and conditions of Section 2.17(a)(i) through Section 2.17(a)(iii), be deemed to have been accelerated and been due and payable in full by Parent to the Company Equityholders immediately prior to or at the closing of such Change of Control.

(e)                No Fiduciary Duties. Neither Parent nor any of its directors or officers, or their respective Affiliates, owes any fiduciary duty to the Company Equityholders with respect to the Milestone Payments; provided, however, that the foregoing shall in no way restrict or eliminate the fiduciary duties owed under applicable law to the Company Equityholders to the extent they are or become stockholders of Parent, including with respect to Parent Common Stock issued pursuant to this Agreement.

(f)               Books and Records. Parent will maintain complete and accurate records in sufficient detail to permit the Stockholders’ Representative to confirm the accuracy of Parent’s calculations of payments owed under this Section 2.17. Such records shall be available for inspection during regular business hours for a period of three (3) years from the end of the calendar quarter to which they pertain, and not more often than once per calendar year. Inspections may be conducted only by a nationally recognized certified public accounting firm mutually agreed upon by Parent and the Stockholders’ Representative, and who agrees to be bound by a confidentiality agreement. The mutually agreed upon certified public accounting firm may examine Parent’s records relating to this Agreement for the sole purpose of verifying the accuracy of the aforesaid calculations. With regard to such calculations, the accountants shall disclose to the Stockholders’ Representative, with a copy to Parent, only whether such calculations are correct or incorrect, and the amount of discrepancy, if any. Once examined, such books and records will no longer be subject to further examination by the Stockholders’ Representative under this Section 2.17(f). Any amounts shown to have been underpaid shall be paid by Parent to the Company Equityholders, in cash, and any amounts shown to have been overpaid shall be refunded, in cash, by the Company Equityholders, acting through the Stockholder’s Representative in its capacity as such, to Parent, in each case, within forty-five (45) calendar days from the accountant’s report. The Company Equityholders, acting through the Stockholder’s Representative in its capacity as such, shall bear the full cost of such inspection unless such inspection discloses an underpayment of more than 10% of the amount actually owed during the applicable calendar quarter, in which case Parent shall reimburse the Stockholders’ Representative (on behalf of the Company Equityholders) for its reasonable third party out-of-pocket costs incurred for such audit.

(g)                Progress Report. Parent shall submit to the Stockholders’ Representative, every six (6) months after the Closing Date until the termination of this Agreement or achievement of the Milestone Events, a written report summarizing in reasonable detail the efforts performed by or on behalf of Parent or its Affiliates with respect to the Milestone Events (“Progress Report”); provided, however, that in no event shall Parent be required to provide any material non-public information in the Progress Report or in response to follow-up questions from the Stockholders’ Representative regarding each Progress Report. The Stockholders’ Representative may ask follow-up questions regarding each Progress Report, and Parent shall respond to any such questions promptly, subject to the limitations in the preceding sentence.

(h)                Right of Set-Off. Parent shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 2.17 the amount of (i) any adjustment to the Purchase Price owed to it pursuant to Section 2.11 and (ii) any Losses to which any Indemnified Party may be entitled under Article IX of this Agreement or any other Ancillary Agreement, subject in all respects to the limitations set forth in Article IX.

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(i)                 No Security. The parties hereto understand and agree that (i) the contingent rights to receive any Milestone Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Law, and do not constitute an equity or ownership interest in Parent or the Company, (ii) the Company Equityholders shall not have any rights as a securityholder of Parent or the Company solely as a result of the Company Equityholders’ contingent right to receive any Milestone Payment hereunder, and (iii) no interest is payable with respect to any Milestone Payment.

(j)                 Tax Treatment of Milestone Payments. Each Milestone Payment, if any, shall be treated for applicable income tax purposes as deferred consideration received by the Company Equityholders and shall be subject to the imputation of interest under Section 483 or Section 1274 of the Code as required; provided, that any portion of any Milestone Payment treated as imputed interest for income tax purposes shall be deemed paid from the cash component thereof. The Parties shall prepare and file all Tax Returns consistent with the foregoing provisions of this Section 2.17(j) and shall not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

Section 2.18           Withholding.

(a)                Notwithstanding anything to the contrary in this Agreement, Parent, the Paying Agent, the Surviving Company and the Stockholders’ Representative (and their designees) (each, a “Withholding Party”) shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement any withholding Taxes or other amounts required under the Code or any other applicable Law. Upon Closing (and thereafter as required by Law or as requested by Parent), each person entitled to payment under this Agreement shall provide an applicable IRS Form W-8 or IRS Form W-9. To the extent that any such amounts are so deducted or withheld and remitted to the applicable Governmental Authority by a Withholding Party, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. In the event that a Withholding Party determines that withholding is required under applicable Tax Law on any payment to any Stockholder (other than with respect to any compensatory payment or as the result of either (i) a failure of the Company to provide the FIRPTA Certificate or (ii) a failure of such Stockholder to provide an executed IRS Form W-8 or W-9), such Withholding Party will make commercially reasonable efforts to notify the Company, on behalf of the recipient of such payment, at least five (5) Business Day prior to the Closing Date or the Stockholders’ Representative, on behalf of the recipient of such payment, at least five (5) Business Days prior to any subsequent date that the applicable payment is to be made to provide such recipient with an opportunity to provide any form or documentation or take such other steps in order to avoid or mitigate such withholding.

(b)                The Parties agree that the Company shall be responsible for the accuracy and completeness of the Certified Closing Report, Parent and Merger Sub shall be entitled to rely on the Certified Closing Report in making payments under this Article II, and Parent and Merger Sub shall not be responsible for the calculations or the determinations regarding such calculations in such Certified Closing Report.

Section 2.19           Distribution of Total Expense Fund. As promptly as practicable after the Stockholders’ Representative’s disbursement to the Paying Agent of any portion of the Total Expense Fund pursuant to Section 10.14, the Stockholders’ Representative will cause the Paying Agent to, subject to Section 2.15, deliver to each Stockholder, Optionholder and SAFE Holder the amount of such portion of the Total Expense Fund allocable to such Person in accordance with the Certified Closing Report and the applicable provisions of this Agreement.

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Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), the Company represents and warrants to Parent as of the date hereof and as of the Closing as follows:

Section 3.1              Organization and Qualification; Authorization.

(a)                The Company is duly organized, validly existing and in good standing (except to the extent that the failure to be in good standing would not be material to the Company) under the Laws of the jurisdiction of its formation, which jurisdiction is listed on Schedule 3.1 of the Disclosure Schedules, and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted. The Company is duly qualified or otherwise authorized as a foreign entity to transact business in each jurisdiction listed on Schedule 3.1 of the Disclosure Schedules, which are all of the jurisdictions in which the nature of such Person’s business or assets requires such Person to so qualify, except to the extent that the failure to be so qualified would not be material to the Company. Complete and correct copies of the Company Organizational Documents and all amendments thereto have been made available to Parent. The Company is not in violation of any of the provisions of the Company Organizational Documents. The minute books and resolutions of the Company previously made available to Parent contain true, complete and accurate records of all meetings and accurately reflect in all material respects all corporate action of the equity holders and board of directors (including committees thereof) of the Company. The stock certificates, books and stock transfer ledgers of the Company previously made available to Parent are true, complete and accurate.

(b)                The Company has all requisite power and authority to (i) execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is or will be a party and (ii) assuming receipt of the Required Stockholder Approval, consummate the transactions contemplated hereby and thereby. The Required Stockholder Approval is the only vote or consent of the holders of any class or series of the Company’s capital stock required under applicable Law and the Company Organizational Documents, to approve and adopt this Agreement and the Ancillary Agreements, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which the Company is or will be a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been or will be duly authorized. This Agreement has been, and the Ancillary Agreements to which the Company is or will be a party will be, duly executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, enforceable against it in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors generally and the availability of equitable remedies (the “Bankruptcy and Equity Exception”).

Section 3.2              No Violation. Except as set forth on Schedule 3.2 of the Disclosure Schedules, the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby will not:

(a)                violate, contravene or conflict with any provision of the Company Organizational Documents;

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(b)                violate, contravene or conflict with any resolution adopted by the Company’s board of directors or shareholders;

(c)                violate, contravene or conflict with any Law or Order;

(d)                contravene, conflict with, result in the violation or breach of any of the terms or conditions of, or constitute (with or without notice or lapse of time or both) a default under or an event which would, or could reasonably be expected to give rise to, any right of notice, modification, acceleration, payment, suspension, withdrawal, cancellation or termination under, or in any manner release any party thereto from any obligation under, or otherwise affect any rights of the Company under, any Material Contract or Permit; or

(e)                result in the creation or imposition of any Lien upon any Assets.

Section 3.3              Consents and Approvals.

(a)              Except as set forth on Schedule 3.3(a) of the Disclosure Schedules, no consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or other Person is required to be made or obtained by the Company in connection with the authorization, execution, delivery and performance by the Company of this Agreement or any Ancillary Agreement to which the Company is a party, or the consummation of the transactions contemplated hereby and thereby.

(b)              The board of directors of the Company has unanimously: (i) approved and adopted, and declared the advisability of, this Agreement, the Ancillary Agreements to which the Company is a party, and the transactions contemplated hereby and thereby, including the Merger; (ii) determined that this Agreement, the Ancillary Agreements to which the Company is a party, and the transactions contemplated hereby and thereby, including the Merger, are fair to and in the best interests of the Company and the Stockholders; (iii) directed that this Agreement be submitted to the Stockholders for their adoption; and (iv) resolved to recommend that the Stockholders adopt this Agreement and the Ancillary Agreements to which the Company is a party.

Section 3.4              Capitalization.

(a)                Schedule 3.4(a) of the Disclosure Schedules sets forth the entire authorized Equity Securities of the Company and a complete and correct list of (i) the issued and outstanding Equity Securities of the Company, including the name of the record and beneficial owner thereof and the number of Equity Securities held thereby, and (ii) all outstanding Company Options, including with respect to each such Company Option, the holder, the status of such holder (i.e., active or terminated), the option type designated by the Company at the time of the grant (i.e., incentive stock options or non-qualified stock options), whether the Company Option permits early exercise, the number of Shares subject thereto, the grant date, the exercise price and the vesting schedule (including any acceleration provisions) for such Company Option, the extent to which such Company Option is vested and exercisable and the date on which such Company Option expires. All of the outstanding Equity Securities of the Company have been, and all Shares which may be issued pursuant to the exercise of Company Options, when issued in accordance with the applicable security, will be, duly authorized, validly issued and are fully paid and non-assessable. Other than pursuant to Section 262 of the DGCL, none of the Stockholders are entitled to, and no Shares are subject to, dissenter’s rights, appraisal rights or any similar rights in any other jurisdiction.

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(b)                Except as set forth on Schedule 3.4(b) of the Disclosure Schedules, the Company does not have any outstanding Equity Securities or other securities directly or indirectly convertible into or exchangeable for its Equity Securities, the Company does not have any outstanding agreements, options, warrants or rights to directly or indirectly subscribe for or purchase, or that directly or indirectly require it to issue, transfer or sell, its Equity Securities or any securities directly or indirectly convertible into or exchangeable for its Equity Securities, and there are no agreements containing profit participation or phantom equity features with respect to the Company. The Company has no Subsidiaries and does not own or otherwise hold, directly or indirectly, any stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person. The Company is not subject to any obligation (contingent or otherwise) to redeem, repurchase or otherwise acquire or retire any of its Equity Securities or any warrants, options or other rights to acquire its Equity Securities. Except as set forth on Schedule 3.4(b) of the Disclosure Schedules, there are no voting agreements, voting trusts or other agreements, commitments or understandings with respect to the voting or transfer of Equity Securities or other securities of the Company. The Company has not violated any applicable federal or state securities Laws in connection with the offer, sale or issuance of any of its Equity Securities or any warrants, options or other rights to acquire its Equity Securities. No Equity Securities of the Company are subject to, nor have been issued in violation of, preemptive or similar rights. Each grant of a Company Option was duly authorized by all necessary corporate action on the applicable date of grant and was made in accordance with the terms of the Option Plan and applicable stock option agreement, and the stock option agreement governing such grant was executed and delivered by each party thereto. The treatment of the Company Options provided for in Section 2.4 is consistent with and authorized under the terms of the Option Plan and any applicable stock option agreement. There are no accrued but unpaid dividends payable by the Company on any Equity Securities of the Company.

(c)                The Company Common Shares listed on Schedule 3.4(c) hereto will be forfeited immediately prior to and contingent upon the Closing with no consideration payable in respect thereof, the Company has obtained all necessary approvals and consents for such forfeiture from the holders thereof and received a release of claims from such holders in respect thereof, and such shares shall be deemed “Cancelled Shares” for all purposes hereunder.

Section 3.5              Financial Statements; Accounting and Internal Controls.

(a)                Schedule 3.5(a) of the Disclosure Schedules sets forth copies of the following financial statements of the Company (collectively, the “Financial Statements”):

(i)                 the unaudited consolidated balance sheet of the Company as of September 30, 2021 (the “Balance Sheet” and such date, the “Balance Sheet Date”), and the related unaudited statements of profit and loss and cash flows for the eleven month period then ended.

(b)                The Financial Statements (including the notes and schedules thereto) (i) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, (ii) present fairly the assets, liabilities and financial condition of the Company as of such dates and the results of operations of the Company for such periods, and (iii) are consistent with the books and records of the Company (which books and records are correct and complete in all material respects). Since December 31, 2018, there has been no change in any accounting principles, policies, methods or practices, including any change with respect to reserves (whether for bad debt, contingent liabilities or otherwise) of the Company.

(c)                The Company has, since its incorporation, established and maintained in all material respects a system of internal accounting controls sufficient to reasonably ensure (i) the reliability of financial reporting and the preparation of the financial statements of the Company and (ii) that (A) all transactions are executed in accordance with management’s general or specific authorizations; (B) all transactions are recorded when and as necessary to maintain asset accountability and to permit preparation of financial statements in conformity with GAAP applied using the same accounting practices, policies, principles and methodologies, with consistent classifications, judgments and valuation and estimation accrual methodologies, used in the preparation of the Financial Statements; and (C) all accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

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(d)                The Company has established and maintained and, since its incorporation, has maintained in all material respects, disclosure controls sufficient to reasonably ensure that material information relating to the Company (including any deficiencies or weaknesses in the design or operation of the Company’s internal controls and any fraud that involves management or other Service Providers of the Company) is made known to the Company’s management by others within the Company and disclosed to the Company’s board of directors and outside auditors. The Company has provided to Parent a summary of any of the foregoing disclosures made to the Company’s board of directors or outside auditors.

Section 3.6              Absence of Undisclosed Liabilities. The Company has no Liabilities, except (a) as and to the extent specifically accrued for or reserved against in the Balance Sheet, (b) Liabilities which have arisen after the date of the Balance Sheet in the ordinary course of business consistent with past practice (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law) which are not, or could not reasonably be expected to be, individually or in the aggregate, material to the Company, (c) executory obligations under Contracts (other than Liabilities relating to any breach, or any fact or circumstance that, with notice, lapse of time or both, would result in a breach thereof by the Company) and (d) Liabilities specifically set forth on Schedule 3.6 of the Disclosure Schedules.

Section 3.7              Accounts and Notes Receivable; Accounts Payable. All accounts and notes, and other receivables of the Company are reflected accurately and properly on its books and records, are valid receivables arising from bona fide arm’s length transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business subject to no setoffs or counterclaims, and are current and collectible subject to the reserve for bad debts set forth on the Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. Schedule 3.7 of the Disclosure Schedules sets forth the aging of accounts receivable of the Company as of the Balance Sheet Date. The accounts payable and accruals of the Company have arisen in bona fide arm’s-length transactions in the ordinary course of business, and the Company has been paying its accounts payable as and when due.

Section 3.8              Inventory. The inventory of the Company is merchantable and fit for the purpose for which it was procured or manufactured, and is not slow-moving, obsolete, damaged, or defective, subject to the reserve for inventory write-down set forth on the Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. All such inventory is owned by the Company free and clear of any Liens (other than Permitted Liens), and no inventory is held on a consignment basis.

Section 3.9              Absence of Changes or Events. Except as disclosed in the applicable subsection of Schedule 3.9 of the Disclosure Schedules, since December 31, 2020, (a) the Company has conducted its business only in the ordinary course consistent with past practice, (b) no Event has occurred that, individually or in combination with any other Events, has had or could reasonably be expected to have a Material Adverse Effect, (c) the Company has not suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (d) the Company has not:

(i)                 amended or otherwise changed the memorandum of association, certificate of incorporation or bylaws or equivalent organizational documents of the Company or altered through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company, or created or formed any Subsidiary;

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(ii)               issued, granted, sold, transferred, delivered, pledged, promised, disposed of or encumbered, or altered or modified (other than acceleration of vesting of equity awards) the rights or obligations of its Equity Securities or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire its capital stock or any other ownership interests or equity-based rights of the Company;

(iii)             redeemed, purchased or otherwise acquired, directly or indirectly, any of the Equity Securities of the Company;

(iv)              declared, set aside or paid any dividend or other distribution in respect of any of Equity Securities of the Company;

(v)                effected any recapitalization, reclassification, stock split, reverse stock split or like change in the capitalization of the Company;

(vi)              sold, transferred, delivered, leased, licensed, sublicensed, mortgaged, pledged, encumbered, impaired or otherwise disposed of (in whole or in part), or created, incurred, suffered to exist, assumed or caused to be subjected to any Lien (other than Permitted Liens) on, any of the Assets or rights of the Company (including any Intellectual Property or accounts receivable), except for any Assets or rights having a value of less than $50,000, individually, or $150,000, in the aggregate;

(vii)            (A) acquired (by merger, consolidation, acquisition of stock or assets or otherwise) or organized any Person, joint venture or any business organization or division thereof, (B) acquired any rights, assets or properties other than in the ordinary course of business consistent with past practice or (C) acquired any Equity Securities of any Person;

(viii)          (A) incurred, forgiven, guaranteed or modified any Indebtedness (other than draws under revolving lines of credit existing on the date hereof in the ordinary course of business consistent with past practice), (B) entered into any off-balance sheet financing arrangement, or (C) made any loans or advances, except to employees of the Company for expenses incurred in the ordinary course of business consistent with past practice;

(ix)              made any capital expenditures or entered into any Contract to make capital expenditures outside of the ordinary course of business consistent with past practice or failed to make any capital expenditure reflected in any budget provided or made available to Parent;

(x)                (A) increased the compensation or fringe benefits of any Service Provider, (B) hired or offered to hire any new Service Providers or terminated or encouraged any Service Provider to resign from the Company (except for new hires made in the ordinary course of business consistent with past practice all of whom shall be “at-will” employees who can be terminated at any time for any reason without any monetary or obligations on the part of the Company), (C) granted any severance or termination pay (in cash or otherwise) to any current or former Service Provider, except pursuant to any Contract or Employee Benefit Plan in effect on the date hereof in connection with the termination of any such Service Provider or increased severance or termination pay, (D) established, adopted, entered into, amended or terminated (or granted any waiver or consent under) any Employee Benefit Plan, except for any amendments required by ERISA or the Code or other applicable Law, or (E) granted any equity or equity-based awards or stock-based rights;

(xi)              entered into or amended any Collective Bargaining Agreement;

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(xii)            except as required by GAAP, changed any accounting policies, procedures, methods or practices (including with respect to reserves, revenue recognition, inventory control, prepayment of expenses, timing for payments of accounts payable and collection of accounts receivable);

(xiii)            modified, amended, extended or supplemented in any respect, transferred or terminated or failed to renew any Material Contract listed on Schedule 3.12 of the Disclosure Schedules or waived, released or assigned any rights or claims thereto or thereunder;

(xiv)          (A) made or changed any material Tax election or change any material method of Tax accounting, (B) settled or compromised any Tax Liability or claim, (C) filed any amended or past-due Tax return, (D) entered into any closing agreement relating to any Tax, (E) agreed to an extension of a statute of limitations in respect of Taxes, (F) surrendered any right to claim a material Tax refund, (G) prepared any material Tax Return in a manner inconsistent with past practices with respect to the treatment of items on prior Tax Returns, (H) incurred any material liability for Taxes other than in the ordinary course of business consistent with past practice, (I) filed any material Tax Return in a jurisdiction where the Company did not file a material Tax Return of the same type in the immediately preceding Tax period, or (J) filed a claim for refund of material Taxes;

(xv)            other than in the ordinary course of business consistent with past practice, paid, discharged, satisfied, settled or otherwise compromised any Proceeding or waived, assigned or released any rights or claims;

(xvi)          commenced a lawsuit other than (A) in the ordinary course of business consistent with past practice and (B) in such cases where it in good faith determined that failure to commence suit would result in the impairment of a valuable aspect of its business or result in a loss of rights of substantial value;

(xvii)        engaged in, entered into or modified or amended any agreement, Contract, transaction or other arrangement with, directly or indirectly, any Related Party;

(xviii)        terminated, amended or failed to renew or preserve any material Permit;

(xix)          terminated, amended, failed to renew or preserved, or permitted to lapse or enter the public domain, any registered Intellectual Property of the Company, except for amendments to registered or applied for Intellectual Property of the Company completed in the ordinary course of business consistent with past practice;

(xx)            permitted the lapse of any existing insurance policy relating to the business or Assets;

(xxi)          made any material changes in the Company’s practices and policies relating to manufacturing, purchasing, inventory management, marketing, selling or pricing;

(xxii)        took or omitted to take any action (or permit any Affiliate or Representative of the Company or the Company Equityholders to take or omit to take any action) that would, or could reasonably be expected to, result in any of the Company’s representations and warranties set forth in this Agreement or any certificate delivered in connection with the Closing being or becoming untrue;

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(xxiii)      commenced any proceeding for any voluntary liquidation, dissolution, or winding up of the Company, including initiating any bankruptcy proceedings on its behalf; or

(xxiv)      authorized any of the foregoing, enter into an agreement to do any of the foregoing, or agree or enter into any Contract to do any of the foregoing.

Section 3.10           Assets.

(a)               Subject to Section 3.11(d), the Company owns, and immediately following the Closing will continue to own, good and marketable title to, or a valid right to use, all of the tangible and intangible assets and property used or held in connection with its business (the “Assets”), free and clear of any and all Liens (other than Permitted Liens). The tangible and intangible assets and property to which the Company has good and marketable title to, or a valid right to use, are all the assets and property that are necessary to enable the business of the Company to be conducted immediately after the Closing in the same manner as the business of the Company has been conducted since its incorporation.

(b)                All material items of tangible personal property owned or leased by the Company are in good operating condition and repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are presently being used. None of the personal or movable property constituting Assets is located other than at the Real Property.

Section 3.11           Proprietary Rights.

(a)                Schedule 3.11(a) of the Disclosure Schedules contains a true, complete and accurate description and list of all (i) patented or registered Intellectual Property included in the Owned Intellectual Property or exclusively licensed to the Company, (ii) pending patent applications and applications for other registrations of Intellectual Property included in the Owned Intellectual Property or exclusively licensed to the Company, and (iii) any unregistered Trademark or copyright that is included in the Owned Intellectual Property or exclusively licensed to the Company and material to the conduct of the Company’s business as presently conducted or contemplated to be conducted (indicating for each of (i) and (ii) the applicable jurisdiction, registration number (if registered), application number, date issued (if issued) and dated filed and indicating for each of (i)-(iii) the owner thereof).

(b)                Except as set forth on Schedule 3.11(b), the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements to which the Company is a party will not (i) materially impair any rights of the Company under, or cause the Company to be in material violation of or default under, any Contract under which it has the right to use or otherwise commercialize or exploit in any way any Intellectual Property of any Person that is material to the Company’s business as currently conducted, (ii) give rise to any termination or material modification of, or entitle any other party to terminate or modify, any such Contract, or (iii) require the payment of (or increase the amount of) any royalties, fees, or other consideration with respect to the Company’s use or exploitation of any Intellectual Property of any Person under any such Contract.

(c)                (i) The Company exclusively owns all right, title and interest in and to the Owned Intellectual Property free and clear of all Liens (except Permitted Liens), and (ii) the Company has the right to use and otherwise exploit the Licensed Intellectual Property and all other Intellectual Property necessary for the operation of the business as presently conducted in accordance with the terms of the Company IP Agreements governing such Licensed Intellectual Property. To the Knowledge of the Company, none of the Intellectual Property set forth on Schedule 3.11(a) of the Disclosure Schedules is invalid or unenforceable in whole or in part. No loss or expiration of any of the material Owned Intellectual Property is pending, reasonably foreseeable or threatened, except for patents expiring at the end of their statutory term. The Company has taken commercially reasonable actions to protect and maintain in full force and effect all Owned Intellectual Property. Each current or former Service Provider of the Company who has contributed to the development of any material Owned Intellectual Property has executed a written agreement (x) assigning to the Company ownership of all rights in any Intellectual Property developed by such Service Provider, solely or jointly with others, in the course and scope of his or her employment or engagement by the Company, and (y) containing confidentiality and non-use terms and conditions reasonably sufficient to protect all trade secrets and confidential information of the Company used in connection with the operation of the business as presently conducted. Except as specified on Schedule 3.11(c) of the Disclosure Schedules, none of the Stockholders owns or holds any Intellectual Property that is used, commercialized or exploited in any way by the Company.

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(d)                Except as set forth on Schedule 3.11(d) of the Disclosure Schedules, (i) there have been no claims made or threatened in writing or, to the Knowledge of the Company, otherwise threated, against the Company asserting the invalidity, or unenforceability or challenging the ownership of any Owned Intellectual Property or challenging the Company’s right to use the Licensed Intellectual Property in accordance with the terms of the Company IP Agreements governing such Licensed Intellectual Property, (ii) the Company has not received any written notices of any infringement, violation or misappropriation by the Company of any Intellectual Property of any other Person (including any cease-and-desist letters or demands or offers to license any Intellectual Property from any other Person), (iii) to the Knowledge of the Company, the conduct of the Company’s business as previously conducted within the past two (2) years has not infringed, misappropriated, or violated, and as presently conducted does not infringe, misappropriate or violate, any material Intellectual Property of any other Person, and (iv) to the Knowledge of the Company, no Company Intellectual Property has been infringed, misappropriated or violated by any other Person in any manner that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Parent acknowledges that (A) the representations and warranties set forth in this Section 3.11(d) are the only representations and warranties being made in this Agreement with respect to infringement or misappropriation of Intellectual Property of any other Person; and (B) the Company has not employed outside patent counsel to opine on any infringement or misappropriation of Intellectual Property by the Company or to opine on any infringement or misappropriation of Company Intellectual Property by any third party.

(e)                No Software included in the Owned Intellectual Property is material to the business of the Company.

(f)                 To the Knowledge of the Company, the computer systems, including the Software, hardware and networks (collectively, the “Systems”), currently used by the Company are sufficient for the current needs of the business of the Company, including as to capacity and ability to process current peak volumes in a reasonably timely manner. To the Knowledge of the Company, in the past 12 months, there have been no bugs in, or failures, breakdowns, or continued substandard performance of, any Systems that has caused the substantial disruption or interruption in or to the use of such Systems by the Company or the conduct of its business.

(g)                Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company has taken commercially reasonable steps to maintain the confidentiality of all trade secrets and confidential information of the Company used in connection with the operation of the business as presently conducted; and (ii) to the Knowledge of the Company, no such trade secrets or confidential information have been impermissibly disclosed to any third party or accessed or used by any third party in an unauthorized manner.

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(h)                Each privacy policy or other policy or terms published by the Company that relates to Personal Data, and the date that such policies or terms were published or otherwise in effect, have been delivered or made available to Parent. The Company is, and since its incorporation has been, in compliance with all applicable Privacy Laws, its Privacy Notices, its own privacy policies, terms of use, and other terms or policies or Contracts, and any third party privacy policies, terms of use, or other terms or policies or Contracts binding on the Company with respect to, in each case, data security, Data Breach notification requirements, the privacy of Service Provider, users, visitors, and customers, or the Processing of any Personal Data (collectively, the “Privacy Requirements”). No claims are currently pending or threatened against the Company by any Person alleging a violation of any Privacy Requirements. The execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby (i) will comply with all Privacy Requirements, (ii) will not impair any rights of, or impose any obligations or restrictions on, the Company with respect to any use, disclosure, commercialization or exploitation of, or otherwise relating to, any Personal Data or other data, and (iii) will not give rise to any right on the part of any Person to impair any such rights or impose any such obligations or restrictions. Neither the Company nor anyone acting on behalf of the Company and no software tool created or used by or on behalf of the Company, has used false log-on credentials with respect to any third-party website or other false representation or statement or unauthorized or unlawful mechanism, code (including markup languages, programming languages, or scripts), or action to access (including access in excess of authorization), obtain, damage, exploit, Process, or otherwise use any Personal Data or other data. The Company has not received a complaint, notice, allegation, or other communication regarding, or been the subject of, any actual or threatened Proceeding or investigation regarding its Processing of Personal Data or its privacy or data security policies, practices, or activities. In compliance with the Privacy Requirements, the Company has adequate security measures in place to protect Personal Data or other data and other data in its possession, custody, or control. The Company has not experienced any Data Breach. The Company has not notified, or been required to notify, any Person of any Data Breach. The Company has provided all requisite notices and obtained all required consents, and satisfied all other requirements (including but not limited to notification to Governmental Authorities), necessary for the Company’s Processing (including international and onward transfer) of all Personal Data in connection with the conduct of the business as currently conducted and in connection with the consummation of the transactions contemplated hereunder.

(i)                 Except as set forth on Schedule 3.11(i), no governmental entity, university, college, other educational institution or research center has any claim or right in or to any material Owned Intellectual Property. To the Knowledge of the Company, each Service Provider employed by a university who was involved in, or who contributed to, the creation of any Owned Intellectual Property has performed such services in compliance with applicable university policies.

Section 3.12           Contracts. Schedule 3.12 of the Disclosure Schedules contains a true, complete and accurate list (by reference to the applicable subsection hereof) as of the date of this Agreement of the following (each, a “Material Contract” and collectively, the “Material Contracts”):

(a)                each Contract that requires the Company to pay, or entitles the Company to receive, or could result in obligations of the Company in the amount of, in the aggregate, $50,000 or more in any calendar year;

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(b)               each Contract that restricts the Company or any of its present Affiliates from competing with or engaging in any business activity anywhere in the world or soliciting for employment, hiring or employing any Person;

(c)               each Contract to acquire or dispose (by merger, division, conversion, consolidation, purchase or sale of assets or stock or otherwise) of material assets, as to which the Company has continuing material obligations or material rights;

(d)                each Contract concerning a joint venture, strategic alliance, collaboration or partnership agreements, or the sharing of profits;

(e)                each Contract whereby the Company leases, subleases, licenses, or otherwise holds any rights to use or occupy any interest in real property (the “Real Property Leases”);

(f)                 each Contract with respect to Indebtedness;

(g)                each Contract with any Governmental Authority;

(h)                each Contract that includes a license of, or covenant not to sue with respect to Intellectual Property (i) from the Company to any third party (excluding non-exclusive licenses to customers and end users granted in the ordinary course of business), and (ii) to the Company from any third party (excluding generally commercially available, off the shelf software programs licensed to the Company pursuant to a shrink-wrap or “click to accept” agreements), in each case, which are material to its business as currently conducted (collectively, the “Company IP Agreements”);

(i)                 each Contract pursuant to which the Company leases, licenses or otherwise authorizes another Person to use, distribute, sell, resell or incorporate any Company Intellectual Property;

(j)                 each Contract that contains any fixed or indexed pricing, “most-favored nation” pricing or similar pricing terms or provisions regarding minimum volumes, volume discounts, or rebates;

(k)                each Contract with respect to bonus or other incentive compensation, deferred compensation, equity purchase award, salary continuation, pension, profit sharing or retirement plan;

(l)                 each Contract with any current Service Providers;

(m)              each Contract with a Related Party;

(n)                each Contract that is not terminable by the Company with notice of 90 days or less without penalty;

(o)                each Contract that grants any Person other than the Company any rights of first refusal, rights of first negotiation or similar rights;

(p)                each Contract that contains indemnification obligations of the Company;

(q)                each Government Contract (including each Contract required to be listed on Schedule 3.28); and

(r)                 each Contract not made in the ordinary course of business consistent with past practice or that is otherwise material.

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True, complete and correct copies of the Contracts listed or required to be listed on Schedule 3.12 of the Disclosure Schedules, together with all modifications and amendments thereto, have previously been delivered or made available to Parent, or, to the extent any of such Contracts are oral, Schedule 3.12 of the Disclosure Schedules contains a description of the material terms thereof. Each Material Contract is in full force and effect, is valid, binding and enforceable in accordance with its terms, subject only to the Bankruptcy and Equity Exception. Except as set forth on Schedule 3.12 of the Disclosure Schedules, the Company is not in breach or default, nor, to the Knowledge of the Company, has any event occurred which with the giving of notice or the passage of time or both would constitute a breach or default by the Company of, or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by another party under, or in any manner release any party thereto from, any obligation under, any Material Contract and, to the Knowledge of the Company, no counterparty is in breach or default, and no event has occurred which with the giving of notice or the passage of time or both would constitute a breach or default by any other party, or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by the Company under, or in any manner release any party thereto from any obligation under, any Material Contract. Since its incorporation, the Company has not received any notice or communication regarding any violation or breach of, or default under any Material Contract. The Company has not been notified in writing by any counterparty to any Material Contract that such counterparty is terminating, modifying, repudiating or rescinding, or intends to terminate, modify, repudiate or rescind such Contract.

Section 3.13           Litigation. Except as set forth on Schedule 3.13(a) of the Disclosure Schedules, there are no Proceedings pending, or to the Knowledge of the Company, threatened against the Company or any of the current or former officers, directors or employees of the Company related to the Company or its operations, to the Knowledge of the Company, is there any reasonable basis for any such Proceeding. Schedule 3.13(b) of the Disclosure Schedules sets forth any Order to which the Company is subject.

Section 3.14           Compliance with Laws. Except as set forth on Schedule 3.14 of the Disclosure Schedules, the Company complies and, since its incorporation, has been in compliance, with all Laws applicable to the conduct ownership, use, occupancy or operation of its business and the Assets, and the Company has not received since its incorporation, nor, to the Knowledge of the Company, is there any basis for, any notice or other communication from any Governmental Authority or any other Person that the Company is not in compliance with any Law.

Section 3.15           Licenses and Permits. Except as set forth on Schedule 3.15 of the Disclosure Schedules, the Company holds, since its incorporation has held, and immediately following Closing will hold, all Permits necessary for the conduct, ownership, use, occupancy or operation of its business or the Assets. The Company complies with all such Permits, and the Company has not received since its incorporation any written notice or other written communication from any Governmental Authority or any other Person that the Company is not in compliance with any such Permit or of any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any such Permit. All such Permits are identified on Schedule 3.15 of the Disclosure Schedules, including their respective dates of issuance and expiration, and true, complete and correct copies thereof have been provided or made available to Parent. All such Permits are, and immediately following the Closing will be, valid and in full force and effect on terms identical in all material respects to those under which, immediately before the Closing (and as of the date of this Agreement), the Company holds such Permits.

Section 3.16           Health, Safety and Environment.

(a)                The Company is and has been in material compliance with all applicable Environmental and Safety Requirements since its incorporation.

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(b)                The Company has obtained, maintains, and complies with all Permits required under Environmental and Safety Requirements to operate its business, and no Proceeding is pending or, to the Knowledge of the Company, threatened, to revoke, modify, or terminate any Permit required under Environmental and Safety Requirements.

(c)                To the Knowledge of the Company, there are no Hazardous Materials present in, at, under, about or migrating to or from, (i) any Real Property, (ii) real property formerly owned, leased, or used by the Company or any of its predecessors, or (iii) any property to which any Person has, at any time, transported, treated, stored or disposed of Hazardous Material on behalf of the Company or any of its predecessors that could reasonably be expected to give rise to, result in, or serve as a basis for Losses to the Company under Environmental and Safety Requirements.

(d)                The Company has not been subject to, nor has it received any notice of, any Proceeding related to the Release of Hazardous Materials or noncompliance with or Liabilities under Environmental and Safety Requirements.

(e)              The Company has no contractual indemnity obligation to any third party with respect to Environmental and Safety Requirements.

(f)                To the Knowledge of the Company, no current facts, circumstances, or conditions exist with respect to the Company, its business, the Real Property, or any formerly owned, leased, or operated real property that would result, individually or in the aggregate, in the Company’s incurring Losses or unbudgeted capital expenditures to achieve or maintain compliance under Environmental and Safety Requirements, including Permits required under Environmental and Safety Requirements.

(g)                The Company has made available to Parent with true, complete and accurate copies of all environmental assessment reports, health and safety audits, and reports of investigations with respect to the Company, the Real Property or any formerly owned, leased, or operated real property to the extent that such reports are in the Company’s possession or subject to its control.

Section 3.17           Taxes.

(a)                The Company has timely and properly filed all income and other material Tax Returns required to be filed by it or with respect to its assets or operations (taking into account any validly obtained extensions to file). All such Tax Returns are accurate and complete in all material respects. The Company has timely and properly paid all income and other material Taxes required to be paid by it or with respect to its assets or operations, whether or not shown as due on such Tax Returns.

(b)                All Tax deficiencies that have been claimed, proposed, or asserted by any Governmental Authority against the Company have been fully paid or finally settled.

(c)                No Tax audits or administrative or judicial Tax Proceedings are being conducted with respect to the Company. The Company has not received from any Governmental Authority any (i) written notice indicating an intent to open an audit or other review with respect to Taxes, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that, in either case, remains in effect.

(d)                No claim has ever been made by an authority in a jurisdiction the Company does not file Tax Returns that the Company may be subject to taxation by that jurisdiction. Schedule 3.17(d) of the Disclosure Schedules sets forth each jurisdiction in which the Company is required to file Tax Returns or pay Taxes.

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(e)                There are no Liens on the Company’s assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(f)                 The Company has timely withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any current or former Service Provider, equity interest holder, or other third party, and all IRS Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(g)                The Company is not party to any Tax allocation, Tax sharing or Tax distribution agreement or arrangement.

(h)               The Company (i) has never been a member of an Affiliated Group, (ii) has no liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by any contract, or otherwise, or (iii) has never been a party to any joint venture, partnership or other arrangement that is treated as a partnership for Tax purposes.

(i)                 The Company has never been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)                 The Company has timely and properly collected all sales, use, value-added, and similar Taxes required to be collected, and has timely and properly remitted such amounts to the appropriate Governmental Authority. The Company has properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transaction as to which it would otherwise have been obligated to collect or withhold Taxes.

(k)                The Company has never participated in any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4(b) (or any corresponding provisions of applicable Law).

(l)                 The Company has not requested or received a ruling from any Governmental Authority or signed any binding agreement with any Governmental Authority that might impact the amount of Tax due from Parent or any of its Affiliates (including following the Closing, for the avoidance of doubt, the Company) after the Closing Date.

(m)              Neither Parent nor any of its Affiliates (including following the Closing, for the avoidance of doubt, the Company) will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting or use of a cash or improper method of accounting for a taxable period ending on or prior to the Closing Date with respect to the Company (including, for the avoidance of doubt, any Code Section 481 adjustment pursuant to Section 13221(d) of U.S. P.L. 115-97); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions as described in Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign Income Tax Law) or excess loss account described in Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign Income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date by the Company; (v) deferred revenue or prepaid or deposit amount received on or prior to the Closing Date by the Company; (vi) interest held by the Company in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) (a “CFC”) on or before the Closing Date pursuant to Sections 951, 951A, or 965 of the Code; (vii) election described in Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law); or (viii) debt instrument held by the Company on or before the Closing Date that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or is subject to the rules set forth in Section 1276 of the Code (or any corresponding provisions of applicable Law). The Company will not be required to include any amount in income after the Closing Date pursuant to Section 965 of the Code or pay any installment of the “net tax liability” described in Section 965(h)(1) of the Code. The Company has not deferred any obligation to pay Taxes pursuant to the CARES Act.

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(n)                The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that purported or intended to be governed in whole or in part by Section 355 or 361 of the Code (or any corresponding provisions of applicable Law).

(o)                Each Employee Benefit Plan that is a “non-qualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code (or any corresponding provisions of applicable Law) has been administered and drafted or amended, in such a manner so that the additional tax described in Section 409A(1)(B) of the Code (or any corresponding provisions of applicable Law) will not be assessed against any individual participating in any such non-qualified deferred compensation plan with respect to benefits due or accruing thereunder. Each Employee Benefit Plans has been or will be timely amended, as needed, to comply with Section 409A of the Code (or any corresponding provisions of applicable Law). All stock options or stock appreciation rights granted to any current or former Service Provider were granted using an exercise price or a base price, as the case may be, of not less than the fair market value of the underlying shares on the date of the grant in accordance with applicable guidance under Section 409A of the Code (or any corresponding provisions of applicable Law), and are not otherwise subject to the requirements of Section 409A of the Code (or any corresponding provisions of applicable Law).

(p)               An election pursuant to Section 83(b) of the Code (or any corresponding provisions of applicable Law) was timely and properly filed in connection with any transfer described in Section 83(a) of the Code (or any corresponding provisions of applicable Law) of any equity interest in the Company subject to a “substantial risk of forfeiture” (as defined in Section 83 of the Code (or any corresponding provisions of applicable Law) and the Treasury Regulations promulgated thereunder) at the time of such transfer, and the Company has a copy of each such election.

(q)                The Company has been resident in its jurisdiction of incorporation for Tax purposes and has not, at any time, been treated as a resident of or as having a permanent establishment or other fixed place of business in any other jurisdiction.

(r)                The Company currently conducts a business that is the Company’s “historic business” within the meaning of Treasury Regulations Section 1.368-1(d), and no assets of the Company have been sold, transferred, or otherwise disposed of that would prevent the Surviving Company from continuing the “historic business” of the Company or from using a “significant portion” of the Company’s “historic business assets” in a business following the Merger, as such terms are used in Treasury Regulations Section 1.368-1(d).

(s)                 None of the Company or its Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, and to the knowledge of the Company, there is no agreement, plan or other circumstance to which the Company is a party or of which the Company has knowledge that is not expressly contemplated by this Agreement and that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

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Notwithstanding anything to the contrary in this Agreement, (i) the Company does not make any representation or warranty regarding the amount, value or condition of, or any limitation on, any net operating losses, capital loss, Tax credit, Tax basis or other similar Tax attribute (each, a “Tax Attribute”), or the ability of Parent or any of its Affiliates to utilize such Tax Attributes, in each case, after the Closing Date and (ii) the representations and warranties contained in this Section 3.17 shall constitute the sole and exclusive representations of the Company with respect to Taxes.

Section 3.18           Employee Benefit Plans.

(a)                Except as set forth on Schedule 3.18(a) of the Disclosure Schedules, neither the Company, any ERISA Affiliate, have ever maintained, sponsored, adopted, made contributions to or obligated itself to make contributions to or to pay any benefits or grant rights under or with respect to, or has any other Liability with respect to, any Employee Pension Benefit Plan, Employee Welfare Benefit Plan, Multiemployer Plan, Multiple Employer Plan, Multiple Employer Welfare Arrangement, Title IV Plan, pension plan, plan of deferred compensation, medical plan, life insurance plan, long-term disability plan, dental plan, or other plan, program, arrangement or trust, personnel policy (including vacation time, holiday pay, sick leave, other forms of paid time off, bonus programs, moving or other expense reimbursement or payment programs), excess benefit plan, bonus or incentive plan (including stock options, restricted stock, stock bonus and deferred bonus plans), severance agreement, salary reduction agreement, change-if-control agreement, employment agreement, consulting agreement or any other benefit, program or Contract, whether or not written or pursuant to a Collective Bargaining Agreement, (each an “Employee Benefit Plan,” and collectively, the “Employee Benefit Plans”). No Employee Benefit Plan that provides severance benefits is subject to ERISA. Each Employee Benefit Plan maintained, contributed to, or sponsored by the Employer Affiliate is an “Employer Affiliate Plan”.

(b)                Except as set forth on Schedule 3.18(b) of the Disclosure Schedules, neither the Company nor any ERISA Affiliate has at any time participated in or made contributions to or has had any other Liability or potential Liability with respect to a plan which is or was (i) a Multiemployer Plan, (ii) a Multiple Employer Plan, (iii) a Multiple Employer Welfare Arrangement (or other plan, program, arrangement or trust providing for or funding the welfare of any of the employees or former employees or beneficiaries thereof of the Company), (iv) a Title IV Plan (including under Section 4204 of ERISA), (v) a VEBA, or (vi) any Employee Benefit Plan in which stock of the Company or any ERISA Affiliate is or was held as a plan asset.

(c)                Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination from the IRS that such Employee Benefit Plan is so qualified and there are no facts or circumstances that could adversely affect the qualified status of any such Employee Benefit Plan.

(d)               There are no Proceedings pending or threatened against, by or with respect to any Employee Benefit Plan, or the assets, sponsor, plan administrator, or fiduciaries thereof (other than routine claims for benefits for which plan administrative review procedures have not been exhausted and for which any Liability is the sole responsibility of an insurance company), and there are no facts which could give rise to any Liability or Proceeding against any Employee Benefit Plan, plan sponsor, fiduciary or plan administrator or other Person dealing with any Employee Benefit Plan or the assets thereof.

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(e)               No Employee Benefit Plan is under audit or investigation by, or is the subject of a Proceeding with respect to, any Governmental Authority, including the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation.

(f)                 Each of the Employee Benefit Plans and all related trusts, insurance contracts and funds have been maintained, funded and administered in all respects in compliance with their terms and the terms of any applicable Collective Bargaining Agreement, and in compliance with the applicable provisions of ERISA, the Code, and any other applicable Law. With respect to each Employee Benefit Plan, all required payments, premiums, contributions, distributions or reimbursements for all periods ending prior to or as of the date hereof have been timely made or properly accrued and all required payments, premiums, contributions, distributions or reimbursements for all periods between the date hereof and the Closing Date will have been timely made or properly accrued.

(g)                Neither the Company nor any other “disqualified person” (within the meaning of Section 4975 of the Code) nor any “party in interest” (within the meaning of Section 3(14) of ERISA) has engaged in any nonexempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any of the Employee Benefit Plans which could subject any such Employee Benefit Plans, the Company or any current or former Service Provider of the Company to any liability or any penalty or tax under ERISA or the Code.

(h)                Each Employee Benefit Plan that is subject to COBRA (or other applicable similar state Laws) and/or the requirements of HIPAA, and/or the requirements of the Affordable Care Act has been administered in compliance with such Laws, and none of the Employee Benefit Plans nor the Company have any Liability under any such Law. No Employee Benefit Plan provides post-retirement medical or life or other welfare benefits to any current or future retired or terminated employee (or any dependent thereof) of the Company other than as required pursuant to COBRA (or other applicable similar state Laws), the full cost of which is paid by the participant.

(i)                 With respect to each Employee Benefit Plan, the Company has provided Parent true, complete and correct copies of (to the extent applicable): (i) all documents pursuant to which the Employee Benefit Plan is or has been maintained, funded and administered (including the plan and trust documents, any amendments thereto, the summary plan descriptions, any summaries of material modifications and any insurance Contracts or service provider agreements, custodial agreements, insurance policies, investment management agreements, administrative agreements and similar agreements and any amendments thereto); (ii) the three most recent annual reports, actuarial reports and/or financial reports; (iii) the most recent annual report (IRS Form 5500 series) filed with the United States Department of Labor (with all applicable attachments); (iv) the most recent determination letter, if any, received from the IRS; (v) any communication to or from any Governmental Authority or to or from any Employee Benefit Plan participant, including a written description of any oral communication; and (vi)  any notes or minutes of any meeting of any fiduciary, administrative, or other committee.

(j)                Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in conjunction with any event) (i) result in an “excess parachute payment” (within the meaning of Section 280G of the Code or any corresponding provision of state, local or foreign Law) becoming due to any current or former Service Provider, (ii) increase any benefits otherwise payable under any Employee Benefit Plan, (iii) result in any acceleration of the time of funding, payment or vesting of any such benefits, (iv) result in any Liability to Parent or the Company under any Employee Benefit Plan or agreement with any current or former Service Provider, or (v) require any notification or consultation with any union, works council, employee representative or other labor organization. The Company has no obligation to “gross up” or otherwise compensate any current or former Service Provider or other Person because of the imposition of any Tax on a payment to such Person.

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(k)                The Company has delivered to Parent evidence that the Company has (A) requested waivers of any “excess parachute payment” (within the meaning of Code Section 280G) from each Person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated by this Agreement and any Ancillary Agreement that would be deemed to constitute “excess parachute payments” (within the meaning of Code Section 280G excluding any payments to be made at the direction of the Parent), and (B) solicited the approval of the Company’s Stockholders in a manner that complies with Code Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of all payments and/or benefits waived pursuant to the preceding clause that would, in the absence of such waiver and approval by the Company’s Stockholders, as a result of, or in connection with, the transactions contemplated by this Agreement and any Ancillary Agreement, be deemed to constitute “excess parachute payments.”

(l)                 The Company has, for purposes of each relevant Employee Benefit Plan, correctly classified its current and former Service Providers as common law employees, leased employees, independent contractors or agents of the Company and no Person has been an active participant in any Employee Benefit Plan subject to ERISA who was not a common law employee of the Company (or a beneficiary thereof) at the time of participation (other than with respect to continuation coverage mandated by COBRA).

(m)              None of the Employee Benefit Plans are subject to any Laws of a jurisdiction outside the United States and the Company has no plan or commitment to establish any new Employee Benefit Plan or to modify any Employee Benefit Plan.

(n)                Each Employee Benefit Plan may be terminated (in the case of each Employer Affiliate Plan, the Company’s participation in such plan) without Liability to the Company other than ordinary administrative expenses typically associated with such a termination.

(o)                The Company does not have any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

Section 3.19           Employees; Labor Relations.

(a)                Schedule 3.19(a) of the Disclosure Schedules lists the Company’s employees as of the date of this Agreement, anonymized to the extent required by applicable Law, setting forth the (i) the name and job title (ii) the profit sharing, or target bonus payable by the Company to or for the benefit of each such Person, (iii) leave status, (iv) whether such individual is exempt or non-exempt from overtime requirements, (v) date of hire, (vi) whether paid on a salary, hourly or commission basis and the employee’s actual annual base salary or other rates of compensation, (vii) principal place of work, and (viii)  amount of accrued and unused vacation as of the date of this Agreement.

(b)                Except as set forth on Schedule 3.19(b) of the Disclosure Schedules, since the Balance Sheet Date, no current employee of the Company has given notice of his or her intent to terminate such employment and no written notice of termination has been given to any employee by the Company. Each current employee of the Company is an “at-will” employee who can be terminated at any time for any reason without any monetary or notice obligations on the part of the Company.

(c)              The Company is not a party to or obligated with respect to any Collective Bargaining Agreement. No strike or union organizational activity has occurred at any time since the Company’s incorporation or, to the knowledge of the Company, is pending or threatened against the Company. The Company is not subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand any of them to bargain with any labor union or labor organization. No labor union has requested or, to the knowledge of the Company, is seeking to represent any employee. There is no pending or, to the knowledge of the Company, threatened (i) labor dispute, strike or lockout involving the Company’s employees, or (ii) Unfair Labor Practice (as such term is defined in the National Labor Relations Act) charge against the Company before the National Labor Relations Board.

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(d)                Except as set forth in Schedule 3.19(d), the Company has, since its incorporation, materially complied in all respects with all Laws relating to its current and former non-employee Service Providers. Since its incorporation, the Company has complied in all respects with all Laws relating to its employees including all applicable Laws respecting employment, terms and conditions of employment, and wages and hours. Since its incorporation, the Company has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from current and former employees, and there are no delinquencies in the payment of wages, salaries, commissions, bonuses or other direct compensation.

(e)                There is no material Liability of, or pending or to the knowledge of the Company, threatened claims against, or investigations involving, the Company (including workers’ compensation claims and claims or suits for contribution to, or indemnification of, third parties, occupational health and safety, or equal employment matters) for injury, sickness, disease, discrimination, death or termination of employment or service of any current or former Service Providers or other employment or service matter, other than as set forth on Schedule 3.19(e) of the Disclosure Schedules.

(f)                 Except as set forth on Schedule 3.19(f) of the Disclosure Schedules there are no other Contracts, agreements or arrangements between the Company and any current or former Service Provider under which the Company has any Liability or obligation.

(g)                All current employees of the Company have provided the Company with sufficient evidence that each such Person is a citizen of, or is authorized to be employed in, the United States and the Company is in material compliance in all respects with all Laws relating to immigration and the employment of Persons who are not United States citizens. Schedule 3.19(g) of the Disclosure Schedules lists each current employee who is not a United States citizen (anonymized to the extent required by applicable Law) and the work permit, visa, or other document authorizing such person to work in the United States and the expiration date thereof.

(h)                Since the Company’s incorporation, (i) no allegations of harassment, unlawful discrimination or assault have been made by any Service Provider in connection with such Service Provider’s provision of services to the Company, and (ii) the Company has not entered into any written settlement agreement with any Person that involves allegations relating to harassment, unlawful discrimination or assault by any Service Provider.

Section 3.20           Related Party Transactions. No Related Party (a) has any direct or indirect interest in any asset used in or otherwise relating to the Company or its business, (b) is indebted to the Company, (c) has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing involving the Company, (d) is competing, directly or indirectly, with the Company, (e) is a member, manager, director, officer or employee of, or consultant to, or owns, directly or indirectly, any interest in, any vendor, supplier or customer of the Company, or is in any way associated with or involved in the business of the Company (except in his or her official capacity as a director, officer or employee of the Company, as the case may be), (f) has any interest in or has filed any application with respect to any Intellectual Property of the Company which arises out of or relates to the Company, or (g) has any claim or right against the Company (other than rights to receive compensation for, or expense reimbursement in connection with, services performed as an employee or director). The Company does not share any facilities or equipment with any Related Party, and the Company does not purchase or provide assets or services for any business conducted by any Related Party. Since its incorporation there has not been, and there is not currently, pending or, to the Company’s Knowledge, threatened, any Proceeding against any current or former Related Party with respect to which the Company has an indemnification obligation.

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Section 3.21           Real Property.

(a)                The Company does not own any real property.

(b)                Schedule 3.21(b) of the Disclosure Schedules sets forth a complete list, including an address of each leasehold or subleasehold estate or other right to use or occupy any interest in real property held by the Company (the “Real Property”) and the Real Property Leases (including all amendments, guaranties and other agreements with respect thereto) relating to each such Real Property. With respect to all Real Property: (i) the Company’s possession and quiet enjoyment under the applicable Real Property Lease has not been disturbed; (ii) the Company has not subleased, licensed or otherwise granted any person the right to use or occupy any Real Property or any portion thereof; and (iii) there are no special, general or other assessments pending against the Company or affecting any Real Property that would be payable by the lessee thereof.

(c)                The Real Property comprises all of the real property that is used in or otherwise related to the business of the Company. The Real Property is in good condition and repair and is sufficient for the operation of the business of the Company as currently conducted and intended to be conducted. The Company has not received any notice from any insurance company or board of fire underwriters of any defects or inadequacies that could adversely affect the insurability of any Real Property or requesting the performance of any material work or alteration with respect to any Real Property. To the Knowledge of the Company, there is no pending or threatened condemnation, expropriation or other governmental taking of any part or interest in any Real Property. To the Knowledge of the Company, the current and intended use and occupancy of the Real Property and the operation of the Company’s business as currently conducted and intended to be conducted thereon do not violate any applicable zoning Law, easement, covenant, condition, restriction or similar provision in any instrument of record affecting the Real Property. To the Knowledge of the Company, no fact or condition exists that could result in the termination or impairment of presently available access from adjoining public or private streets or ways or in the discontinuation of presently available sewer, water, electric, gas, telephone or other utilities or services for any Real Property.

Section 3.22           Suppliers and Customers.

(a)                Schedule 3.22(a) of the Disclosure Schedules contains a true, complete and accurate list of (i) the 10 largest suppliers to the Company (excluding utilities) by the aggregate dollar value of purchases by the Company during each of (A) the 12 month period ended December 31, 2020 and (B) the nine month period ended September 30, 2021 (each a “Top Supplier”) and (ii) with respect to each Top Supplier such aggregate dollar value of purchases. No Top Supplier has terminated or adversely modified the amount, frequency or terms of the business such Top Supplier conducts with the Company. The Company has not received any notice, nor does the Company have any Knowledge, that any Top Supplier intends to terminate or adversely modify the amount, frequency or terms of the business such Top Supplier conducts with the Company. The Company does not have any outstanding dispute with a Top Supplier, and the Company has no Knowledge of any dissatisfaction on the part of any Top Supplier.

(b)                The Company does not have and has never had any customers.

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Section 3.23           Insurance Policies. Schedule 3.23 of the Disclosure Schedules contains a true, complete and accurate list of all insurance policies to which the Company is a party or which provide coverage to or for the benefit of or with respect to the Company or any Service Provider in his or her capacity as such (the “Insurance Policies”), indicating in each case the type of coverage, name of the insured, the insurer, the expiration date of each policy and the amount of coverage. True, complete and accurate copies of all such Insurance Policies have been provided or made available to Parent. Each Insurance Policy is in full force and effect and shall remain in full force and effect in accordance with its terms immediately following the Closing and has not been subject to any lapse in coverage. The Company is current in all premiums or other payments due under the Insurance Policies and has otherwise complied with all of its obligations under each Insurance Policy. The Company has given timely notice to the insurer of all material claims that may be insured thereby under any Insurance Policy. Since its incorporation, the Company has not been refused any insurance by, nor has coverage been limited by, any insurance carrier with which the Company has carried insurance or any other insurance carrier to which the Company has applied for insurance, and no insurer has issued a reservation of rights or denial of coverage for claims or incidents which could give rise to a claim under any Insurance Policy. No Insurance Policy provides for any retrospective premium adjustment or other experience based liability on the part of the Company.

Section 3.24           Bank Accounts. Schedule 3.24 of the Disclosure Schedules is a true, complete and accurate list of each bank or financial institution in which the Company has an account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, the number of each such account or box, and the names of all persons authorized to draw thereon or to having signatory power or access thereto.

Section 3.25           No Brokers or Finders. Neither the Company nor any of its Affiliates has retained any broker or finder, agreed to pay or made any statement or representation to any Person that would entitle such Person to, any broker’s, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement or any Ancillary Agreement to which the Company is a party.

Section 3.26           Products.

(a)                All products manufactured, sold or delivered by the Company have been in conformity with all applicable warranties, and the Company has no Liability for replacement thereof or other damages in connection therewith in excess of any warranty reserve established with respect thereto on the Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. No products manufactured, sold or delivered by the Company are subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale with respect thereto which, in each case, have been made available to Parent. The Company has not received any notice of any claims for, and to the Company’s Knowledge there is no reasonable basis for, any extraordinary product recalls, returns, warranty obligations or service calls relating to any of its products or services. The Company has not had and does not have any Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any products manufactured, sold or delivered by the Company or with respect to any services rendered by the Company.

(b)                There have been no recalls, field notifications or seizures ordered or threatened by the FDA or any other Governmental Authority with respect to the Company’s products, and the Company has not within the last year, either voluntarily or at the request of any Governmental Authority, initiated or conducted a recall or market withdrawal of any product or issued a safety alert, warning or “dear doctor” letter.  The Company has not at any time since its incorporation, received any written notice from the FDA or other Governmental Authority that it has commenced, or threatened to initiate, any investigation or action to withdraw approval, restrict sales or marketing or request a recall of any product, or that the FDA or such other Governmental Authority has commenced or threatened to initiate any investigation or other enforcement action to enjoin or place restrictions on the production of the Company’s products.

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Section 3.27           International Trade Laws.

The Company has, at all times as to which the applicable statute of limitations has not yet expired, conducted its transactions in accordance with all applicable International Trade Laws. Without limiting the foregoing:

(a)               the Company has obtained, and is in compliance with, all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Authority required for (i) the export and re-export of products, services, Software and technologies and (ii) releases of technologies and Software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b)                there are no pending or threatened claims against the Company with respect to such Export Approvals;

(c)               to the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s import or export transactions that may give rise to any future claims;

(d)                no Export Approvals with respect to the transactions contemplated hereby are required;

(e)               none of the Company, its Affiliates, their respective directors or officers, nor any employees or agents of the foregoing, is a Sanctions Target;

(f)                since January 1, 2016, the Company has not received written notice to the effect that a Governmental Authority claimed or alleged that the Company was not in compliance with International Trade Laws; and

(g)              none of the Company nor any of its Affiliates has made any voluntary disclosures to, or has been subject to any fines, penalties or sanctions from, any Governmental Authority regarding any past violations of International Trade Laws.

Section 3.28           Anti-Money Laundering. The Company is, and since its incorporation has at all times been, in compliance with applicable Anti-Money Laundering Laws. The Company has in place, adheres to and maintains (and since its incorporation has had in place, adhered to and maintained) policies and procedures designed to ensure at all times compliance with all Anti-Money Laundering Laws and guidelines applicable to the Company. No Proceeding by or before any Governmental Authority against or affecting the Company, or any assets or properties of the Company with respect to any such Laws or guidelines, is pending or threatened.

Section 3.29           Anticorruption; Improper Payments. Neither the Company, nor any Representative nor any other Person authorized to act on behalf of the Company, has, directly or indirectly, taken any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any Government Official or any other Person to secure any improper advantage or to obtain or retain business that would or may cause the Company to be in violation of Improper Payment Laws. The Company complies, and has at all times complied, with all Improper Payment Laws. Without limiting the generality of the foregoing, (a) the Company has not violated and is not in violation of, in any respect, the U.S. Anti-Kickback Statute (42 U.S.C. Section 1302a-7(b)), the Federal False Claims Act (31 U.S.C. Sections 3729, et seq.) or any related or similar Law and (b) there has been no use or authorization of money or anything of value relating to any unlawful payment or secret or unrecorded fund or any false or fictitious entries made in the books and records of the Company relating to the same. Neither the Company, nor any Stockholder, nor any of their respective Affiliates or Persons acting on their behalf have received any notice or communication from any Person that alleges, nor been involved in any internal investigation involving any allegations relating to potential violation of any Improper Payment Laws or other applicable Law, nor have received a request for information from any Governmental Authority regarding Improper Payment Laws. None of the Company, nor any Representatives of the Company, has employed or retained, directly or indirectly, a Government Official or a family member of a Government Official. No Government Official has, directly or indirectly, the right of control over, or any beneficial interest in the Company. The Company maintains, and has maintained, compliance policies, procedures and internal controls reasonably calculated to promote compliance with the Improper Payment Laws. The Company further agrees that should it learn of any information regarding potential violations of the Improper Payment Laws or any information otherwise relevant to this provision, it will promptly advise Parent of such knowledge or suspicion.

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Section 3.30           FDA Compliance; Permits; Restrictions.

(a)                The Company is, and since the Company’s incorporation has been, in compliance with all applicable Laws, including the regulations adopted thereunder, and any other similar Law administered or promulgated by a Regulatory Authority. There is no agreement, judgment, injunction, order or decree binding upon the Company which (i) has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement or the Ancillary Agreements to which the Company is a party, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger.

(b)                The Company holds all required Government Approvals that are material to the operation of the business of the Company as currently conducted. Section 3.30(b) of the Disclosure Schedule identifies each such Government Approval. The Company is in compliance with the terms of the Government Approvals. No Proceeding is pending or threatened, which seeks to revoke, limit, suspend, or modify any Government Approval.

(c)                There are no Proceedings pending or threatened with respect to an alleged violation by the Company of the Federal Food, Drug, and Cosmetic Act, the U.S. Food and Drug Administration (“FDA”) regulations adopted thereunder, or any other similar Law administered or promulgated by the FDA or other comparable Regulatory Authority responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug products.

(d)                The Company holds all required Government Approvals issuable by any Regulatory Authority material to the conduct of the business of the Company as currently conducted, and, as applicable, the development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Company Product Candidates”) (collectively, the “Company Regulatory Permits”) and no such Company Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner. The Company is in compliance in all material respects with the Company Regulatory Permits and has not received any written notice or other written communication from any Regulatory Authority regarding (A) any violation of or failure to comply with any term or requirement of any Company Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or modification of any Company Regulatory Permit. To the Company’s Knowledge, there are no facts that would be reasonably likely to result in any warning letter, untitled letter or other written notice of violation letter from the FDA.

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(e)                All clinical, pre-clinical and other studies and tests, if any, conducted by or on behalf of, or sponsored by, the Company, or in which the Company or its current products or Company Product Candidates, have participated, were and, if still pending, are being conducted in compliance in all material respects with the applicable regulations of any applicable Regulatory Authority and other applicable Law, including 21 C.F.R. Parts 50, 54, 56, 58 and 812. No preclinical or clinical trial, if any, conducted by or on behalf of the Company has been terminated or suspended prior to completion for reasons of lack of safety or non-compliance with applicable Laws. Since the Company’s incorporation, the Company has not received any written notices or correspondence, or other written communications from any Regulatory Authority requiring or threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, the Company or in which the Company or its current products or Company Product Candidates have participated. The Company is not the subject of any pending or threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. The Company has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. Neither the Company nor any of its officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Law. No debarment or exclusionary claims, actions, proceedings or investigations in respect of its business or products are pending or threatened against the Company or any of its officers, employees or agents.

Section 3.31           No Additional Representations.

(a)                Except for the representations and warranties contained in this Article III, neither the Company nor any other Person, makes or shall be deemed to make any representations or warranties to Parent, express or implied, at law or in equity, by or on behalf of the Company or any other Person, and the Company hereby expressly disclaims any such representations or warranties.

(b)                Without limiting the generality of the foregoing, except as expressly set forth in this in this Article III, none of the Company or any of its Affiliates, or any of their respective representatives, employees, officers, trustees, directors, managers, partners or direct or indirect equityholders, has made, and shall not be deemed to have made, any representations or warranties in any materials relating to the business of the Company made available to Parent, including without limitation, due diligence materials provided to Parent, in any management presentations, or in any projections, estimates, data, financial information, or budgets provided by the Company, and no statement contained in any of such materials shall be deemed a representation or warranty hereunder or deemed to be relied upon by Parent or any of its Affiliates or representatives.

(c)                None of the representations and warranties contained in this Article III, the information contained in the Disclosure Schedules attached hereto, and the certificates delivered pursuant to Section 2.2(a) contain any untrue statement of a fact or omit a fact necessary to make each statement contained herein or therein, in light of the circumstances in which they were made, not misleading.

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Section 3.32              Due Diligence Investigation(a). In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, the Company has relied solely upon the representations and warranties of Parent and Merger Sub set forth in Article  IV (and acknowledges that such representations and warranties are the only representations and warranties made by Parent and Merger Sub) and has not relied upon any other information provided by, for or on behalf of Parent and Merger Sub or their respective Representatives to the Company in connection with the transactions contemplated by this Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as of the date hereof and as of the Closing as follows:

Section 4.1              Organization; Authorization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (except to the extent that the failure to be in good standing would not be material to Parent or Merger Sub, as applicable) under the Laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted. Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to be executed and delivered thereby, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and each of the Ancillary Agreements to which it is or will be a party have been duly and properly authorized by all requisite corporate action in accordance with applicable Law and with its organizational documents. This Agreement and each of the Ancillary Agreements to which either Parent and Merger Sub is or will be a party have been or will be duly executed and delivered by Parent and Merger Sub, as applicable, and constitute the legal, valid and binding obligation of Parent or Merger Sub, as applicable, enforceable against it in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.

Section 4.2              No Violation. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby and thereby will not:

(a)                violate, contravene or conflict with any Law; or

(b)               violate, contravene or conflict with any provision of the charter documents, bylaws or similar organizational documents of Parent or Merger Sub.

Section 4.3              Consents and Approvals. No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or other Person is required to be made or obtained by Parent or Merger Sub in connection with the authorization, execution, delivery and performance by Parent or Merger Sub of this Agreement and the Ancillary Agreements to which Parent and/or Merger Sub is a party, or the consummation by Parent or Merger Sub of the transactions contemplated hereby and thereby. Merger Sub has created no fixed or floating security interests that are or will be outstanding as at the Effective Time.

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Section 4.4              Litigation. There are no Proceedings pending, or to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub, or any properties or rights of Parent or Merger Sub, that questions or challenges the validity of this Agreement or the Ancillary Agreements, nor any action taken or to be taken by Parent or Merger Sub pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby, and neither Parent nor Merger Sub knows of any such Proceeding that may be asserted.

Section 4.5              No Brokers or Finders. None of Parent or any Affiliate thereof has retained any broker or finder, made any statement or representation to any Person that would entitle such Person to, or agreed to pay, any broker’s, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.

Section 4.6              Due Diligence Investigation. In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, Parent and Merger Sub have relied solely upon the representations and warranties of the Company set forth in Article III (and acknowledges that such representations and warranties are the only representations and warranties made by the Company) and have not relied upon any other information provided by, for or on behalf of the Company or its Representatives to Parent or Merger Sub in connection with the transactions contemplated by this Agreement.

Section 4.7              SEC Reports; Disclosure Materials. Parent has filed with the SEC all reports, schedules, forms, statements and other documents required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the one year preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis. As of their respective filing dates, or to the extent corrected by a subsequent restatement, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.8              Taxes.

(a)             None of the Parent or any of its Subsidiaries or Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, and to the Knowledge of the Company, there is no agreement, plan or other circumstance to which the Company is a party or of which the Company has knowledge that is not expressly contemplated by this Agreement and that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b)             Following the Closing, Parent will continue the historic business of the Company or use a significant portion of the Company’s historic business assets in a business, as such terms are used in Treasury Regulations Section 1.368-1(d).

(c)            Since the date of its formation, Merger LLC has been classified for all U.S. federal and applicable state and local income tax purposes as an entity which is disregarded as an entity separate from its owner (within the meaning of Treasury Regulations Section 301.7701-3).

Section 4.9              Valid Issuance. The shares of Parent Common Stock to be issued pursuant to this Agreement are duly authorized and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by Parent other than restrictions on transfer provided for in this Agreement and the Ancillary Agreements, as applicable.

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Article V
PRE-CLOSING COVENANTS

Section 5.1              Conduct of Business Prior to the Closing.

(a)                During the period from the date of this Agreement until the earlier of (i) the Effective Time or (ii) the date this Agreement is terminated in accordance with its terms (such period, the “Pre-Closing Period”), unless otherwise consented to in writing by Parent, the Company shall (A) operate its business only in the ordinary course of business consistent with past practice, (B) preserve substantially intact its business organization and Assets, (C) keep available the services of the current Service Providers, (D) preserve the current relationships of the Company with customers, suppliers and other Persons with which the Company has significant business relations, (E) pay all Indebtedness, Taxes and other obligations when due and (F) keep and maintain its tangible Assets in good repair and normal operating condition, ordinary wear and tear excepted.

(b)                Without limiting the generality of the foregoing, except as consented to in writing by Parent, during the Pre-Closing Period, the Company shall not take any action that, if taken after December 31, 2020 and prior to the date of this Agreement, would constitute a breach of any of the representations and warranties set forth in Section 3.9(d).

Section 5.2              Access. During the Pre-Closing Period:

(a)                Except to the extent prohibited by applicable Law, the Company shall provide, and cause its Service Providers, attorneys, accountants and other agents to provide, to Parent and its accounting, legal and other representatives, as well as their respective officers, employees, Affiliates and other agents, reasonable access at all reasonable times and during normal business hours, upon reasonable notice, to the Company’s facilities and personnel and to business, financial, legal, tax, compensation and other data and information concerning the Company’s affairs and operations as Parent deems reasonably necessary or advisable. Notwithstanding the foregoing, the Company shall not be required to provide access to any information to the extent that it reasonably believes that it may not provide to Parent by reason of contractual confidentiality undertakings with a third party in effect as of the date of this Agreement or that providing such information to Parent would result in the waiver of any legal privileges; provided, however, that the Company shall advise Parent that the Company is withholding such information and shall use its reasonable best efforts to promptly communicate to Parent or its applicable representatives the substance of any such materials, whether by redacting parts of such materials or otherwise, so that disclosure would not violate such confidentiality obligations or result in a waiver of any legal privileges.

(b)                Information provided to Parent or its Representatives under this Section 5.2 shall, to the extent applicable, be subject to the terms of that certain Confidentiality Agreement, dated April 18, 2021, between Parent and the Company (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall be deemed terminated in all respects. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 5.3              Notification of Certain Matters; Supplements to Disclosure Schedules.

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(a)                The Company shall give prompt written notice to Parent of (i) the occurrence or non-occurrence of any Event, the occurrence or non-occurrence of which would render any representation or warranty of the Company contained in this Agreement or any Ancillary Agreement, if made on or immediately following the date of such Event, untrue or inaccurate, (ii) the occurrence of any Event that, individually or in combination with any other Events, has had or could reasonably be expected to have a Material Adverse Effect, (iii) any failure of the Company to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any Event that would otherwise result in the nonfulfillment of any of the conditions to Parent’s and Merger Sub’s obligations hereunder, (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or (v) any Proceeding pending or, to the Knowledge of the Company, threatened against a Party or the Parties relating to the transactions contemplated by this Agreement or the Ancillary Agreements.

(b)                Notwithstanding anything to the contrary in this Agreement, no notice delivered pursuant to Section 5.3(a), nor any other information Parent may otherwise obtain from the Company or other Person, shall be deemed to cure any breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement or any Ancillary Agreement or have any effect for any purposes under this Agreement or any Ancillary Agreement, including determining the compliance by the Company with any covenant set forth herein, the satisfaction of the conditions set forth in Section 7.1, any right of Parent to terminate this Agreement under Section 8.1 or any Indemnified Party’s rights to indemnification pursuant to Section 9.2.

Section 5.4              Exclusivity. During the Pre-Closing Period, the Company shall not (and the Company shall cause its Affiliates and Representatives not to), directly or indirectly: (a) solicit, initiate or knowingly encourage (including by way of furnishing any information relating to the Company), or knowingly induce or knowingly take any other action which could reasonably be expected to lead to the making, submission or announcement of, any proposal or inquiry that constitutes, or could reasonably be likely to lead to, an Acquisition Proposal; (b) other than informing Persons of the provisions contained in this Section 5.4, enter into, continue or participate in any discussions or any negotiations regarding any Acquisition Proposal or otherwise take any action to knowingly facilitate or knowingly induce any effort or attempt to make or implement an Acquisition Proposal; (c) approve, endorse, recommend or enter into any Acquisition Proposal or any letter of intent, memorandum of understanding or Contract contemplating an Acquisition Proposal or requiring the Company to abandon or terminate its obligations under this Agreement; or (d) agree, resolve or commit to do any of the foregoing. Subject to the terms of any confidentiality obligations binding on the Company as of the date hereof, the Company agrees to notify Parent immediately (and in all cases within twenty-four (24) hours) in writing if any Person makes any proposal, offer, inquiry or contact with respect to an Acquisition Proposal and provide Parent with a description of the material terms and conditions thereof, including the identity of such Person. The Company shall immediately cease and cause to be terminated any existing discussions with any Person (other than Parent) concerning any proposal relating to an Acquisition Proposal. The Company shall not release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party, without the prior written consent of Parent.

Section 5.5              Efforts to Close. Each Party shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable.

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Article VI
OTHER COVENANTS AND AGREEMENTS

Section 6.1              Agreements Regarding Tax Matters.

(a)                Preparation and Filings of Tax Returns. Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns first required to be filed by the Company (taking into account any extension properly obtained) after the Closing Date for any Pre-Closing Tax Period (“Parent Prepared Return”). At least thirty (30) days prior to the filing of a Parent Prepared Return that is an Income Tax Return, or such shorter time period as is reasonable with respect to any Parent Prepared Return that is not an Income Tax Return, Parent shall permit the Stockholders’ Representative to review such Tax Return and incorporate into such Tax Return any reasonable comments or suggestions made by the Stockholders’ Representative. Parent may, but is not required to, seek payment from the Escrow Fund of an amount equal to all Company Taxes due with any Parent Prepared Return at least 10 days before the date on which Parent or the Company would be required to pay such Taxes. The Stockholders shall be responsible for, and, acting through the Stockholders’ Representative in its capacity as such, shall reimburse Parent for, that portion of any expenses incurred in preparing any Parent Prepared Return attributable to the Pre-Closing Tax Period (determined by proration on a per diem basis); provided that the total aggregate amount of such reimbursement shall not exceed $5,000. Any Transaction Deductions shall be reflected on the Tax Returns of the Company for Pre-Closing Tax Periods to the extent permitted under applicable law under a “more likely than not” or higher standard.

(b)                Allocation of Tax Liability. For all purposes under this Agreement (including the determination of Company Taxes), in the case of any Tax for a Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on the end of the Closing Date shall (i) in the case of any real property, personal property, ad valorem or other similar Tax imposed on a periodic basis be deemed to be the amount of such Tax for such Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the end of the Closing Date and the denominator of which is the number of days in the entire Straddle Period, (ii) in the case of any Tax based upon or related to income, receipts, sales, or payroll be deemed equal to the amount which would be payable if the relevant taxable period ended on the end of the Closing Date, and (iii) in the case of any Tax imposed on income of an entity treated as a CFC, partnership, or disregarded entity for purposes of the Code, be determined as if the taxable year of such CFC, partnership, or disregarded entity ended on the end of the Closing Date.

(c)                Cooperation on Tax Matters. Parent, the Company, the Stockholders’ Representative and the Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns of the Company and any audit, litigation or other proceeding with respect to Taxes of the Company. Such cooperation shall include the retention and (upon the other party’s request and expense) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding anything to the contrary in this Agreement, including, but not limited to Section 2.17(j), the Stockholders’ Representative shall have no obligation to prepare or file any Tax Returns of the Company or any Company Equityholder.

(d)                Tax Sharing Agreements. The Stockholders shall cause all Tax sharing or distribution agreements providing for the sharing of Tax liabilities to which the Company is a party (other than this Agreement, for the avoidance of doubt) to be terminated as of 12:01 a.m. on the Closing Date and the Company to not be bound thereby or have any Liability thereunder with respect to any taxable period.

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(e)                Transfer Taxes, Etc. All transfer, documentary, sales, use, registration, stamp and other similar Taxes (including any penalties and interest thereon) incurred in connection with the transfer of Shares contemplated by this Agreement (together, “Transfer Taxes”) shall be borne equally by the Company Equityholders, on the one hand, and Parent, on the other hand; provided, that in the case of the Company Equityholders, any Transfer Taxes for which they are responsible under this Article VI shall be included in the calculation of Indebtedness and, to the extent so included, shall constitute satisfaction of their responsibility for such Taxes hereunder. Parent shall pay any Transfer Taxes when due and shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, the Stockholders’ Representative shall cause the Company Equityholders (if applicable) to, join in the execution of any such Tax Returns and other documentation. For the avoidance of doubt, “Transfer Taxes” shall not include any Income Taxes.

(f)               Tax Controversies. Parent shall give notice to the Stockholders’ Representative of the assertion of any claim or commencement of any action by a Governmental Authority (i) with respect to any Taxes of the Company for any Pre-Closing Tax Period or (ii) for which the Company Equityholders may otherwise have an indemnification obligation under this Agreement (each, a “Tax Claim”); provided, however, that the failure to give such notice shall not affect the Stockholders’ indemnification obligations under this Agreement except to the extent the Stockholders are materially prejudiced thereby. The Stockholders’ Representative may, at the Stockholders’ expense, participate in and, upon written notice to Parent, assume the defense of any Tax Claim that relates exclusively to a taxable period ending on or before the Closing Date; provided that (i) the Stockholders’ Representative provides such written notice within 10 days after becoming aware of the assertion of such Tax Claim, (ii) the Stockholders’ Representative shall thereafter consult with Parent upon Parent’s reasonable request for such consultation from time to time with respect to such Tax Claim, and (iii) the Stockholders’ Representative shall not, without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), agree to any settlement of (or appeal any adverse determination with respect to) such Tax Claim. If the Stockholders’ Representative assumes such defense, Parent shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Stockholders’ Representative. To the extent that a Tax Claim does not relate exclusively to a taxable period ending on or before the Closing Date, Parent shall assume the defense of such Tax Claim; provided that (i) the Stockholders’ Representative shall have the right (but not the duty) to participate in the defense thereof (at the expense of the Stockholders), (ii) Parent shall thereafter consult with the Stockholders’ Representative upon the Stockholders’ Representative’s reasonable request for such consultation from time to time with respect to such Tax Claim, and (iii) Parent shall not, without the Stockholders’ Representative’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), agree to any settlement of (or appeal any adverse determination with respect to) such Tax Claim. In the event of any conflict between the provisions of this Section 6.1(f) and Section 9.4, this Section 6.1(f) shall control.

(g)                Tax Refunds. Any Tax refunds that are actually recognized (in cash or as a credit reducing Taxes that would otherwise be due) with respect to Taxes of the Company for a Pre-Closing Tax Period, to the extent such Tax refunds (i) were not taken into account in the calculation of Merger Consideration, (ii) are not subject to a payment obligation of the Company to another Person that is in effect on or before the Closing Date, and (iii) do not arise from the carryback of any net operating loss or other attribute generated after the Closing Date, shall be for the benefit of the Company Equityholders, and Parent shall pay or cause to be paid over to the Paying Agent for further distribution to the Company Equityholders any such Tax refunds within sixty (60) days after Parent or the Affiliate’s actual receipt thereof (or, in the case of a credit received in lieu of a refund, the filing of the applicable Tax Return claiming such credit). The amount of any payment Parent makes or causes to be made pursuant to this Section 6.1(g) shall be calculated net of any reasonable costs (including Taxes) incurred by Parent and its Affiliates, of obtaining, distributing, receiving, or paying over the applicable Tax refund.

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(h)                Post-Closing Actions. Without the prior written consent of the Stockholders’ Representative (which shall not be unreasonably withheld, conditioned, or delayed), and except as required by applicable law, provided, that, prior to taking any such action, Parent, the Company or any of their respective Affiliates shall consult in good faith with the Stockholders’ Representative with respect to whether or not any such action is required by applicable law, none of Parent, the Company or any of their respective Affiliates shall (or shall cause or permit any other Person to) (a) amend, re-file or otherwise modify any Tax Return of the Company for any Pre-Closing Tax Period, (b) make any Tax election with respect to the Company that has retroactive effect to any Pre-Closing Tax Period, (c) file any ruling request with any Governmental Authority that relates to Taxes or Tax Returns of the Company for any Pre-Closing Tax Period, (d) take any action relating to Taxes of the Company on the Closing Date after the Closing that is not contemplated by this Agreement and outside the ordinary course of business, or (e) enter into any voluntary disclosure with any Governmental Authority regarding any Tax or Tax Returns of the Company for any Pre-Closing Tax Period.

(i)               Tax Treatment of Transaction The Parties intend that the Initial Merger and Subsequent Merger together qualify as a “reorganization” within the meaning of Section 368(a) of the Code and shall use commercially reasonable efforts to not knowingly take any action that could reasonably be expected to prevent the Initial Merger and the Subsequent Merger from so qualifying together. The Parties agree to report the Initial Merger and the Subsequent Merger for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code (including by attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its return for the taxable year of the Merger) unless a “determination” within the meaning of Section 1313(a) of the Code.

Section 6.2              Employee Matters. Nothing in this Agreement will (a) create a Contract between Parent or, after the Effective Time, the Company, on the one hand, and any Service Provider, on the other hand, (b) be construed as a guarantee of continued employment or engagement of any Service Provider, (c) be construed so as to prohibit Parent or the Company from having the right to terminate the employment or engagement of any Service Provider, (d) require or be construed to require Parent, any Affiliate of Parent or the Company to provide any employee benefit plan or non-cash compensation (including retirement benefits, health or welfare benefits, equity-based compensation, or severance) to any Person, (e) prevent Parent or the Company from amending or terminating any Employee Benefit Plan in accordance with its terms, or (f) be construed as an amendment to any Employee Benefit Plan. Notwithstanding anything to the contrary in this Agreement, (i) no Service Provider may rely on this Agreement as the basis for any breach of contract claim against Parent and (ii) Parent and its Affiliates will have the sole discretion and authority to interpret their respective employee benefit and compensation plans, Contracts, arrangements and programs in accordance with their terms and applicable Law.

Section 6.3              Further Assurances. Each of the Parties agrees that subsequent to the Effective Time, upon the reasonable request of any other Party from time to time, it shall execute and deliver, or cause to be executed and delivered, such further instruments and take such other actions as may be necessary or desirable to carry out the transactions contemplated by this Agreement and the Ancillary Agreements or to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the Assets acquired or to be acquired by the Surviving Company as a result of or in connection with the Merger.

Section 6.4              Public Announcements. None of the Company, the Stockholders’ Representative, or any of their respective Affiliates, or any of their or their Affiliates’ Representatives shall issue or cause the publication of any press release or other public announcement relating to this Agreement, any Ancillary Agreement, or the transactions contemplated hereby or thereby (whether before or after the Closing) without the prior written consent of Parent, except (i) as such Person believes in good faith and based on reasonable advice of counsel is required by applicable Law or by applicable rules of any stock exchange or quotation system on which such Person or its Affiliates lists or trades securities (in which case the disclosing Person will advise Parent in writing before making such disclosure), (ii) any Stockholder that is an academic institution may make such announcement after the Closing so long as such Stockholder first provides a draft of such announcement to Parent, provides Parent with a reasonable opportunity to review and comment on such announcement, and such announcement is in substance and form reasonably acceptable to Parent, and (iii) after the Closing, nothing shall prohibit such Person from providing a hyperlink on such Person’s relevant professional profile sites (for example, LinkedIn) to publicly available information relating to this Agreement and the transactions contemplated hereby, provided that such Person shall not disclose any other information or provide any commentary with respect to such publicly available information. Prior to the Closing, Parent shall allow the Company reasonable time to review and comment on (which comments shall be considered in good faith) any press release or other public announcement Parent makes in respect of this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

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Section 6.5              Intercompany Arrangements(a). All Contracts between the Company, on the one hand, and any Related Party or its Affiliates (other than the Company), on the other hand, shall be cancelled without any consideration or further liability to any Party without the need for any further documentation, immediately prior to the Closing.

Section 6.6              Registration and Certain Other Rights

(a)                Definitions. The following definitions will apply to this Section 6.6.

(i)                 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any other Registration Statement under the Securities Act that permits incorporation of substantial information by reference to other documents filed by Parent with the SEC (except if Parent is not then eligible to register for resale the Registrable Securities on Form S-3, in which case such registration shall be on another appropriate form in accordance herewith).

(ii)               “Permitted Transferee” means (A) with respect to any Company Equityholder who is a natural Person, (1) any member of such Company Equityholder’s immediate family (which shall include any spouse, lineal ancestor or descendant or sibling) or a trust for the exclusive benefit of, or any Person all of the equity interests of which are owned by, such Company Equityholder’s immediate family, or (2) a trust in respect of which such Company Equityholder serves as trustee or (B) with respect to any Company Equityholder who is a trust, any Person who is a beneficiary of such trust or a majority of the equity interests of which are beneficially owned by such trust, provided that in each case the Permitted Transferee executes a counterpart signature page to this Agreement, pursuant to which such Permitted Transferee agrees to be bound by the terms of this Section 6.6.

(iii)              “Register,” “registered,” and “registration” shall refer to a registration under the Securities Act effected by preparing and filing (A) a Registration Statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such Registration Statement or (B) a prospectus and/or prospectus supplement in respect of an appropriate effective Registration Statement on Form S-3.

(iv)              “Registrable Securities” means (A) any shares of Parent Common Stock issued pursuant to this Agreement, and (B) any equity securities of the Company issued or issuable directly or indirectly with respect to the securities referred to in the foregoing clause (A) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, division, amalgamation, arrangement, consolidation or other reorganization; provided that, such securities will cease to be Registrable Securities upon the earliest to occur of (1) when they are sold pursuant to an effective Registration Statement under the Securities Act, or (2) when they become eligible for sale without restriction pursuant to Rule 144 (including Rule 144(c)).

(v)                “Registration Expenses” means all expenses incurred by Parent in effecting any registration pursuant to Article II (whether or not any registration or prospectus becomes effective or final) or otherwise complying with its obligations under this Section 6.6, including all registration, filing and listing fees, transfer agent fees, printing expenses, fees and disbursements of counsel for Parent and of one firm of counsel for all Company Equityholders (not to exceed $15,000), blue sky fees and expenses, expenses of Parent’s independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, but shall not include Selling Expenses.

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(vi)              “Registration Statement” means any registration statement of Parent filed under the Securities Act that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all material incorporated by reference in such Registration Statement.

(vii)             “Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same purpose and effect as such rule.

(viii)          “Selling Expenses” means all discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of financial advisors for the Company Equityholders and all similar commissions relating to the Company Equityholders’ disposition of Registrable Securities.

(b)                Registration Rights. Subject to the terms and conditions of this Agreement and Parent’s receipt of information from the Company Equityholders, as applicable, that is required to be included in a Form S-3 regarding such Company Equityholders, Parent hereby agrees to prepare and file with the SEC (i) a Registration Statement or (ii) to the extent permitted by the rules and regulations of the SEC, a prospectus supplement in respect of an appropriate effective Registration Statement on Form S-3 in each case for the purpose of registering the resale of all of the Registrable Securities as soon as reasonably practicable, following the date on which such Registrable Securities are issued to the Company Equityholders (any such date, the “Issuance Date”); provided that Parent may exclude the Registrable Securities of any Company Equityholder that has not complied with the provisions of this Section 6.6 or has notified Parent in writing of its election to exclude all of its Registrable Securities from such Registration Statement. A draft of such Registration Statement or prospectus supplement shall be provided to the Company Equityholders and their counsel for their review and comment a reasonable time prior to its filing. Parent shall use commercially reasonable efforts to keep any Registration Statement continuously effective and in compliance with the Securities Act and usable for resale of all Registrable Securities until the earlier of (A) the date on which all Registrable Securities covered by such Registration Statement have been sold and any required prospectus delivery period with respect to such sale shall have expired, and (B) the date on which all Registrable Securities covered by such Registration Statement may be sold without restriction pursuant to Rule 144 (including Rule 144(c)).

(c)                Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance hereunder shall be borne by Parent. All Selling Expenses incurred in connection with any registrations hereunder shall be borne by the Company Equityholders.

(d)                Obligations of Parent.

(i)                 Parent shall file a Registration Statement within 30 days of the applicable Issuance Date; provided, however, that in the event that Parent would otherwise be required pursuant to this Section 6.6 to file more than two Registration Statements in any six month period (any such Registration Statement, an “Additional Registration Statement”), Parent may elect to file such Additional Registration Statement upon expiration of such six month period, rather than during such six month period.

(ii)               Parent shall use commercially reasonable efforts to cause any such Registration Statement to become effective within 90 days of the applicable Issuance Date; provided, however, that if such Registration Statement has not yet been declared effective by the SEC because the SEC’s review and comment process in respect thereof is ongoing, such date shall be automatically extended to the date that is within 120 days of such Issuance Date. Parent shall notify the Company Equityholders by e-mail as promptly as practicable after any such Registration Statement becomes effective or any prospectus or prospectus supplement has been filed and shall simultaneously provide the Company Equityholders with copies of any related prospectus to be used in connection with the sale or other disposition of the securities covered thereby.

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(iii)             Parent shall use commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to the applicable Registration Statement and the prospectus or prospectus supplement used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement; provided, however, that Parent shall have no obligation to amend any Registration Statement to give effect to any transfers effected by the Company Equityholders.

(iv)              Parent shall use its commercially reasonable efforts to procure the cooperation of Parent’s transfer agent in settling any sale or transfer of Registrable Securities. Parent shall at all times provide a transfer agent and registrar with respect to the Parent Common Stock.

(v)                If requested by a Company Equityholder, Parent shall promptly include in a prospectus supplement or amendment such information as such Company Equityholder may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such amendment as soon as practicable after Parent has received such request; provided, however, that Parent shall have no obligation to file any prospectus supplement or amendment to give effect to any transfers effected by the Company Equityholders.

(vi)             Parent shall promptly notify each Company Equityholder who holds Registrable Securities at any time when a prospectus relating to the sale of Registrable Securities is required to be delivered under the Securities Act of the happening of any event, as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and at the request of a seller of Registrable Securities promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made.

(vii)            Parent shall advise each Company Equityholder of Registrable Securities promptly after it shall receive notice or obtain knowledge thereof, of (A) the issuance of any stop order, injunction or other order or requirement by the SEC suspending the effectiveness of any Registration Statement or the initiation or threatening of any Proceeding for such purpose, (B) the issuance by any state securities or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Securities under state securities or “blue sky” laws or the initiation or threat of initiation of any Proceedings for that purpose, and (C) the removal of any such stop order, injunction or other order or requirement or Proceeding or the lifting of any such suspension.

(viii)           Parent shall use commercially reasonable efforts to prevent the issuance of any stop order, injunction or other order or requirement suspending the effectiveness of the Registration Statement and obtain as soon as practicable the withdrawal of any such stop order, injunction or other order or requirement that is issued.

(ix)            Following the registration of the applicable Registrable Securities, Parent shall cooperate with the Company Equityholders to facilitate the timely preparation and delivery of certificates or book-entry forms (not bearing any restrictive legend) representing such Registrable Securities to be offered pursuant to any Registration Statement.

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(e)                Suspension of Sales. Upon receipt of written notice from Parent that a Registration Statement, prospectus or prospectus supplement contains or may contain an untrue statement of a material fact or omits or may omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that Parent’s board of directors has determined in good faith that circumstances exist that make inadvisable use of such Registration Statement, prospectus or prospectus supplement, the Company Equityholders shall forthwith discontinue use of any such Registration Statement until the Company Equityholders have received copies of a supplemented or amended prospectus or prospectus supplement, or the Company Equityholders are advised in writing by Parent that the use of the prospectus and, if applicable, prospectus supplement may be resumed, and, if so directed by Parent, the Company Equityholders shall deliver to Parent all copies, other than permanent file copies then in such Company Equityholder’s possession, of the prospectus and, if applicable, prospectus supplement covering such Registrable Securities in use at the time of receipt of such notice. The total number of days that any such suspension described in this paragraph may be in effect in any 180-day period shall not exceed 30 Business Days.

(f)                 Obligations of the Company Equityholders. By approving this Agreement and the consummation of the transactions contemplated hereby, and/or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each such Company Equityholder agrees as follows:

(i)                 Each Company Equityholder agrees that, upon receipt of any notice from Parent of the occurrence of any event of the kind described in Section 6.6(e) hereof, such Company Equityholder shall immediately discontinue use of such Registration Statement covering such Registrable Securities until such Company Equityholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 6.6(e) hereof or receipt of notice that no supplement or amendment is required and that the Company Equityholder’s use of such Registration Statement may be resumed. Parent may provide appropriate stop orders to enforce the provisions of this Section 6.6(f).

(ii)               Each Company Equityholder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it or an exemption therefrom in connection with sales of Registrable Securities pursuant to any Registration Statement filed by Parent pursuant to this Agreement.

(iii)            Each Company Equityholder covenants and agrees that it will notify Parent following the sale of Registrable Securities to a third party as promptly as reasonably practicable, and in any event within 10 days, following the sale of such Registrable Securities.

(iv)            Each Company Equityholder agrees that it will not effect any disposition or other transfer of the Registrable Securities that would constitute a sale within the meaning of the Securities Act other than transactions exempt from the registration requirements of the Securities Act or pursuant to, and as contemplated in, any Registration Statement, and that it will promptly notify Parent of any material changes in the information set forth in any such Registration Statement furnished by or regarding such Company Equityholder or its plan of distribution.

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(g)                Confidentiality. In the event the filing of any Registration Statement, prospectus or prospectus supplement is deferred pursuant to Section 6.6(e), or a Company Equityholder’s ability to trade is suspended pursuant to Section 6.6(e), by approving this Agreement and the consummation of the transactions contemplated hereby, and/or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each such Company Equityholder agrees to treat such information confidentially and to not make public such information.

(h)                Furnishing Information.

(i)                 Promptly after each Issuance Date (and in any event not less than 15 Business Days after such Issuance Date), each Company Equityholder shall deliver to Paying Agent a fully completed and executed (A) selling stockholder questionnaire, in substantially the form attached hereto as Exhibit H (the “Selling Stockholder Questionnaire”) and (B) Investor Questionnaire.

(ii)               Company Equityholders shall not use any free writing prospectus (as defined in Rule 405) in connection with the sale of Registrable Securities without the prior written consent of Parent.

(iii)             It shall be a condition precedent to the obligations of Parent to take any action pursuant to this Section 6.6 that the Company Equityholders shall furnish to Parent such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be reasonably required to effect the registered offering of their Registrable Securities, including executed Investor Questionnaires requested in connection with any Issuance Date.

(i)                 Rule 144. With a view to making available the ability of Company Equityholders to rely upon Rule 144, Parent shall, for so long as any Company Equityholder or any Permitted Transferee owns any Registrable Securities, (A) make and keep public information regarding Parent available, as those terms are understood and defined in Rule 144, (B) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required to be filed by Parent under the Securities Act and the Exchange Act; and (C) furnish, unless otherwise available at no charge by access electronically to the SEC’s EDGAR filing system, to each Company Equityholder who holds Registrable Securities promptly upon request (1) a copy of the most recent annual or quarterly report of Parent, and (2) such other reports and documents of Parent so filed with the SEC as such Company Equityholder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Company Equityholder to sell any such securities without registration.

(j)                 Registration Statement Indemnification.

(i)                 Parent will indemnify and hold harmless each Stockholder Indemnitee against any Losses and Liabilities (or actions in respect thereof) to which he may become subject under the Securities Act or otherwise, insofar as such claims, Losses and Liabilities (or actions in respect thereof) arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, prospectus, preliminary prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, preliminary prospectus or free writing prospectus, in light of the circumstances under which they were made) not misleading; and shall reimburse Stockholder Indemnitees for any reasonable legal or other expenses reasonably incurred by them in connection with investigating or defending any such claims, Losses and Liabilities (or actions in respect thereof); provided, however, that Parent shall not be required to provide indemnification pursuant to this Section 6.6(j)(i): (A) where the claims, Losses and Liabilities (or actions in respect thereof) are caused by or contained in any information furnished in writing to Parent by a Company Equityholder (or its representative) or approved by a Company Equityholder (or its Representative) expressly for use therein; (B) where the claims, Losses and Liabilities (or actions in respect thereof) are caused by a Company Equityholder’s failure to deliver a copy of such Registration Statement, prospectus, preliminary prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendments or supplements thereto (if the same was required by applicable Law to be so delivered); or (C) where the claims, Losses and Liabilities (or actions in respect thereof) relate to offers or sales effected by or on behalf of any Company Equityholder “by means of” (as defined in Rule 159A) a “free writing prospectus” (as such term is defined in Rule 405) that was not authorized in writing by Parent. This indemnity shall be in addition to any liability Parent may otherwise have.

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(ii)               The Company Equityholders will, severally and not jointly, indemnify and hold harmless Parent and Merger Sub, each legal counsel and each underwriter, broker or other Person acting on behalf of the holders of Registrable Securities and each Affiliate who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) any of the foregoing Persons against all claims, Losses and Liabilities (or actions in respect thereof) resulting from (A) such Company Equityholder’s failure to comply with the prospectus delivery requirements of the Securities Act, or (B) any untrue or alleged untrue statement of material fact contained in the Registration Statement, prospectus, preliminary prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, preliminary prospectus or free writing prospectus, in light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is in writing and was either provided by such Company Equityholder (or its representative) or approved by such Company Equityholder (or its Representative) expressly for use in any Registration Statement, prospectus, preliminary prospectus, free writing prospectus or amendment or supplement thereto; and shall reimburse such Persons for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such claims, Losses and Liabilities (or actions in respect thereof). This indemnity shall be in addition to any liability the Company Equityholders may otherwise have, and shall, for the avoidance of doubt not be subject to Article IX.

Section 6.7              D&O Indemnification.

(a)                From and after the Effective Time, Parent shall cause the Surviving Company to fulfill and honor in all respects the obligations of the Company pursuant to any agreement of the Company in effect on the Closing Date and set forth on Schedule 6.7(a), copies of which have been made available to Parent, providing for the indemnification of its officers, directors or employees (the current and former officers, directors and employees of the Company, and all other persons entitled to be indemnified pursuant to such provisions or agreements, being referred to collectively as the “D&O Indemnified Parties”). Parent shall cause the memorandum and articles of association of the Surviving Company to contain provisions no less favorable with respect to exculpation from liability set forth in the Company Organizational Documents immediately prior to the execution and delivery of this Agreement, and, until the sixth (6th) anniversary of the Effective Time, Parent shall not permit any of such provisions to be amended, repealed or otherwise modified after the Effective Time in any manner that could adversely affect the rights thereunder of any D&O Indemnified Party, except to the extent required by or under applicable Law.

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(b)                Without limiting the effect of Section 6.7(a), during the period commencing on the Closing Date and ending on the sixth (6th) anniversary of the Effective Time, Parent shall indemnify and hold harmless each D&O Indemnified Party against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, demands, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to any action or omission or alleged action or omission on the part of a director, officer or employee of the Company (regardless of whether such action or omission, or alleged action or omission, occurred prior to, on or after the date hereof but in any event prior to the Effective Time) that the Company would have been permitted under applicable Law and the Company Organizational Documents and set forth on Schedule 6.7(b), copies of which have been made available to Parent, to indemnify such D&O Indemnified Party.

(c)                Before the Closing, the Company shall purchase a six-year prepaid “tail policy” for directors’ and officers’ liability insurance, on terms and subject to conditions reasonably acceptable to Parent, with respect to matters arising on or before the Closing Date (the “D&O Policy”). The cost of such policy shall be paid 50% by the Company (which shall be included in the Transaction Expenses) and 50% by Parent (the “Parent D&O Amount”); provided, that in no event shall the Parent D&O Amount exceed $25,000. Parent shall use commercially reasonable efforts to cause the Company to maintain such policy in full force and effect for the full term of such policy. For the avoidance of doubt, “commercially reasonable efforts” for purposes of the immediately preceding sentence shall in no event include the payment by Parent, it Affiliates, or the Company of any premium or other amounts.

(d)                Parent and the Surviving Company jointly and severally agree to pay all reasonable expenses, including attorneys’ fees, that may be incurred by the D&O Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 6.7.

(e)              If Parent or the Surviving Company or any of the successors or assigns of Parent or the Surviving Company: (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) shall transfer all or substantially all of its assets to any other Person, then proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company (as the case may be) shall assume all of the obligations set forth in this Section 6.7.

(f)                 This Section 6.7: (i) shall survive the consummation of the Merger and the Effective Time; (ii) is intended for the benefit of, and will be enforceable by, each D&O Indemnified Party and his or her heirs and representatives; and (iii) shall be binding on all successors and assigns of Parent and the Surviving Company.

Article VII
CLOSING CONDITIONS

Section 7.1              Conditions to the Obligation of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction of each of the following conditions at or prior to the Closing, any of which may be waived in writing by Parent in its sole discretion:

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(a)                Government Approvals. All Government Approvals required in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or consummation of any transaction contemplated hereunder or thereunder by Parent, Merger Sub or the Company shall have been obtained or made and shall be in full force and effect.

(b)                No Orders or Proceedings. No Order or Law shall have been entered or adopted or be in effect, and no Proceeding shall be pending or overtly threatened by or before any Governmental Authority, that could reasonably be expected to enjoin, prevent, restrain or delay consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements, declare unlawful any of the transactions contemplated by this Agreement or the Ancillary Agreements or cause any of the transactions contemplated by this Agreement or the Ancillary Agreements to be rescinded following consummation.

(c)                Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby that are subject to materiality, Material Adverse Effect or similar qualifications or exceptions shall be true and correct in all respects on and as of the date of this Agreement and at and as of the Closing as if made on and as of the Closing Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct in all respects as of such date), and each of the representations and warranties of the Company contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby that are not subject to materiality, Material Adverse Effect or similar qualifications or exceptions shall be true and correct in all material respects on and as of the date hereof and at and as of the Closing as if made on and as of the Closing Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct in all material respects as of such date).

(d)                Performance of Covenants. The Company shall have performed in all material respects all of the covenants and obligations required to be performed by it under this Agreement or any Ancillary Agreement prior to or at the Closing.

(e)                No Material Adverse Effect. From the date of this Agreement, no Event has occurred or arisen that, individually or in combination with any other Events, has had or could reasonably be expected to have a Material Adverse Effect.

Article VIII
TERMINATION

Section 8.1              Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a)                by Parent:

(i)                 if the Closing has not occurred on or before 5:00 p.m. (Pacific) on February 1, 2022 (the “Outside Date”);

(ii)               if a Law is enacted, adopted, promulgated or enforced that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if the consummation of the transactions contemplated hereby would violate any Order (whether or not final and nonappealable) of any Governmental Authority having competent jurisdiction;

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(iii)             if at any time (A) any of the representations or warranties of the Company in Article III is or becomes untrue or inaccurate such that the condition set forth in Section 7.1(a) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1(a)(ii)), or (B) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement such that the condition set forth in Section 7.1(d) or Section 7.1(f) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1(a)(ii)), which breach cannot be cured by the Outside Date;

(iv)              if there arises any Law or action by a Governmental Authority that would prohibit Parent’s ownership of all or any portion of the Company or its business or assets, or that would compel Parent or any of its Affiliates to dispose of any existing assets or business or take any other action that, in the reasonable judgment of Parent, could be expected to limit the right of Parent with respect to the product lines or assets of Parent or the Company; or

(v)                if since the effectiveness of this Agreement, an Event has occurred or arisen that, individually or in combination with any other Events, has had or could reasonably be expected to have a Material Adverse Effect; or

(b)                by the Company if the Closing has not occurred on or before the Outside Date.

If Parent seeks to terminate this Agreement pursuant to this Section 8.1, then Parent shall give prompt written notice of such termination to the Company. If the Company seeks to terminate this Agreement pursuant to this Section 8.1, then the Company shall give prompt written notice of such termination to Parent.

Section 8.2              Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall immediately terminate and have no further force and effect and there shall be no liability on the part of any Party to any other Party under this Agreement, except that (a) the covenants and agreements set forth in this Section 8.2 and Article X (Miscellaneous) and all definitions herein necessary to interpret any of the foregoing provisions shall remain in full force and effect and survive such termination indefinitely and (b) nothing in this Section 8.2 shall release any Party from any Liability for any breach by such Party of this Agreement before the effective date of such termination, or otherwise affect any of the rights or remedies (whether under this Agreement, or at Law, in equity or otherwise) available to any Party with respect to the breach of this Agreement by any Party before the effective date of such termination.

Article IX
INDEMNIFICATION

Section 9.1              Survival.

(a)                The representations, warranties, covenants and agreements contained herein or in any certificate delivered pursuant to Section 2.2(a) and the indemnification obligations under Section 9.2 with respect to breaches of representations and warranties contained or in any certificate delivered pursuant to Section 2.2(a) shall survive the Closing and continue until the date that is 12 months after the Closing Date, except that:

(i)                 the Fundamental Representations (other than the representations and warranties set forth in Section 3.17 (Taxes)) and indemnification obligations with respect to breaches of any Fundamental Representation (other than the representations and warranties set forth in Section 3.17 (Taxes)) shall survive the Closing and continue for a period of seven years;

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(ii)              the representations and warranties set forth in Section 3.17 (Taxes) and indemnification obligations with respect to breaches of any representation or warranty set forth in Section 3.17 (Taxes) shall survive the Closing and continue until 60 days after the expiration of the statute of limitations (giving effect to any waiver, mitigation or extension thereof) applicable to the subject matter of such representations and warranties, thus barring all claims with respect to such subject matter;

(iii)             the covenants and agreements that explicitly contemplate performance at or after the Closing shall survive the Closing until expired, terminated or fully performed, in accordance with their terms.

(b)                The indemnification obligations under Section 9.2 with respect to breaches of covenants and agreements contained in this Agreement or any certificate delivered by or on behalf of any Party pursuant to this Agreement shall survive the Closing and continue until 60 days after the expiration of the statute of limitations (giving effect to any waiver, mitigation or extension thereof) applicable to the subject matter of such covenants and agreements, thus barring all claims with respect to such subject matter.

(c)                Notwithstanding anything to the contrary in this Agreement, if written notice of any claim for indemnification hereunder has been delivered in accordance herewith prior to the expiration of the applicable period set forth above, the indemnification obligations shall continue with respect to such claim until the final resolution and satisfaction of such claim in accordance with the provisions of this Article IX, and the Indemnifying Securityholder shall indemnify the Indemnified Party for all Losses incurred in respect of such claim (subject to any applicable limitations herein), regardless of when such Losses are incurred.

Section 9.2              Indemnification by the Indemnifying Securityholders.

(a)                From and after the Closing, and subject to the terms of this Agreement, each of the Indemnifying Securityholders severally and not jointly (in that each Indemnifying Securityholder shall be responsible only for his, her or its Pro Rata Indemnity Portion of the indemnification obligations for aggregate Losses as determined hereunder), agrees to indemnify, defend and hold harmless the Indemnified Parties from and against, and pay or reimburse the Indemnified Parties for, any and all Losses relating to, imposed upon, suffered or incurred by any Indemnified Party by reason of, resulting from or arising out of:

(i)                 any inaccuracy in or breach of any of the representations or warranties of the Company in Article III contained in this Agreement or in any certificate delivered pursuant to Section 2.2(a);

(ii)               any breach by the Company of any of its covenants or agreements contained in this Agreement or any certificate delivered pursuant to this Agreement;

(iii)             regardless of any adjustment pursuant to Section 2.11(b), any inaccuracy or omission of any information set forth or required to be set forth in the Certified Closing Report, regardless of whether such inaccuracy or omission is known or unknown at the Closing, including the calculation of the Merger Consideration (including the Closing Merger Consideration) or in any amounts set forth therein that are paid to a Person in excess of the amounts such Person is entitled to receive pursuant to the terms of this Agreement or any amounts a Person was entitled to receive pursuant to the terms of this Agreement that was omitted from the Certified Closing Report and any amount of Net Working Capital, Closing Date Transaction Expenses, Closing Date Indebtedness, and Closing Date Cash not accurately and completely reflected therein or otherwise not deducted from or applied to the Closing Merger Consideration pursuant thereto;

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(iv)              any Downward Adjustment Amount;

(v)                any Company Taxes;

(vi)              any event prior to the Closing Date in respect of the Company’s compensation of employees or Service Providers (other than compensation paid in the ordinary course of business in accordance with past practice);

(vii)            any exercise of appraisal rights under the DGCL in connection with the Merger; and

(viii)          the assertion by a current or former manager, director or officer of the Company of a claim for indemnity or reimbursement of expenses by or from the Company if such claim involves a matter that is related to a claim for indemnification pursuant to Section 9.2(a)(i) through Section 9.2(a)(vii), except to the extent such indemnity or reimbursement of expenses is (A) actually paid pursuant to the D&O Policy, or (B) required pursuant to Section 6.7. For the avoidance of doubt, any indemnification of an Indemnified Party pursuant to this Section 9.2(a)(viii) shall not limit Parent’s or the Surviving Company’s obligations under Section 6.7.

Section 9.3              Indemnification Procedure.

(a)               In the event that any Indemnified Party receives notice of the assertion of any claim or of the commencement of any Proceeding by any Person who is not a Party or an Affiliate of a Party (a “Third Party Claim”) against such Indemnified Party, with respect to which the Indemnifying Securityholders are or may be required to provide indemnification under this Agreement, the Indemnified Party shall give written notice regarding such Third Party Claim to the Indemnifying Securityholder within 20 days after learning of such Third Party Claim, provided that the failure to so notify an Indemnifying Securityholder shall not relieve the Indemnifying Securityholder of its obligations under this Article IX except to the extent (and only to the extent) that the Indemnifying Securityholder incurs greater costs by reason of such failure, and will not relieve such Indemnifying Securityholder from any other obligation that it may have to an Indemnified Party other than under this Article IX. For purposes of this Article IX, (i) any references to the Indemnifying Securityholder (except provisions relating to liability or an obligation to make payments) shall be deemed to refer to the Stockholders’ Representative (on behalf of the Indemnifying Securityholders), and (ii) any references to the Indemnified Party shall be deemed to refer, if the context so applies or if Parent so elects, to Parent on behalf of the applicable Indemnified Party.

(b)                The Indemnifying Securityholder shall be entitled to participate in the defense of such Third Party Claim at such Indemnifying Securityholder’s expense (which expenses shall not be applied against any indemnity limitation herein). The Indemnifying Securityholder at its option shall be entitled to assume the defense thereof (subject to the limitations set forth below) by (i) delivering written notice to the Indemnified Party of its election to assume the defense of such Third Party Claim within 30 days of receipt of notice from the Indemnified Party, (ii) appointing a regionally or nationally recognized and reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense and (iii) entering into a written agreement with the Indemnified Party that the Indemnifying Securityholder is unconditionally obligated to pay and satisfy any Losses which may arise with respect to such Third Party Claim and provides evidence of its ability to satisfy such obligation, in each case, in form and substance reasonably satisfactory to the Indemnified Party. If the Indemnifying Securityholder does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the preceding sentence, the Indemnified Party shall have the sole right to assume the defense of and to settle such Third Party Claim.

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(c)                If the Indemnifying Securityholder has assumed the defense of a Third Party Claim in accordance with the terms hereof, the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, and the fees and expenses of such separate counsel shall be borne by the Indemnified Party other than any fees and expenses of such separate counsel (i) that are incurred prior to the date the Indemnifying Securityholder assumes control of such defense, (ii) if the Indemnified Party reasonably shall have concluded (upon advice of its counsel) that there may be one or more legal defenses available to such Indemnified Party that are not available to the Indemnifying Securityholder, or (iii) if the Indemnifying Securityholder may have different, conflicting, or adverse legal positions or interests from the Indemnified Party with respect to such Third Party Claim.

(d)                Notwithstanding anything to the contrary in this Agreement, the Indemnifying Securityholder shall not be entitled to control the defense of a Third Party Claim (and the Indemnified Party shall be entitled to maintain or assume control of the defense of such Third Party Claim, at the Indemnifying Securityholder’s sole expense) if (i) the Third Party Claim relates to or involves any criminal or quasi criminal Proceeding, (ii)  the Third Party Claim could reasonably be expected to materially and adversely affect the Indemnified Party (as determined by the Indemnified Party in good faith) other than as solely a result of money damages, (iii) the Third Party Claim seeks an injunction or other equitable relief against the Indemnified Party, (iv) the Indemnified Party reasonably believes that the Losses relating to the claim could exceed the amount then remaining in the Escrow Fund and not subject to pending claims for indemnification, (v) the Third Party Claim principally involves Taxes (which shall be governed exclusively by Section 6.1(f)), (vi) there exists or would, or could reasonably be expected to, exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Securityholder, (vii) the Indemnified Party elects to pursue one or more defenses or counterclaims available to it that are inconsistent with one or more of those that are being pursued by the Indemnifying Securityholder in respect of such Third Party Claim or any litigation relating thereto, (viii) the Third Party Claim involves a customer or supplier of the Company or any other Indemnified Party, (ix) the Third Party Claim relates to any exercise of appraisal rights under Section 262 of the DGCL in connection with the Merger, (x) the Third Party Claim relates to any Intellectual Property, or (xi) the Indemnifying Securityholder fails to vigorously defend the Third Party Claim.

(e)                If the Indemnifying Securityholder shall control the defense of any Third Party Claim, the Indemnifying Securityholder shall obtain the prior written consent of the Indemnified Party before entering into any settlement of, consenting to the entry of any judgment with respect to or ceasing to defend such Third Party Claim if (i) pursuant to or as a result of such settlement, consent or cessation, injunctive or other equitable relief will be imposed against the Indemnified Party, or a finding or admission of any violation of Law would be made by any Indemnified Party, or such settlement, consent or cessation could otherwise reasonably be expected to interfere with or adversely affect the business, operations or assets of the Indemnified Party, or (ii) such settlement or judgment does not expressly and unconditionally release the Indemnified Party from all Liabilities and obligations with respect to such Third Party Claim.

(f)                The Indemnifying Securityholder shall not be entitled to require that any Proceeding be made or brought against any other Person before a Proceeding is brought or claim is made against it hereunder by the Indemnified Party.

(g)               In the event any Indemnified Party has a claim against any Indemnifying Securityholder hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Securityholder, provided that the failure to so notify an Indemnifying Securityholder shall not relieve the Indemnifying Securityholder of its obligations under this Article IX except to the extent (and only to the extent) that the Indemnifying Securityholder is actually and materially prejudiced by reason of such failure, and will not relieve such Indemnifying Securityholder from any other obligation that it may have to an Indemnified Party other than under this Article IX. If the Indemnifying Securityholder does not notify the Indemnified Party within 10 days following its receipt of such notice that the Indemnifying Securityholder disputes its Liability to the Indemnified Party hereunder, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a Liability of the Indemnifying Securityholder hereunder and the Indemnifying Securityholder shall pay the amount of such Liability to the Indemnified Party on demand.

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Section 9.4              Certain Limitations.

(a)                Basket for Losses of the Indemnified Parties. The Indemnifying Securityholders shall not be liable under Section 9.2(a)(i) and the Indemnified Parties shall have no recourse against the Escrow Fund for a claim pursuant to Section 9.2(a)(i) unless the aggregate Losses incurred by the Indemnified Parties with respect to all matters for which indemnification is to be provided under Section 9.2(a)(i) exceed $90,000 (the “Basket Amount”). If and when such Basket Amount is met, then the Indemnifying Securityholders will be liable under Section 9.2(a)(i) for all such Losses from the first dollar thereof.

(b)                Cap on Losses of the Indemnified Parties.

(i)               Recourse by the Indemnified Parties against the proceeds then remaining in the Escrow Fund shall be the Indemnified Parties’ sole and exclusive remedy in respect of the Indemnifying Securityholders indemnification obligations for the matters referred to in Section 9.2(a)(i); provided, however, that the limitation contained in this Section shall not apply to claims under Section 9.2(a)(i) in respect of any breach or inaccuracy of a Fundamental Representation or IP Representation.

(ii)               The aggregate amount required to be paid by the Indemnifying Securityholders under Section 9.2(a)(i) with respect to inaccuracies in or breaches of the IP Representations shall not exceed an amount equal to 50% of the Merger Consideration actually paid to the Indemnifying Securityholders following any deductions and/or adjustments (the “IP Cap”).

(iii)             The aggregate amount required to be paid by the Indemnifying Securityholders under Section 9.2(a)(i) with respect to inaccuracies in or breaches of the Fundamental Representations shall not exceed an amount equal to the Merger Consideration actually paid to the Indemnifying Securityholders.

(c)                Exceptions to Basket and Cap. Notwithstanding anything to the contrary in this Agreement, but subject to Section 6.4(d), (i) the limitations set forth in Section 9.4(a) shall not apply to Losses by reason of, resulting from or arising out of, any breach of a Fundamental Representation, (ii) the limitations set forth in Section 9.4(a) and Section 9.4(b) shall not apply to Losses by reason of, resulting from or arising out of, any claims of Actual Fraud; and (iii) no indemnification payment made by any Indemnifying Securityholder by reason of, resulting from or arising out of, any breach of any Fundamental Representation shall be considered in determining whether the Basket Amount or the IP Cap has been exceeded.

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(d)                Notwithstanding anything to the contrary in this Agreement (including, for the avoidance of doubt, the provisions of Section 9.8 hereof), except for the Actual Fraud of an Indemnifying Securityholder (as set forth in Section 9.6), in the event that any Indemnified Party is entitled to indemnification pursuant to Section 9.2, no Indemnifying Securityholder shall have any Liability (including for any Actual Fraud committed by the Company with respect to any representation or warranty made in this Agreement or certificate to delivered pursuant to Section 2.2(a)) beyond the possible loss of his, her or its share of the Merger Consideration (as may be adjusted pursuant to Section 2.11), which is actually paid to such Indemnifying Securityholder pursuant to this Agreement (which for avoidance of doubt includes such Indemnifying Securityholder’s Then Remaining Escrow Amount). For the avoidance of doubt, (i) in the case of Actual Fraud committed by the Company, the Indemnified Parties may recover from each Indemnifying Securityholder regardless of whether such Indemnifying Securityholder had knowledge of or participated in such Actual Fraud and (ii) in the case of Actual Fraud committed by an Indemnifying Securityholder, the Indemnified Parties may recover solely from the Indemnifying Securityholder(s) that committed such Actual Fraud and not from any other Indemnifying Securityholder.

(e)                Payments by an Indemnifying Securityholder in respect of any Loss will be limited to the amount of such Loss that remains after deducting therefrom any third party insurance proceeds, indemnification payments (other than from the Indemnifying Securityholder) and other third party recoveries actually received by the Indemnified Party in respect of any such claim, less any related costs and expenses. Notwithstanding the foregoing, in no event will an Indemnified Party be required to seek recovery of any such Loss under its insurance policies or from any other Person.

(f)                 Except to the extent resulting from a breach of a representation or warranty contained in Section 3.17(g), (h), (l) or Section 3.17(m), an Indemnified Party’s sole remedy for Losses with respect to Taxes for any breach of a representation or warranty contained in Section 3.17 shall be limited to Taxes attributable to any Pre-Closing Tax Period.

(g)                Notwithstanding the fact that the Indemnified Parties may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect to any fact, event, condition or circumstance, the Indemnified Parties shall not be entitled to recover the amount of any Losses more than once under this Agreement in respect of such fact, event, condition or circumstance.

Section 9.5              Materiality Qualifiers. Notwithstanding anything to the contrary in this Agreement, for purposes of determining (a) whether a breach of a representation or warranty set forth in Article III or in any certificate delivered pursuant to Section 2.2(a) exists for purposes of this Agreement, and (b) the amount of Losses arising from such a breach for which the Indemnified Parties are entitled to indemnification under this Agreement each such representation and warranty shall be read without giving effect to any qualification that is based on materiality, including the words “material,” “Material Adverse Effect,” “in any material respect” and other uses of the word “material” or words of similar meaning (and shall be treated as if such words were deleted from such representation or warranty); provided that word “material” shall not be read out of the definition of “Material Contracts,” no use of the word “material” or words of similar meaning shall be read out of Section 3.12, the word “material” shall not be read out of Section 3.5(b)(i) and no use of the word “material” or words of similar meaning shall be read out of the definition of “Material Adverse Effect.”

Section 9.6              Indemnification as Sole Remedy. Following the Closing, except as set forth in Section 2.11(b) (Post-Closing Adjustment), Section 6.1 (Agreements Regarding Tax Matters), and Section 10.12 (Specific Performance), the indemnification provided for in this Article IX shall be the sole and exclusive remedy and recourse of the Indemnified Parties for any breach of this Agreement. Notwithstanding the foregoing sentence, (a) in the case of Actual Fraud of any Person other than the Company, the Indemnified Parties, as applicable, shall have all remedies available under this Agreement or otherwise at Law with respect to such Person without giving effect to any of the limitations or waivers contained herein and (b) nothing herein shall limit any Party’s right to seek and obtain equitable remedies with respect to any covenant or agreement contained in this Agreement.

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Section 9.7              Investigation. Notwithstanding anything to the contrary in this Agreement, if the transactions contemplated hereby are consummated, the Indemnified Parties expressly reserve the right, subject to the limitations set forth in this Agreement, to seek indemnity or other remedy for any Losses arising out of or relating to any breach of any representation, warranty or covenant contained herein, notwithstanding (a) any investigation by, disclosure to or knowledge of Parent or any of its Affiliates or the Representatives of Parent or any of its Affiliates in respect of any fact or circumstances that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof or (b) Parent’s waiver of any condition to the Closing or participation in the Closing.

Section 9.8              Satisfaction of Indemnification Claims. Except as set forth in Section 9.4(b), the Indemnified Parties shall have the right but not the obligation to seek satisfaction of claims for indemnification from either the Escrow Fund pursuant to the Escrow Agreement or any of the Indemnifying Securityholders. If any amount owed under this Article IX is not paid within 30 days of the Indemnifying Securityholders and the Indemnified Parties agreeing such amount is due or upon a final adjudication determined by a court of competent jurisdiction that such amount is due (either, a “Final Determination”), the Indemnifying Securityholder shall reimburse the Indemnified Party for any and all costs or expenses of any nature or kind whatsoever (including reasonable legal fees) incurred in seeking to collect such amount under this Article IX, and no limitation in this Article IX shall apply to any such reimbursement. If any amount owed under this Article IX is not paid within 30 days of a Final Determination, Parent may, in its sole discretion, in addition to all other remedies it may have, recover some or all of such amount by setting off such amount against any amounts then due and payable by Parent or any of its Affiliates to such Indemnifying Securityholder or any of their respective Affiliates under this Agreement,. In each case, the exercise of such right to cancel or set off shall not constitute a breach of any Indemnified Party’s obligations under this Agreement, and the exercise or failure to exercise such right to cancel or set off shall not constitute an election of remedies or limit any Indemnified Party in any manner in the enforcement of any other remedies that may be available to such Indemnified Party. Each Stockholder and Optionholder hereby irrevocably constitutes and appoints Parent as their true and lawful attorney-in-fact and agent with full power of substitution to do any and all things and execute any and all documents which may be necessary to effectuate any cancellation of Equity Securities or set off in accordance with this Section 9.7. The foregoing grant of authority is a special power of attorney coupled with an interest and is irrevocable.

Section 9.9              Waiver of Contribution. The Indemnifying Securityholders hereby irrevocably waive and release any right of contribution, subrogation or any similar right against any Indemnified Party in respect of matters that are or may become the subject of claims for indemnification hereunder and any indemnification payments that the Indemnifying Securityholders may, at any time, be required to make to any Indemnified Party pursuant to this Agreement, whether directly or indirectly through its interest in the Escrow Fund.

Section 9.10           Tax Treatment of Payments. All indemnification payments made pursuant to this Agreement shall be treated by Parent, the Stockholders and Optionholders and their respective Affiliates, to the extent permitted by Law, as an adjustment to the Merger Consideration for Income Tax purposes.

Section 9.11           Damage to Parent. The Parties acknowledge and agree that if the Surviving Company suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any inaccuracy in or breach of the representation, warranty, covenant, agreement, or obligation of the Company or the Indemnifying Securityholders, then (without limiting any of the rights of the Surviving Company as an Indemnified Party) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Company, to have incurred Losses as a result of and in connection with such inaccuracy or breach.

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Article X
MISCELLANEOUS

Section 10.1           Notices. All notices and other communications made pursuant to or under this Agreement shall be in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) as of the date transmitted when transmitted by electronic mail, (c) one Business Day after deposit with a nationally recognized overnight courier service, or (d) three Business Days after the mailing if sent by registered or certified mail, postage prepaid, return receipt requested; provided that with respect to notices delivered to the Stockholders’ Representative, such notices must be delivered solely via facsimile transmission with confirmed receipt or via email. All notices and other communications under this Agreement shall be delivered to the addresses set forth below, or such other address as such Party may have given to the other Parties by notice pursuant to this Section 10.1 (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereinafter maintain):

If to the Stockholders’	Fortis Advisors LLC
Representative:	Facsimile No.: […***…]
E-Mail: […***…]
Attention: Notices Department (Rapid)

If to Company	Virex Health, Inc.
8 St. Mary’s Street Boston, MA 02215 Email: […***…] Attention: Keith Hearon, Chief Executive Officer

with a copy to (which shall not constitute notice):	Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210
E-Mail: […***…] Attention: William J. Schnoor E-Mail: […***…] Attention: Matthew Reardon.

If to Parent:	Sorrento Therapeutics, Inc.
4955 Directors Place
San Diego, CA 92121
Attention: Henry Ji, Ph.D.
Email: […***…]

with a copy to (which	Paul Hastings LLP
shall not constitute notice):	1117 S California Ave.
Palo Alto, CA 94304
E-Mail: […***…]
Attention: Jeff Hartlin
Email: […***…]
Attention: Elizabeth Razzano

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Section 10.2           Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated, provided that, if the Closing occurs, the Transaction Expenses shall be borne and paid as provided in this Agreement.

Section 10.3           Entire Agreement. All references in this Agreement or the Ancillary Agreements to this Agreement shall include all Exhibits and Schedules hereto. This Agreement, the Confidentiality Agreement and the Ancillary Agreements constitute the entire agreement of the Parties relating to the subject matter hereof and thereof and supersede all prior agreements or understandings between the Parties with respect to such subject matter.

Section 10.4           No Third-Party Beneficiaries. This Agreement shall inure exclusively to the benefit of and be binding upon the Parties, any Person entitled to indemnification under Article IX with respect to the provisions therein, each Person entitled to rights under Section 6.7, and their respective successors, permitted assigns, executors and legal representatives. Nothing in this Agreement, express or implied, is intended to confer on any Person (other than the Parties or their respective successors and permitted assigns, any Person entitled to indemnification under Article IX with respect to the provisions therein, and each Person entitled to rights under Section 6.7) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 10.5           Assignments. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns, but will not be assignable or delegable by any Party, by operation of Law or otherwise, without the prior written consent of the other Parties; provided, however, that nothing in this Agreement shall or is intended to limit the ability of Parent to assign (a) its rights or delegate its responsibilities, liabilities and obligations under this Agreement, in whole or in part, to any Affiliate of Parent without the consent of the other Parties, so long as Parent remains liable for its obligations under this Agreement or (b) this Agreement (including by operation of law) to the surviving party of any merger, acquisition, or reorganization to which it is a party, or to the purchaser of all or substantially all of Parent’s business or assets related to this Agreement subject to the terms and conditions of Section 2.17(d) and provided that the assignee or transferee agrees to assume in writing all of Parent’s liabilities and obligations under this Agreement. Any attempted assignment in violation of this Section 10.5 shall be void ab initio.

Section 10.6           Amendment; Waiver. This Agreement may be amended, modified or waived (a) prior to the Effective Time, only by the written agreement of Parent, Merger Sub and the Company; provided, however, that after the Required Stockholder Approval is obtained there shall be no amendment or waiver that, pursuant to Law, requires further approval of such holders, without the receipt of such further approval, and (b) after the Effective Time, only by the written agreement of Parent and the Stockholders’ Representative. No failure or delay of any Party to exercise any right or remedy given to such Party under this Agreement or otherwise available to such Party or to insist upon strict compliance by any other Party with its obligations hereunder and no single or partial exercise of any such right or power shall constitute a waiver of any Party’s right to demand exact compliance with the terms hereof. Any written waiver shall be limited to those items specifically waived therein and shall not be deemed to waive any future breaches or violations or other non-specified breaches or violations unless, and to the extent, expressly set forth therein.

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Section 10.7           Agreement Controls. In the event that a provision of any Ancillary Agreement is inconsistent with, conflicts with or contradicts any term of this Agreement, the terms of this Agreement shall prevail.

Section 10.8           Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law, the validity, legality and enforceability of all other terms and provisions of this Agreement will not in any way be affected or impaired. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 10.9           Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation, inducement to enter and/or performance of this Agreement (whether related to breach of contract, tortious conduct or otherwise and whether now existing or hereafter arising) shall be governed by, the internal Laws of the State of Delaware, without giving effect to any Law that would cause the Laws of any jurisdiction other than the State of Delaware to be applied. Parent shall cause the Indemnified Parties to comply with the foregoing as though such Indemnified Parties were a Party to this Agreement.

Section 10.10       Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.

(a)                Each Party agrees that any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby shall be brought exclusively in the Delaware Court of Chancery in New Castle County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Proceeding, the United States District Court for the District of Delaware, and each of the Parties hereby submits to the exclusive jurisdiction of such courts for itself and with respect to its property, generally and unconditionally, for the purpose of any such Proceeding. A final judgment in any such Proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party agrees not to commence any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby except in the courts described above (other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described above), irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any such court, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum or does not have jurisdiction over any Party. Each Party agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address (or in the case of the Stockholders, the Stockholders’ Representative’s address) set forth herein shall be effective service of process for any such Proceeding.

(b)                EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, STATUTE OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED OR WARRANTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

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Section 10.11       Admissibility into Evidence. All offers of compromise or settlement among the Parties or their Representatives in connection with the attempted resolution of any dispute under this Agreement shall be deemed to have been delivered in furtherance of a settlement and shall be exempt from discovery and production and shall not be admissible in evidence (whether as an admission or otherwise) in any Proceeding for the resolution of such dispute.

Section 10.12       Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to enforce specifically the provisions of this Agreement, including obtaining an injunction or injunctions to prevent breaches or threatened breaches of this Agreement, in any court designated to resolve disputes concerning this Agreement (or, if such court lacks subject matter jurisdiction, in any appropriate state or federal court), this being in addition to any other remedy to which such Party is entitled at Law or in equity. Each Party further agrees not to assert and waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or provide indemnity as a prerequisite to obtaining equitable relief.

Section 10.13       Other Remedies. Except to the extent set forth otherwise in this Agreement, all remedies under this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or at Law or in equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

Section 10.14       Stockholders’ Representative.

(a)                By approving this Agreement and the consummation of the transactions contemplated hereby, and/or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger and without any further action of any of the Company or any of the Stockholders, SAFE Holders or Optionholders, each Stockholder, SAFE Holder and Optionholder shall be deemed to have irrevocably approved the appointment and designation of, and hereby appoints and designates, Fortis Advisors LLC, a Delaware limited liability company, as its true and lawful attorney-in-fact and exclusive agent (the “Stockholders’ Representative”) with full power of substitution to do or refrain from doing any and all things, acts or deeds and execute any and all documents which may be necessary, convenient or appropriate in its sole discretion to facilitate the consummation of the transactions contemplated hereby, by the Paying Agent Agreement, the Escrow Agreement and the Stockholders’ Representative Engagement Agreement (as defined below) and the exercise of all rights and the performance of all obligations hereunder and thereunder, including:: (i) facilitating payments under or pursuant to this Agreement and making disbursements thereof to the Stockholders, SAFE Holders and Optionholders, as contemplated by this Agreement; (ii) receiving and forwarding of notices and communications pursuant to this Agreement and accepting service of process; (iii) giving or agreeing to, on behalf of all the Stockholders SAFE Holders and Optionholders, any and all consents, waivers and amendments deemed by the Stockholders’ Representative, in its reasonable and good faith discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; and (iv) with respect to any indemnification claims and all other matters arising under this Agreement, (A) disputing or refraining from disputing, on behalf of each Stockholder, SAFE Holder and Optionholder relative to any amounts to be received by the Stockholders and Optionholders under this Agreement or any agreements contemplated hereby, or any claim made by Parent under this Agreement, (B) negotiating and compromising, on behalf of each Stockholder, SAFE Holder and Optionholder, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement, and (C) executing, on behalf of each Stockholder, SAFE Holder and Optionholder, any settlement agreement, release or other document with respect to such dispute or remedy, except in each case with respect to a dispute between any Stockholder, SAFE Holder or Optionholder on the one hand and the Stockholders’ Representative on the other hand, provided that, in each case, the Stockholders’ Representative shall not take any action adverse to any Stockholder, SAFE Holder or Optionholder unless such action is also taken proportionately with respect to the others. Notwithstanding the foregoing, the Stockholders’ Representative shall have no obligation to act on behalf of the Stockholders, SAFE Holders or Optionholders except as expressly provided herein, in the Escrow Agreement, the Paying Agent Agreement and in the Stockholders’ Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Stockholders’ Representative in any ancillary agreement, schedule, exhibit or the Disclosure Schedules. The Stockholders, SAFE Holders and Optionholders acknowledge the Stockholders’ Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement, the Paying Agent Agreement, the Stockholders’ Representative Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Stockholders’ Representative shall not be required to take any action unless the Stockholders’ Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Stockholders’ Representative against the costs, expenses and liabilities which may be incurred by the Stockholders’ Representative in performing such actions.

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(b)                Each Stockholder, SAFE Holder and Optionholder hereby agrees that: (i) in all matters in which action by the Stockholders’ Representative is required or permitted, the Stockholders’ Representative is authorized to act on behalf of such Stockholder, SAFE Holder and Optionholder, notwithstanding any dispute or disagreement among the Stockholders, SAFE Holders and Optionholders, and any Indemnified Party shall be entitled to rely on any and all action taken by the Stockholders’ Representative under this Agreement without any liability to, or obligation to inquire of, any Stockholder, SAFE Holder or Optionholder, notwithstanding any knowledge on the part of any Indemnified Party of any such dispute or disagreement; (ii) all decisions, actions, consents and instructions by the Stockholders’ Representative under this Agreement, the Paying Agent Agreement, the Escrow Agreement or the Stockholders’ Representative Engagement Agreement shall be binding upon all of the Stockholders SAFE Holders and Optionholders and such Stockholders’, SAFE Holders’ and Optionholders’ successors and assigns as if expressly confirmed and ratified in writing by such Stockholder, SAFE Holder and Optionholder, and all defenses which may be available to any Stockholder, SAFE Holder or Optionholder to object to, dissent from, negate, disaffirm, protest or otherwise contest any such decision, action, consent or instruction are waived; and (iii) notice to the Stockholders’ Representative, delivered in the manner provided in Section 10.1, shall be deemed to be notice to each Stockholder, SAFE Holder and Optionholder for the purposes of this Agreement.

(c)                The powers, immunities and rights to indemnification granted to the Stockholders’ Representative Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Stockholder, SAFE Holder or Optionholder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Stockholder, SAFE Holder or Optionholder of the whole or any fraction of his her or its interest in the Escrow Fund. The Stockholders’ Representative may resign at any time and may be removed or replaced by the majority vote of the Advisory Group. The immunities and rights to indemnification shall survive the resignation or removal of the Stockholders’ Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement, the Escrow Agreement, the Paying Agent Agreement and the Stockholders’ Representative Engagement Agreement.

(d)                Certain Company Equityholders have entered into an engagement agreement (the “Stockholders’ Representative Engagement Agreement”) with the Stockholders’ Representative to provide direction to the Stockholders’ Representative in connection with its services under this Agreement, the Escrow Agreement, the Paying Agent Agreement and the Stockholders’ Representative Engagement Agreement (such Company Equityholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Stockholders’ Representative nor its members, managers, directors, officers, contractors, agents, employees nor any member of the Advisory Group (collectively, the “Stockholders’ Representative Group”), shall be liable to any Stockholder, SAFE Holder or Optionholder for any action or failure to act in connection with the acceptance or administration of the Stockholders’ Representative’s responsibilities hereunder, under the Escrow Agreement, the Paying Agent Agreement or under the Stockholders’ Representative Engagement Agreement, unless and only to the extent such action or failure to act constitutes gross negligence or willful misconduct. The Stockholders, SAFE Holders and Optionholders shall indemnify, defend and hold harmless the Stockholders’ Representative Group from any and all losses, claims, damages, liabilities, fees, costs, expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (collectively, the “Stockholders’ Representative Expenses”) incurred without gross negligence or willful misconduct on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration of its duties under this Agreement, the Escrow Agreement, the Paying Agent Agreement or the Stockholders’ Representative Engagement Agreement. Such Stockholders’ Representative Expenses may be recovered from the Expense Fund, from any distribution of the Escrow Fund otherwise distributable to the Stockholders, SAFE Holders or Optionholders at the time of distribution and directly from the Stockholders, SAFE Holders and Optionholders.

(e)                Upon the Closing, Parent shall wire to the Stockholders’ Representative the Expense Fund. The Expense Fund shall be held by the Stockholders’ Representative in a segregated client account and shall be used (i) for the purposes of paying directly or reimbursing the Stockholders’ Representative for any Stockholders’ Representative Expenses incurred pursuant to this Agreement, the Escrow Agreement, the Paying Agent Agreement or the Representative Engagement Agreement, or (ii) as otherwise determined by the Advisory Group. The Stockholders’ Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Stockholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund and has no tax reporting or income distribution obligations in connection therewith. The Stockholders, the SAFE Holders and the Optionholders will not receive interest on the Expense Fund and assign to the Stockholders’ Representative any such interest. Subject to Advisory Group approval, the Stockholders’ Representative may contribute funds to the Expense Fund from any consideration otherwise distributable to the Stockholders, SAFE Holders or Option Holders. As soon as reasonably determined by the Stockholders’ Representative that the Expense Fund is no longer required to be withheld, the Stockholders’ Representative shall distribute the remaining Expense Fund (if any) to the Escrow Agent, Paying Agent and/ or Parent, as applicable, for further distribution to the Stockholders, SAFE Holders and Optionholders.

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(f)                 The Stockholders’ Representative shall be entitled to: (i) rely upon the Certified Closing Report and the information provided on Schedule 2.10(a)(iii), (ii) any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Stockholder, SAFE Holder, Optionholder or other party.

(g)                Each Stockholder and Optionholder hereby acknowledges and agrees that no Indemnified Party shall have any Liability to any Stockholder or Optionholder with respect to, and Stockholders and Optionholders jointly and severally shall indemnify all Indemnified Parties against, and agree to hold the Indemnified Parties harmless from, any and all Losses incurred by such Indemnified Parties arising out of any breach of this Section 10.14 by the Stockholders’ Representative or by any Stockholder or Optionholder, or the designation, appointment or actions of the Stockholders’ Representative pursuant to the provisions hereof.

(h)                Acknowledgement. The Stockholders’ Representative acknowledges that it, he or she has carefully read and understands this Agreement and hereby accepts the appointment and designation made hereunder. The Stockholders Representative and the Indemnifying Securityholders further acknowledge and agree that, except as otherwise expressly contemplated by this Agreement, from and after the Closing, neither Parent nor the Surviving Company shall have any obligations to the Stockholders’ Representative whether pursuant to any engagement letter or otherwise.

Section 10.15       Disclosure Schedules. The Disclosure Schedules shall be arranged in separate parts corresponding to the numbered and lettered sections contained herein. Any exception or qualification set forth in a Disclosure Schedule with respect to a particular representation or warranty contained in the Agreement shall be deemed to be an exception or qualification with respect to another representation or warranty contained in the Agreement if a reasonable person would understand from the face of the applicable disclosure that such disclosure also identifies an exception or qualification to such other representation or warranty. The inclusion of any item in the Disclosure Schedules shall not, in and of itself, be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement, law or regulation may be construed as an admission to any third party that any such breach or violation exists or has occurred. The Disclosure Schedules are qualified in their entirety by reference to the specific provisions of this Agreement, and are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company, except as and to the extent provided in the Agreement.

Section 10.16     Legal Representation; Attorney-Client Privilege. It is acknowledged by each of the parties hereto that the Stockholders’ Representative or the Company Equityholders may retain Goodwin Procter LLP (“Counsel”) to act as its counsel in connection with the transactions contemplated hereby. Parent and Merger Sub hereby agree that, in the event that a dispute arises after the Closing between Parent and Merger Sub, on the one hand, and the Stockholders’ Representative or the Company Equityholders, on the other hand, Counsel may represent the Stockholders’ Representative or the Company Equityholders in such dispute even though the interests of the Stockholders’ Representative or the Company Equityholders may be directly adverse to Parent, Merger Sub or the Company, and even though Counsel may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for Parent, Merger Sub or the Company. Parent and Merger Sub further agree that, as to all communications among Counsel, the Company, the Stockholders’ Representative and the Company Equityholders with respect to the consideration, preparation, negotiation, documentation and consummation of the transactions contemplated by this Agreement (the “Deal Communications”), the attorney-client privilege belongs to the Stockholders’ Representative or the Company Equityholders (as applicable) and may be controlled by the Stockholders’ Representative or the Company Equityholders and shall not pass to or be claimed by Parent, Merger Sub or the Company. Notwithstanding the foregoing, Deal Communications shall expressly exclude any such communications, information or documentation that (i) were in the possession of Parent, Merger Sub or their respective Representatives prior to the date of this Agreement, (ii) were disclosed to Parent or its Representatives by the Company or its Representatives prior to the Effective Time, and/or (iii) are not and were not made in connection with the consideration, preparation, negotiation, documentation and consummation of the transactions contemplated by this Agreement, including legal advice concerning a matter related to the Company’s business which was not given in connection with the transactions contemplated by this Agreement, irrespective of whether the Company disclosed such matter in the this Agreement or the Disclosure Schedules.  In the event that a dispute arises between Parent, Merger Sub or the Company and a third party other than a party to this Agreement after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of Deal Communications by Counsel to such third party; provided, however, that the Company may not waive such privilege without the prior written consent of the Stockholders’ Representative. In the event that a dispute arises between Parent, Merger Sub or the Company and a third party other than a party to this Agreement after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of Deal Communications by Counsel to such third party; provided, however, that the Company may not waive such privilege without the prior written consent of the Stockholders’ Representative.

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Section 10.17       Rules of Construction. The following rules of construction shall govern the interpretation of this Agreement:

(a)                all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits or Schedules in this Agreement;

(b)                each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP;

(c)                unless the context otherwise requires, words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter;

(d)                whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “but not limited to”;

(e)                the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if”;

(f)                 references to any statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section;

(g)                when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded (for example, if an action is to be taken within two days after a triggering event and such event occurs on a Tuesday, then the action must be taken on or prior to Thursday); if the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day;

(h)                time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement;

(i)                 the subject headings of Articles and Sections of this Agreement are included for purposes of convenience of reference only and shall not affect the construction or interpretation of any of its provisions;

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(j)                 (i) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (ii) the term “any” means “any and all”, and (iii) the term “or” shall not be exclusive and shall mean “and/or”;

(k)                (i) references to “days” means calendar days unless Business Days are expressly specified and (ii) references to “$” mean U.S. dollars;

(l)                the Parties intend that each representation, warranty, covenant and agreement contained herein shall have independent significance, and if any Party has breached any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same or similar subject matter that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement;

(m)              all uses of “written” contained in Articles III and IV shall be deemed to include information transmitted via e-mail, facsimile or other electronic transmission;

(n)                for purposes of Article III, information shall be deemed to have been “made available” to Parent only if such information was posted to the electronic data room hosted by SecureDocs under the project name “virexhealth” at https://virexhealth.securedocs.com/ in a manner accessible and reviewable by Parent at least three Business Days prior to the date of this Agreement (and not removed therefrom during such three Business Day period);

(o)                any drafts of this Agreement or any Ancillary Agreement circulated by or among the Parties prior to the final fully executed drafts shall not be used for purposes of interpreting any provision of this Agreement or any Ancillary Agreement, and each of the Parties agrees that no Party, Indemnifying Securityholder or Indemnified Party shall make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any dispute or Proceeding among any of the foregoing or for any other purpose; and

(p)                he Parties have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements; in the event an ambiguity or question of intent or interpretation arises, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement or any Ancillary Agreement and the language used in it will be deemed to be the language chosen by the Parties to express their mutual intent.

Section 10.18       Counterparts; Deliveries. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.  Counterparts to this Agreement may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or comparable law e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PARENT:

SORRENTO THERAPEUTICS, INC.

By:	/s/ Henry Ji, Ph.D.
Name:	Henry Ji, Ph.D.
Its:	President & Chief Executive Officer

MERGER LLC:

VH MERGER SUB II, LLC

By:	/s/ Henry Ji, Ph.D.
Name:	Henry Ji, Ph.D.
Its:	Director

MERGER SUB:

VH MERGER SUB I, INC.

By:	/s/ Henry Ji, Ph.D.
Name:	Henry Ji, Ph.D.
Its:	Director

COMPANY:

VIREX HEALTH, INC.

By:	/s/ Michael Keith Hearon II
Name:	Michael Keith Hearon II
Its:	Chief Executive Officer

STOCKHOLDERS’ REPRESENTATIVE:

FORTIS ADVISORS LLC

By:	/s/ Ryan Simkin
Name:	Ryan Simkin
Its:	Managing Director

[Signature Page to Merger Agreement]

Schedule 2.17

Milestones

Milestone Event	Milestone Payment
First […***…] Regulatory Approval, including “Emergency Use Authorization,” for the sale in […***…] of any Product that incorporates or is otherwise based upon the Platform as submitted by or on behalf of Parent, the Surviving Company or any their Affiliates.	$[…***…]
First Regulatory Approval, including local analogue to “Emergency Use Authorization,” for the sale in […***…] of any Product that incorporates or is otherwise based upon the Platform, as submitted by Parent	$[…***…]
First Regulatory Approval, including local analogue to “Emergency Use Authorization,” for the sale in […***…] of any Product that incorporates or is otherwise based upon the Platform, as submitted by Parent	$[…***…]
First Regulatory Approval, including local analogue to “Emergency Use Authorization,” for the sale in […***…] of any Product that incorporates or is otherwise based upon the Platform, as submitted by Parent	$[…***…]

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